Exhibit 99.1

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

See item 8.01 to the Company's Current Report on Form 8-K filed on August 9, 2023 for an explanation of this exhibit.

PART II

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Management's discussion and analysis reviews our consolidated financial position at December 31, 2022 compared with December 31, 2021, and our consolidated results of operations for the years ended December 31, 2022 and 2021, and where appropriate, factors that may affect future financial performance. This analysis should be read in conjunction with our audited consolidated financial statements, notes thereto and selected consolidated financial data appearing elsewhere in this report.
Effective January 1, 2023, the American Equity Investment Life Holding Company ("we", "us", "our", "parent company" or "company") adopted Accounting Standards Update 2018-12, Financial Services-Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12” or "LDTI accounting guidance") which was applied with a transition date of January 1, 2021. As a result, the prior period amounts for the year ended December 31, 2021 and the year ended December 31, 2022 have been adjusted to reflect the new guidance. However, amounts for the year ended December 31, 2020 are not reported under this guidance and therefore are not comparable to 2021.
Cautionary Statement Regarding Forward-Looking Information
All statements, trend analysis and other information contained in this report and elsewhere (such as in filings by us with the SEC, press releases, presentations by us or management or oral statements) may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events and do not relate strictly to historical or current facts. They may relate to markets for our products, trends in our operations or financial results, strategic alternatives, future operations, strategies, plans, partnerships, investments, share buybacks and other financial developments. They use words and terms such as anticipate, assume, believe, can, continue, could, enable, estimate, expect, forecast, foreseeable, goal, improve, intend, likely, may, model, near, objective, opportunity, outlook, plan, potential, project, probable, remain, risk seek, should, strategy, target, will, would, and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all forms of speech and derivative forms, or similar words, as well as any projections of future events or results. Forward-looking statements, by their nature, are subject to a variety of assumptions, risks, and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company. Factors that may cause our actual decisions or results to differ materially from those contemplated by these forward-looking statements include, among other things:
•results differing from assumptions, estimates, and models.
•interest rate condition changes.
•investments losses or failures to grow as quickly as expected due to market, credit, liquidity, concentration, default, and other risks.
•option costs increases.
•counterparty credit risks.
•third parties service-provider failures to perform or to comply with legal or regulatory requirements.
•poor attraction and retention of customers or distributors due to competitors’ greater resources, broader array of products, and higher ratings.
•information technology and communication systems failures or security breaches.
•credit or financial strength downgrades.
•inability to raise additional capital to support our business and sustain our growth on favorable terms.
•U.S. and global capital market and economic deterioration due to major public health issues, including the COVID-19 pandemic, political or social developments, or otherwise.
•failure to authorize and pay dividends on our preferred stock.
•subsidiaries’ inability to pay dividends or make other payments to us.
•failure at reinsurance, investment management, or third-party capital arrangements.
•failure to prevent excessive risk-taking.
•failure of policies and procedures to protect from operational risks.
•inability to protect intellectual property, or intellectual property infringement claims.
•increased litigation, regulatory examinations, and tax audits.
•changes to laws, regulations, accounting, and benchmarking standards.
•takeover or combination delays or deterrence by laws, corporate governance documents, or change-in-control agreements.
•effects of climate changes, or responses to it.
•failure of efforts to meet environmental, social, and governance standards and to enhance sustainability.
For a detailed discussion of these and other factors that might affect our performance, see Item 1A of our Form 10-K filed on February 28, 2023.
Executive Summary
As previously noted, we began to implement an updated strategy, referred to as AEL 2.0, after having undertaken a thorough review of our business in 2020. During 2022, we continued to make significant progress in the execution of the AEL 2.0 strategy in all four key pillars: Go-to-Market, Investment Management, Capital Structure and Foundational Capabilities. See Item 1. Business Strategy in our Form 10-K filed on February 28, 2023 for more information on the AEL 2.0 strategy and progress made during 2022.

Excellent customer service teamed with our ability to offer innovative insurance products that provide principal protection and lifetime income continued to result in significant sales of our annuity products. In 2022, our sales were $3.3 billion; over the last five years our sales have ranged from $3.3 billion to $6.0 billion.
The economic and personal investing environments continue to be conducive to the sale of fixed index and fixed rate annuity products as retirees and others looked to put their money in instruments that will protect their principal and provide them with consistent cash flow sources in their retirement years and a paycheck for life. Sales of fixed index and fixed rate annuity products decreased to $3.3 billion in 2022 compared to $6.0 billion in 2021. The decrease in fixed rate annuity sales was driven by the decision to focus on sales of fixed index annuity products as we believe such products align with the transformation of the Company from a spread based return on equity insurer to more of a fee-based return on asset insurer. The decrease in fixed index annuity sales was driven by the decision to focus on pricing discipline as interest rates fluctuated. With our latest pricing refresh in November 2022, we believe we are well positioned competitively to enter 2023 with strong momentum.
During 2022, we saw interest rates rise after an unprecedented period of low interest rates. In response, we have been actively managing policyholder crediting rates for new annuities and existing annuities as we focused on improving our pricing processes to become more nimble, targeted and responsive to market changes. We continue to have flexibility to reduce our crediting rates if necessary and could decrease our cost of money by approximately 82 basis points if we reduce current rates to guaranteed minimums. We expanded our privately sourced assets to include a more diversified portfolio in 2022 covering a variety of sectors, including infrastructure, middle market credit and commercial real estate equity. During 2022, we originated $5 billion of privately sourced assets with expected returns greater than 6%. Total private assets at year-end were nearly $11 billion, bringing our allocation to 22% of the investment portfolio at year-end.
On October 18, 2020, the Company's Board of Directors approved a $500 million share repurchase program (since fully utilized), and on November 19, 2021,the Company's Board of Directors authorized the repurchase of an additional $500 million of Company common stock. The share repurchase program has offset dilution from the issuance of shares to Brookfield, and its purpose remains to institute a regular cash return program for shareholders. On November 11, 2022, the Company's Board of Directors authorized the repurchase of an additional $400 million of Company common stock. As of December 31, 2022, we have repurchased approximately 23.9 million shares of our common stock to date at an average price of $34.74 per common share.
We specialize in the sale of individual annuities (primarily fixed and fixed index deferred annuities) through IMOs, agents, banks and broker-dealers. Fixed and fixed index annuities are an important product for Americans looking to fund their retirement needs as annuities have the ability to provide retirees a paycheck for life.
Under U.S. GAAP, premium collections for deferred annuities are reported as deposit liabilities instead of as revenues. Similarly, cash payments to policyholders are reported as decreases in the liabilities for policyholder account balances and not as expenses. Sources of revenues for products accounted for as deposit liabilities are net investment income, surrender charges assessed against policy withdrawals and fees deducted from policyholder account balances for lifetime income benefit riders, net realized gains (losses) on investments and changes in fair value of derivatives. Components of expenses for products accounted for as deposit liabilities are interest sensitive and index product benefits (primarily interest credited to account balances), changes in market risk benefits, changes in fair value of embedded derivatives, amortization of deferred sales inducements and deferred policy acquisition costs, other operating costs and expenses and income taxes.
Our profitability depends in large part upon:
•the amount of assets under our management,
•investment spreads we earn on our policyholder account balances,
•our ability to manage our investment portfolio to maximize returns and minimize risks such as interest rate changes and defaults or credit losses,
•our ability to appropriately price for lifetime income benefit riders offered on certain of our fixed rate and fixed index annuity policies,
•our ability to manage interest rates credited to policyholders and costs of the options purchased to fund the annual index credits on our fixed index annuities,
•our ability to manage the costs of acquiring new business (principally commissions paid to agents and distribution partners and bonuses credited to policyholders),
•our ability to maintain and continue to generate fee based revenue,
•our ability to manage our operating expenses, and
•income taxes.
Life insurance companies are subject to NAIC RBC requirements and rating agencies utilize a form of RBC to partially determine capital strength of insurance companies. Our RBC ratio at December 31, 2022 and 2021 was 415% and 400%, respectively.
We intend to manage our capitalization in normal economic conditions at a level that is consistent with rating agency capital at or above the A-level. It may drift downwards, at times, for reasons including, but not limited to, realized credit losses or temporary increases in required risk capital for ratings migrations. This level is intended to reflect a level that is consistent with the rating agencies expectations for capital adequacy ratios at different points in an economic cycle. This implies operating with a peak to trough swing whereby capital is absorbing risk at the low point of the economic cycle.

On November 28, 2022 S&P affirmed its "A-" financial strength rating on American Equity Life Insurance Company ("American Equity Life") and its "BBB-" long-term issuer credit rating on American Equity Investment Life Holding Company with an outlook of "stable" on these ratings.
On September 9, 2022, A.M. Best affirmed its "A-" financial strength rating on American Equity Life and its subsidiaries, American Equity Investment Life Insurance Company of New York and Eagle Life Insurance Company ("Eagle Life"), its "bbb-" long-term issuer credit rating of American Equity Investment Life Holding Company, its "bbb-" senior unsecured debt ratings, and its "bb" perpetual, non-cumulative preferred stock ratings. The outlook for these credit ratings of "stable" was also affirmed by A.M. Best on September 9, 2022.
On December 7, 2022, Fitch affirmed its "A-" financial strength rating on American Equity Life and its life insurance subsidiaries, its "BBB" issuer default rating on American Equity Investment Life Holding Company and its "BBB-" senior unsecured debt ratings, and revised its outlook to "stable" from "negative" on its financial strength, issuer default and senior unsecured debt ratings.
Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholder, or the "investment spread." Our investment spread is summarized as follows:

	Year Ended December 31,
	2022	2021	2020
Average yield on invested assets	4.34%	3.73%	4.12%
Aggregate cost of money	1.71%	1.55%	1.69%
Aggregate investment spread	2.63%	2.18%	2.43%

Impact of:
Investment yield - additional prepayment income	0.03%	0.11%	0.08%
Cost of money benefit from over hedging	0.01%	0.07%	0.02%
The cost of money for fixed index annuities and average crediting rates for fixed rate annuities are computed based upon policyholder account balances and do not include the impact of amortization of deferred sales inducements. See Critical Accounting Policies and Estimates—Deferred Policy Acquisition Costs and Deferred Sales Inducements. With respect to our fixed index annuities, the cost of money includes the average crediting rate on amounts allocated to the fixed rate strategy and expenses we incur to fund the annual index credits. Proceeds received upon expiration of call options purchased to fund annual index credits are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for interest credited to annuity policyholder account balances. See Critical Accounting Policies and Estimates - Policy Liabilities for Fixed Index Annuities and Financial Condition - Derivative Instruments.
Average yield on invested assets increased primarily as a result of strong returns on partnerships and other mark to market assets, the benefit from higher short-term interest rates, lower average cash balances and the ramp in private assets partly offset by lower prepayment income. See Net investment income. The aggregate cost of money increased primarily due to increases in options costs and a reduction in the benefit from over hedging as compared to the prior year. We have the flexibility to reduce our crediting rates if necessary and could decrease our cost of money by approximately 82 basis points if we reduce current rates to guaranteed minimums.

Results of Operations for the Three Years Ended December 31, 2022
Annuity deposits by product type collected during 2022, 2021 and 2020, were as follows:

	Year Ended December 31,
Product Type	2022	2021	2020
	(Dollars in thousands)
American Equity Life:
Fixed index annuities	$2,692,141	$2,753,479	$1,992,059
Annual reset fixed rate annuities	5,329	6,133	8,128
Multi-year fixed rate annuities	56,511	855,702	395,982
Single premium immediate annuities	18,935	59,816	33,461
	2,772,916	3,675,130	2,429,630
Eagle Life:
Fixed index annuities	479,279	697,068	345,519
Annual reset fixed rate annuities	380	350	97
Multi-year fixed rate annuities	82,581	1,597,292	907,151
	562,240	2,294,710	1,252,767
Consolidated:
Fixed index annuities	3,171,420	3,450,547	2,337,578
Annual reset fixed rate annuities	5,709	6,483	8,225
Multi-year fixed rate annuities	139,092	2,452,994	1,303,133
Single premium immediate annuities	18,935	59,816	33,461
Total before coinsurance ceded	3,335,156	5,969,840	3,682,397
Coinsurance ceded	968,906	424,819	35,667
Net after coinsurance ceded	$2,366,250	$5,545,021	$3,646,730
Annuity deposits before coinsurance ceded decreased 44% during 2022 compared to 2021. Annuity deposits after coinsurance ceded decreased 57% during 2022 compared to 2021. The decrease in sales in 2022 compared to 2021 was primarily driven by a reduction in sales of multi-year fixed rate annuity products at both American Equity Life and Eagle Life which is in line with our 2022 sales strategy of focusing on sales of fixed index annuities.
We began ceding 75% of certain fixed index annuities issued after July 1, 2021 to North End Re which caused the increase in coinsurance ceded premiums for the year ended December 31, 2022 compared to 2021.
Net income available to common stockholders increased 268% to $1.9 billion in 2022 and decreased 20% to $509.3 million in 2021 from $637.9 million in 2020. The increase in net income available to common stockholders for the year ended December 31, 2022 was driven primarily by an increase in net investment income, a decrease in the change in fair value of embedded derivatives, a decrease in interest sensitive and index product benefits and a decrease in market risk benefits (gains) losses. These changes were partially offset by a decrease in the change in fair value of derivatives.
Net income available to common stockholders for the year ended December 31, 2022 was positively impacted by an increase in the aggregate investment spread as previously noted. Net income, in general, is impacted by the volume of business in force and the investment spread earned on this business. The average amount of annuity account balances outstanding (net of annuity liabilities ceded under coinsurance agreements) decreased 4% to $51.6 billion for the year ended December 31, 2022 compared to $53.7 billion in 2021 and increased 1% for the year ended December 31, 2021 compared to $53.3 billion in 2020. Our investment spread measured in dollars was $1.4 billion, $1.2 billion, and $1.3 billion for the years ended December 31, 2022, 2021 and 2020, respectively. Investment income for the year ended December 31, 2022 was positively impacted by strong returns on partnerships and other mark to market assets, the benefit from higher short-term interest rates, lower average cash balances and an increase in allocation to higher yielding privately sourced assets (see Net investment income). The volume of cash and cash equivalent holdings decreased in the fourth quarter of 2021 and the first quarter of 2022 with the execution of the reinsurance treaty with North End Re and the investment of cash balances above our target levels.
Net income was also impacted by the change in fair value of derivatives and embedded derivatives, which fluctuates from period to period based upon changes in fair values of call options purchased to fund the annual index credits for fixed index annuities and changes in interest rates used to discount the embedded derivative liability. Net income for the year ended December 31, 2022 was positively impacted by decreases in expected index credits on the next policy anniversary dates resulting from decreases in the fair value of the call options acquired to fund these index credits and net increases in the discount rates used to estimate the fair value of our embedded derivative liabilities. See Change in fair value of derivatives and Change in fair value of embedded derivatives.

We periodically update the assumptions used in determining the liability for market risk benefits and the embedded derivative component of our fixed index annuity policy benefit reserves as experience develops that is different from our assumptions. Prior to implementation of LDTI, we also periodically updated the key assumptions used in the calculation of amortization of deferred policy acquisition costs and deferred sales inducements retrospectively through an unlocking process when estimates of current or future gross profits/margins (including the impact of realized investment gains and losses) to be realized from a group of products are revised. As a result, the unlocking impacts for the year ended December 31, 2020 include the impacts of unlocking on the amortization of deferred policy acquisition costs and deferred sales inducements.
Net income available to common stockholders for 2022, 2021 and 2020 includes effects from updates to assumptions as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Increase (decrease) in amortization of deferred sales inducements	$—	$—	$428,101
Increase (decrease) in amortization of deferred policy acquisition costs	—	—	646,785
Increase (decrease) in interest sensitive and index product benefits (1)	—	—	285,825
Increase (decrease) in market risk benefit (gain) loss	229,439	398,759	—
Increase (decrease) in policy benefit reserves (2)	3,051	801	—
Decrease in change in fair value of embedded derivatives	(94,770)	(122,294)	(2,341,279)
Effect on net income available to common stockholders	(106,905)	(219,100)	769,611
(1)The effect on interest sensitive and index product benefits from updates to assumptions in 2020 is related to changes in the liability for lifetime income benefit riders.
(2)The effect on policy benefit reserves from updates to assumptions in 2022 and 2021 is related to changes in the liability for future policy benefits and the deferred profit liability.
We review these assumptions quarterly and as a result of these reviews, we made updates to assumptions during each year.
The most significant assumption updates made in 2022 were to the crediting rates on policies, lapse rate and partial withdrawal assumptions and lifetime income benefit rider utilization assumptions.
We increased the long-term crediting/discount rate assumption by 30 basis points to 1.65% in the near term increasing to 2.40% over the eight year reversion period. In addition, we adjusted the grading of the discount rate assumption in the embedded derivative calculation. These changes resulted in a decrease in the fair value of the embedded derivative due to the grading of the crediting rate assumption and a decrease in the market risk benefit liability due to a higher discount rate.
We updated lapse rate and partial withdrawal assumptions based on actual historical experience. We refreshed lapse tables based on five years of lapse experience and implemented a 1% lapse floor. For policies with a lifetime income benefit rider that do not charge a fee, we increased the lapse rates. For policies with a lifetime income benefit rider that has been utilized, we decreased the lapse rates. We expanded our partial withdrawal assumptions to include scalars in our assumptions during the surrender charge period, shock period, and post-shock period. This resulted in partial withdrawals extending beyond the surrender charge period. The net impact of these changes resulted in a decrease in the market risk benefit liability due to a decrease the present value of expected claims as a result of higher overall lapses and increased the fair value of the embedded derivative due to higher overall lapses and partial withdrawals.
We updated our lifetime income benefit rider utilization assumption structure to capture policyholder characteristics at a more granular level. This resulted in an increase in the number of policies utilizing the benefit and increased the excess claims. The impact of this change resulted in an increase in the market risk benefit liability and an increase in the fair value of the embedded derivative.
The most significant assumption updates made in 2021 were to the crediting rates on policies, lifetime income benefit rider utilization assumptions, mortality assumptions, and lapse rate assumptions as discussed below. In addition, we made assumption updates to change the reinsurance expense assumption associated with the refinancing of statutory redundant reserves effective October 1, 2021.
Due to the continued low interest rate environment, we updated our assumption for crediting/discount rate to 1.55% increasing to 2.10% over an eight-year reversion period. Prior to this assumption update, our near term crediting/discount rate assumption was 1.90% increasing to 2.10% over an eight-year reversion period. The assumption change to decrease the crediting rate resulted in an increase in the market risk benefit liability.
We updated lapse rate and mortality assumptions based on historical experience. For certain annuity products without a lifetime income benefit rider, the lapse rate assumption was increased in more recent cohorts to reflect higher lapses on polices with a market value adjustment ("MVA") feature. For other annuity products with a lifetime income benefit rider, the population was bifurcated based on whether policies had utilized the rider. For those policies which had utilized the rider, the lapse rate assumption was decreased in later durations. The overall mortality assumption was lowered to reflect historical experience. The net impact of the updates to lapse rate and mortality assumptions resulted in an increase in the market risk benefit liability due to a greater amount of expected benefit payments in excess of account values.

We updated the lifetime income benefit rider utilization assumption based on historical experience. The ultimate utilization assumption was lowered for policies with a fee rider and certain policies with a no-fee rider. In addition, the utilization assumption was changed to reflect seasonality with higher utilization rates during the first quarter of each year. The net impact of the updates to the utilization assumption resulted in a decrease in the market risk benefit liability due to a lower amount of expected benefits payments due to lower expected utilization.
The most significant assumption update to the calculation of the fair value of the embedded derivative component of our fixed index annuity policy benefit reserve in 2021 was the change in lapse rate assumptions discussed above. The net impact of the updates to the lapse rate assumption resulted in a decrease in the embedded derivative component of our fixed index annuity policy benefit reserves as less funds ultimately qualify for excess benefits.
Non-GAAP operating income available to common stockholders, a non-GAAP financial measure increased to $391.3 million in 2022 compared to $(21.9) million in 2021 and $69.1 million in 2020. The increase in non-GAAP operating income available to common stockholders for the year ended December 31, 2022 was primarily a result of the impact of assumption updates made during 2022 compared to the impact of assumption updates made during 2021, the increase in aggregate investment spread as previously noted, and an increase in other revenue.
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from year to year in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income available to common stockholders provides information that may enhance an investor's understanding of our underlying results and profitability.
Non-GAAP operating income available to common stockholders is not a substitute for net income available to common stockholders determined in accordance with GAAP. The adjustments made to derive non-GAAP operating income available to common stockholders are important to understand our overall results from operations and, if evaluated without proper context, non-GAAP operating income available to common stockholders possesses material limitations. As an example, we could produce a low level of net income available to common stockholders or a net loss available to common stockholders in a given period, despite strong operating performance, if in that period we experience significant net realized losses from our investment portfolio. We could also produce a high level of net income available to common stockholders in a given period, despite poor operating performance, if in that period we generate significant net realized gains from our investment portfolio. As an example of another limitation of non-GAAP operating income available to common stockholders, it does not include the decrease in cash flows expected to be collected as a result of credit losses on financial assets. Therefore, our management reviews net realized investment gains (losses) and analyses of our net investment income, including impacts related to credit losses, in connection with their review of our investment portfolio. In addition, our management examines net income available to common stockholders as part of their review of our overall financial results.

The adjustments made to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders, excluding notable items for 2022, 2021 and 2020 are set forth in the table that follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Reconciliation from net income available to common stockholders to non-GAAP operating income available to common stockholders:
Net income available to common stockholders	$1,876,544	$509,348	$637,945
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	48,264	13,618	59,355
Change in fair value of derivatives and embedded derivatives	(1,549,205)	(316,765)	(784,005)
Capital market impacts on fair value of market risk benefit	(393,617)	(371,935)	—
Net investment income	1,476	—	—
Other revenue	5,969	—	—
Income taxes	401,838	143,806	155,808
Non-GAAP operating income available to common stockholders	$391,269	$(21,928)	$69,103
Impact of excluding notable items	$181,890	$317,425	$310,117

Per common share - assuming dilution:
Non-GAAP operating income available to common stockholders	$4.27	$(0.23)	$0.75
Impact of excluding notable items	1.99	3.36	3.36

Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$181,890	$317,425	$340,895
Tax benefit related to the CARES Act	—	—	(30,778)
Total notable items	$181,890	$317,425	$310,117
Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.
Annuity product charges (surrender charges assessed against policy withdrawals and fees deducted from policyholder account balances for lifetime income benefit riders) decreased 5% to $230.4 million in 2022 and decreased 3% to $242.6 million in 2021 from $251.2 million in 2020. The components of annuity product charges are set forth in the table that follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Surrender charges	$72,699	$67,657	$72,551
Lifetime income benefit riders (LIBR) fees	157,655	174,974	178,676
	$230,354	$242,631	$251,227

Withdrawals from annuity policies subject to surrender charges	$1,145,415	$1,099,098	$776,305
Average surrender charge collected on withdrawals subject to surrender charges	6.3%	6.2%	9.3%

Fund values on policies subject to LIBR fees	$19,473,279	$22,183,623	$22,986,903
Weighted average per policy LIBR fee	0.81%	0.79%	0.78%
The decrease in annuity product charges during 2022 was attributable to a decrease in fees assessed for lifetime income benefit riders due to a smaller volume of business in force subject to the fees slightly offset by an increase in the average fees being charged and an increase in withdrawals subject to surrender charges compared to 2021. The smaller volume of business subject to the fees is primarily due to the execution of the North End Re reinsurance treaty which was effective on July 1, 2021 and the execution of the AeBe reinsurance treaty which was effective October 3, 2022.
Net investment income increased 13% to $2.3 billion in 2022 and decreased 7% to $2.0 billion in 2021 from $2.2 billion in 2020. The increase for 2022 compared to 2021 was attributable to an increase in the average yield earned on invested assets during 2022. Average invested assets excluding derivative instruments (on an amortized cost basis) decreased 3% to $53.2 billion in 2022 and increased 3% to $54.8 billion in 2021 compared to $53.1 billion in 2020.

The average yield earned on average invested assets was 4.34%, 3.73% and 4.12% for 2022, 2021 and 2020, respectively. The increase in yield earned on average invested assets in 2022 was primarily attributable to strong returns on partnerships and other mark to market assets, the benefit from higher short-term interest rates, lower average cash balances and the ramp in private assets partly offset by lower prepayment income.
The expected return on investments purchased during 2022 was 5.01%, net of third-party investment management expenses. Purchases for 2022 included $5.7 billion of fixed maturity securities with an expected return of 4.02% and $5.0 billion of privately sourced assets with an expected return of 6.14%. The privately sourced assets include investments in infrastructure, middle market credit and commercial real estate equity. The expected return on investments purchased during 2021 and 2020 was 3.92% and 3.84%, respectively.
Change in fair value of derivatives primarily consists of call options purchased to fund annual index credits on fixed index annuities. The components of change in fair value of derivatives are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Call options:
Gain (loss) on option expiration	$(287,328)	$1,368,381	$15,042
Change in unrealized gains/losses	(831,440)	(20,456)	19,562
Warrants	264	810	—
Interest rate swaps	(19,624)	—	—
Interest rate caps	—	—	62
	$(1,138,128)	$1,348,735	$34,666
The differences between the change in fair value of derivatives between years for call options are primarily due to the performance of the indices upon which our call options are based which impacts the level of gains on call option expirations, the fair values of those call options and changes in the fair values of those call options between years. The changes in gain (loss) on option expiration and in unrealized gains/losses on call options for the year ended December 31, 2022 as compared to 2021 are due to equity market performance in 2022 compared to 2021. A substantial portion of our call options are based upon the S&P 500 Index with the remainder based upon other equity and bond market indices. The range of index appreciation (after applicable caps, participation rates and asset fees) for options expiring during these years is as follows:

Year Ended December 31,
	2022	2021	2020
S&P 500 Index
Point-to-point strategy	0.0% - 12.5%	0.0% - 42.6%	0.0% - 17.4%
Monthly average strategy	0.0% - 8.6%	0.0% - 29.4%	0.0% - 11.9%
Monthly point-to-point strategy	0.0% - 12.9%	0.0% - 21.7%	0.0% - 14.0%
Volatility control index point-to-point strategy	0.0% - 7.3%	0.0% - 9.7%	0.0% - 9.3%
Fixed income (bond index) strategies	0.0% - 6.5%	0.0% - 10.0%	0.0% - 13.6%
The change in fair value of derivatives is also influenced by the aggregate cost of options purchased. During 2022, the aggregate cost of options were higher than in 2021 as option costs generally increased during 2022. The aggregate cost of options is also influenced by the amount of policyholder funds allocated to the various indices and market volatility which affects option pricing. See Critical Accounting Policies and Estimates - Policy Liabilities for Fixed Index Annuities.
Net realized gains (losses) on investments include gains and losses on the sale of securities and other investments and changes in allowances for credit losses on our securities and mortgage loans on real estate. Net realized gains (losses) on investments fluctuate from year to year primarily due to changes in the interest rate and economic environments and the timing of the sale of investments. See Note 3 - Investments and Note 4 - Mortgage Loans on Real Estate to our audited consolidated financial statements and Financial Condition - Credit Losses for a detailed presentation of the types of investments that generated the gains (losses) as well as discussion of credit losses on our securities recognized during the periods presented and Financial Condition - Investments and Note 4 - Mortgage Loans on Real Estate to our audited consolidated financial statements for discussion of credit losses recognized on mortgage loans on real estate.
Securities sold at losses are generally due to our long-term fundamental concern with the issuers' ability to meet their future financial obligations or to improve our risk or duration profiles as they pertain to our asset liability management.

Other revenue increased 161% to $42.2 million in 2022 compared to $16.2 million in 2021 and none in 2020. The increase for 2022 compared to 2021 was primarily attributable to the increase in business ceded under the North End Re reinsurance treaty which was effective July 1, 2021. See Note 9 - Reinsurance and Policy Provisions to our audited consolidated financial statements for more information. The components of other revenue are summarized as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Asset liability management fees	$12,686	$5,470	$—
Amortization of deferred gain	29,559	10,690	—
	$42,245	$16,160	$—
Interest sensitive and index product benefits decreased 75% to $554.9 million in 2022 and increased 45% to $2.2 billion in 2021 from $1.5 billion in 2020. The components of interest sensitive and index product benefits are summarized as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Index credits on index policies	$305,292	$1,977,888	$747,489
Interest credited (including changes in minimum guaranteed interest for fixed index annuities)	249,579	253,679	198,745
Lifetime income benefit riders	—	—	597,036
	$554,871	$2,231,567	$1,543,270
The changes in index credits were attributable to changes in the level of appreciation of the underlying indices (see discussion above under Change in fair value of derivatives) and the amount of funds allocated by policyholders to the respective index options. Total proceeds received upon expiration of the call options purchased to fund the annual index credits were $0.3 billion, $2.0 billion and $0.8 billion for the years ended December 31, 2022, 2021 and 2020, respectively. The decrease in interest credited in 2022 was due to a reduction in interest credited to funds allocated to the fixed option strategy within our fixed index annuities due to a decrease in the average balance allocated to the fixed option strategy partially offset by an increase in deferred annuity products that receive a fixed rate of interest. Prior to the adoption of LDTI accounting guidance with a transition date of January 1, 2021, the change in the liability for lifetime income benefit riders was included in interest sensitive and index product benefits. Under LDTI accounting guidance, this liability is accounted for as a market risk benefit which is discussed below.
Market risk benefits (gains) losses decreased 99% to $3.7 million in 2022 compared to $269.0 million in 2021. There is no impact of market risk benefits (gains) losses in 2020 as this was introduced with the adoption of LDTI accounting guidance with a transition date of January 1, 2021. The decrease in market risk benefits (gains) losses for 2022 compared to 2021 was primarily due to a benefit from the in-force reinsurance transactions executed in 2022, a lower increase associated with the impacts of assumption unlocking, and a lower increase associated with the utilization of the lifetime income benefit rider. See Note 8 - Policyholder Liabilities to our consolidated financial statements for further discussion on market risk benefits.
Amortization of deferred sales inducements decreased 5% to $182.0 million in 2022 and decreased 56% to $191.9 million in 2021 from $438.2 million in 2020. Subsequent to the adoption of LDTI guidance with a transition date of January 1, 2021, amortization of deferred sales inducements is calculated on a constant-level basis over the expected term of the related contracts. The decrease in amortization for 2022 compared to 2021 is due to the impact of assumption unlocking in the third quarter of 2021. Prior to the adoption of LDTI accounting guidance, amortization of deferred sales inducements was calculated based on historical, current and future expected gross profits. The decrease in amortization for 2021 compared to 2020 is due to the change in the accounting guidance as 2020 amortization was impacted by gross profit adjustments. Bonus products represented 63%, 65%, and 75% of our net annuity account values at December 31, 2022, 2021 and 2020, respectively. See Note 7 - Deferred Policy Acquisition Costs and Deferred Sales Inducements to our consolidated financial statements for further discussion on deferred sales inducements.
Change in fair value of embedded derivatives includes changes in the fair value of our fixed index annuity embedded derivatives (see Note 6 - Derivative Instruments to our audited consolidated financial statements). The components of change in fair value of embedded derivatives are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Fixed index annuities - embedded derivatives	$(1,913,096)	$(355,940)	$(1,286,787)
Reinsurance related embedded derivative	(439,502)	(2,362)	—
	$(2,352,598)	$(358,302)	$(1,286,787)

The change in fair value of the fixed index annuity embedded derivatives resulted from (i) changes in the expected index credits on the next policy anniversary dates, which are related to the change in fair value of the call options acquired to fund those index credits discussed above in Change in fair value of derivatives; (ii) changes in the expected annual cost of options we will purchase in the future to fund index credits beyond the next policy anniversary; (iii) changes in the discount rates used in estimating our embedded derivative liabilities; and (iv) the growth in the host component of the policy liability.
The primary reasons for the decrease in the change in fair value of the fixed index annuity embedded derivatives during 2022 compared to 2021 were due to decreases in expected index credits on the next policy anniversary dates resulting from decreases in the fair value of the call options acquired to fund the index credits during 2022 compared to increases in the expected index credits resulting from increases in the fair value of the call options acquired to fund these index credits during 2021 and larger increases in the net discount rates used in the calculation during 2022 compared to 2021. The discount rates used in estimating our embedded derivative liabilities fluctuate based on the changes in the general level of risk free interest rates and our own credit spread.
The reinsurance agreements executed in 2022 with AeBe and 2021 with North End Re to cede certain fixed index annuity product liabilities on a coinsurance funds withheld and modified coinsurance basis contain embedded derivatives. The fair value of these embedded derivatives are based on the unrealized gains and losses of the underlying assets held in the funds withheld and modified coinsurance portfolios and the fair value of the assets decreased during 2022. See Note 6 - Derivative Instruments for discussion on this embedded derivative.
Amortization of deferred policy acquisition costs decreased 7% to $284.0 million in 2022 and decreased 53% to $306.4 million in 2021 from $649.6 million in 2020. Subsequent to the adoption of LDTI guidance with a transition date of January 1, 2021, amortization of deferred policy acquisition costs is calculated on a constant-level basis over the expected term of the related contracts. The decrease in amortization for 2022 compared to 2021 is due to a lower overall deferred policy acquisition balance in 2022 compared to 2021 primarily due to a write-off of deferred policy acquisition costs associated with in-force reinsurance transactions executed in the third and fourth quarters of 2022. Prior to the adoption of LDTI accounting guidance, amortization of deferred policy acquisition costs was calculated based on historical, current and future expected gross profits. The decrease in amortization for 2021 compared to 2020 is due to the change in the accounting guidance as 2020 amortization was impacted by gross profit adjustments. See Note 7 - Deferred Policy Acquisition Costs and Deferred Sales Inducements to our unaudited consolidated financial statements for further discussion on deferred policy acquisition costs.
Other operating costs and expenses decreased 1% to $239.5 million in 2022 and increased 32% to $241.9 million in 2021 from $183.6 million in 2020 and are summarized as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Salary and benefits	$162,061	$139,155	$95,815
Other	77,465	102,727	87,821
Total other operating costs and expenses	$239,526	$241,882	$183,636
Salary and benefits increased $22.9 million for the year ended December 31, 2022 compared to 2021. The increases in salary and benefits were primarily due to an increased number of employees related to our continued growth and implementation of AEL 2.0 as well as increases in the expense recognized under our equity and cash incentive compensation programs ("incentive compensation programs"). The increases in expenses related to our incentive compensation programs were primarily due to new compensation programs and increases in the expected payouts due to a larger number of employees participating in the programs.
Other expenses decreased for the year ended December 31, 2022 compared to 2021. The decrease was primarily related to a decrease in risk charges expense due to the recapture of an existing reinsurance agreement which was replaced with a new agreement with a lower risk charge.
We expect the level of other operating costs and expenses to be in the $250 million range for 2023 as we continue to execute on the AEL 2.0 strategy.
Income tax expense increased in 2022 primarily due to an increase in income before income taxes. The effective income tax rates were 21.0% and 21.3% for 2022 and 2021, respectively.
Income tax expense and the resulting effective tax rate are based upon two components of income before income taxes ("pretax income") that are taxed at different tax rates. Life insurance income is generally taxed at a statutory rate of approximately 21.5% reflecting the absence of state income taxes for substantially all of the states that the life insurance subsidiaries do business in. The income (loss) for the parent company and other non-life insurance subsidiaries (the "non-life insurance group") is generally taxed at a statutory tax rate of 28.7% reflecting the combined federal and state income tax rates. The effective income tax rates resulting from the combination of the income tax provisions for the life and non-life sources of income (loss) vary from year to year based primarily on the relative size of pretax income from the two sources.

We did not provide for a valuation allowance for the deferred income tax asset attributable to unrealized losses on available for sale fixed maturity securities. Management expects that the passage of time will result in the reversal of the unrealized losses on available for sale fixed maturity securities due to the fair value increasing as these securities near maturity. We have the intent and ability to hold these securities to maturity and do not believe it would be necessary to liquidate these securities at a loss. In addition, we have the ability to sell fixed maturity securities in unrealized gain positions to offset realized deferred income tax assets attributable to unrealized losses on available for sale fixed maturity securities. To the extent future changes in facts and circumstances impact our intent and ability to hold these assets to recovery, this could impact the realization of the deferred tax asset.
Financial Condition
Investments
Our investment strategy is to maximize current income and total investment return through active management while maintaining a responsible asset allocation strategy containing high credit quality investments and providing adequate liquidity to meet our cash obligations to policyholders and others. Our investment strategy is also reflective of insurance statutes, which regulate the type of investments that our life subsidiaries are permitted to make and which limit the amount of funds that may be used for any one type of investment.
As previously noted, as part of our AEL 2.0 investment pillar, we have increased our allocation to private assets in part by partnering with proven asset managers in our focus expansion sectors of commercial real estate, residential real estate including mortgages and single family rental homes, infrastructure debt and equity, middle market lending and lending to revenue, technology and software sector companies.
The composition of our investment portfolio is summarized as follows:

	December 31,
	2022		2021
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Fixed maturity securities:
U.S. Government and agencies	$169,071	0.4%	$1,078,746	1.9%
States, municipalities and territories	3,822,943	8.5%	3,758,761	6.5%
Foreign corporate securities and foreign governments	616,938	1.4%	375,097	0.6%
Corporate securities	20,201,774	44.8%	32,631,189	57.0%
Residential mortgage backed securities	1,366,927	3.0%	1,125,049	2.0%
Commercial mortgage backed securities	3,447,075	7.6%	4,682,900	8.2%
Other asset backed securities	5,155,254	11.4%	5,146,567	9.0%
Total fixed maturity securities	34,779,982	77.1%	48,798,309	85.2%
Mortgage loans on real estate	6,778,977	15.0%	5,650,480	9.9%
Real estate investments	1,056,063	2.3%	337,939	0.6%
Limited partnerships and limited liability companies	1,266,779	2.8%	520,120	0.9%
Derivative instruments	431,727	1.0%	1,277,480	2.2%
Other investments	829,900	1.8%	690,344	1.2%
	45,143,428	100.0%	57,274,672	100.0%
Coinsurance investments (1)	6,181,870		3,101,832
	$51,325,298		$60,376,504
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.

Fixed Maturity Securities
Our fixed maturity security portfolio is managed to minimize risks such as interest rate changes and defaults or credit losses while earning a sufficient and stable return on our investments. The largest portion of our fixed maturity securities are in investment grade (typically NAIC designation 1 or 2) publicly traded or privately placed corporate securities.
A summary of our fixed maturity securities by NRSRO ratings is as follows:

	December 31,
	2022			2021
Rating Agency Rating	Amortized Cost	Carrying Amount	Percent of Fixed Maturity Securities	Amortized Cost	Carrying Amount	Percent of Fixed Maturity Securities
	(Dollars in thousands)
Aaa/Aa/A	$24,462,459	$21,723,282	62.5%	$24,943,232	$27,496,506	56.4%
Baa	14,228,490	12,434,302	35.7%	18,443,171	20,147,369	41.3%
Total investment grade	38,690,949	34,157,584	98.2%	43,386,403	47,643,875	97.7%
Ba	554,605	485,166	1.4%	899,253	930,321	1.9%
B	94,185	79,058	0.2%	104,443	117,989	0.2%
Caa	20,020	18,540	0.1%	38,484	39,354	0.1%
Ca and lower	40,664	39,634	0.1%	61,352	66,770	0.1%
Total below investment grade	709,474	622,398	1.8%	1,103,532	1,154,434	2.3%
	39,400,423	34,779,982	100.0%	44,489,935	48,798,309	100.0%
Coinsurance investments (1)	5,465,596	5,024,635		2,509,248	2,507,634
	$44,866,019	$39,804,617		$46,999,183	$51,305,943
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
The NAIC's Securities Valuation Office ("SVO") is responsible for the day-to-day credit quality assessment of securities owned by state regulated insurance companies. The purpose of such assessment and valuation is for determining regulatory capital requirements and regulatory reporting. Insurance companies report ownership to the SVO when such securities are eligible for regulatory filings. The SVO conducts credit analysis on these securities for the purpose of assigning a NAIC designation and/or unit price. Typically, if a security has been rated by an NRSRO, the SVO utilizes that rating and assigns a NAIC designation based upon the following system:

NAIC Designation	NRSRO Equivalent Rating
1	Aaa/Aa/A
2	Baa
3	Ba
4	B
5	Caa
6	Ca and lower
The NAIC introduced 20 NAIC designation modifiers that are applied to each NAIC designation to determine a security's NAIC designation category. New risk-based capital charges for each of the 20 designated categories for reporting were effective beginning December 31, 2021.
For most of the bonds held in our portfolio the NAIC designation matches the NRSRO equivalent rating. However, for certain loan-backed and structured securities, as defined by the NAIC, the NAIC rating is not always equivalent to the NRSRO rating presented in the previous table. The NAIC has adopted revised rating methodologies for certain loan-backed and structured securities comprised of non-agency residential mortgage backed securities ("RMBS") and commercial mortgage backed securities ("CMBS"). The NAIC’s objective with the revised rating methodologies for these structured securities is to increase the accuracy in assessing expected losses and use the improved assessment to determine a more appropriate capital requirement for such structured securities. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from structured securities.
The use of this process by the SVO may result in certain non-agency RMBS and CMBS being assigned an NAIC designation that is different than the equivalent NRSRO rating. The NAIC designations for non-agency RMBS and CMBS are based on security level expected losses as modeled by an independent third party (engaged by the NAIC) and the statutory carrying value of the security, including any purchase discounts or impairment charges previously recognized. Evaluation of non-agency RMBS and CMBS held by insurers using the NAIC rating methodologies is performed on an annual basis.

Our fixed maturity security portfolio is managed to minimize risks such as defaults or impairments while earning a sufficient and stable return on our investments. Our strategy with respect to our fixed maturity securities portfolio has been to invest primarily in investment grade securities. Investment grade is NAIC 1 and 2 securities and Baa3/BBB- and better securities on the NRSRO scale. We expect this strategy to meet the objective of minimizing risk while also managing asset capital charges on a regulatory capital basis.
A summary of our fixed maturity securities by NAIC designation is as follows:

	December 31, 2022				December 31, 2021
NAIC Designation	Amortized Cost	Fair Value	Carrying Amount	Percentage of Total Carrying Amount	Amortized Cost	Fair Value	Carrying Amount	Percentage of Total Carrying Amount
	(Dollars in thousands)				(Dollars in thousands)
1	$24,466,961	$21,752,775	$21,752,775	62.5%	$25,378,938	$28,006,835	$28,006,835	57.4%
2	14,185,506	12,398,001	12,398,001	35.7%	18,028,077	19,667,529	19,667,529	40.3%
3	562,190	490,198	490,198	1.4%	909,173	941,071	941,071	2.0%
4	109,409	91,495	91,495	0.3%	133,070	147,160	147,160	0.3%
5	61,721	36,738	36,738	0.1%	16,496	15,357	15,357	—%
6	14,636	10,775	10,775	—%	24,181	20,357	20,357	—%
	39,400,423	34,779,982	34,779,982	100.0%	44,489,935	48,798,309	48,798,309	100.0%
Coinsurance investments (1)	5,465,596	5,024,635	5,024,635		2,509,248	2,507,634	2,507,634
	$44,866,019	$39,804,617	$39,804,617		$46,999,183	$51,305,943	$51,305,943
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
The amortized cost and fair value of fixed maturity securities at December 31, 2022, by contractual maturity are presented in Note 3 - Investments to our audited consolidated financial statements in this document, which is incorporated by reference in this Item 7.

Unrealized Losses
The amortized cost and fair value of fixed maturity securities that were in an unrealized loss position were as follows:

	Number of Securities	Amortized Cost	Unrealized Losses, Net of Allowance	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
December 31, 2022
Fixed maturity securities, available for sale:
U.S. Government and agencies	27	$165,746	$(4,637)	$—	$161,109
States, municipalities and territories	514	3,265,080	(574,814)	—	2,690,266
Foreign corporate securities and foreign governments	43	590,944	(74,151)	—	516,793
Corporate securities	2,103	21,393,656	(3,224,609)	(3,214)	18,165,833
Residential mortgage backed securities	219	1,235,672	(126,368)	(133)	1,109,171
Commercial mortgage backed securities	339	3,750,331	(391,966)	—	3,358,365
Other asset backed securities	567	4,579,149	(382,563)	—	4,196,586
	3,812	34,980,578	(4,779,108)	(3,347)	30,198,123
Coinsurance investments (1)	698	3,085,834	(504,739)	—	2,581,095
	4,510	$38,066,412	$(5,283,847)	$(3,347)	$32,779,218

December 31, 2021
Fixed maturity securities, available for sale:
U.S. Government and agencies	8	$761,102	$(124)	$—	$760,978
States, municipalities and territories	42	173,106	(2,485)	(2,776)	167,845
Foreign corporate securities and foreign governments	3	34,673	(801)	—	33,872
Corporate securities	176	1,433,317	(26,035)	—	1,407,282
Residential mortgage backed securities	74	280,044	(2,093)	(70)	277,881
Commercial mortgage backed securities	89	795,405	(16,553)	—	778,852
Other asset backed securities	577	3,118,385	(50,018)	—	3,068,367
	969	6,596,032	(98,109)	(2,846)	6,495,077
Coinsurance investments (1)	458	1,327,173	(14,261)	—	1,312,912
	1,427	$7,923,205	$(112,370)	$(2,846)	$7,807,989
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
The unrealized losses at December 31, 2022 are principally related to the timing of the purchases of certain securities, which carry less yield than those available at December 31, 2022. Approximately 98% and 83% of the unrealized losses on fixed maturity securities shown in the above table for December 31, 2022 and 2021, respectively, are on securities that are rated investment grade, defined as being the highest two NAIC designations.
The increase in unrealized losses from December 31, 2021 to December 31, 2022 was primarily related to an increase in treasury yields during the twelve months ended December 31, 2022. The 10-year U.S. Treasury yields at December 31, 2022 and December 31, 2021 were 3.88% and 1.52%, respectively. The 30-year U.S. Treasury yields at December 31, 2022 and December 31, 2021 were 3.97% and 1.90%, respectively.

The following table sets forth the composition by credit quality (NAIC designation) of fixed maturity securities with gross unrealized losses:

NAIC Designation	Carrying Value of Securities with Gross Unrealized Losses	Percent of Total	Gross Unrealized Losses (1)	Percent of Total
	(Dollars in thousands)
December 31, 2022
1	$18,396,691	60.9%	$(2,836,027)	59.4%
2	11,207,008	37.1%	(1,825,520)	38.2%
3	465,867	1.6%	(72,976)	1.5%
4	89,686	0.3%	(17,922)	0.4%
5	29,075	0.1%	(25,037)	0.5%
6	9,796	—%	(1,626)	—%
	30,198,123	100.0%	(4,779,108)	100.0%
Coinsurance investments (2)	2,581,095		(504,739)
	$32,779,218		$(5,283,847)

December 31, 2021
1	$3,825,403	58.9%	$(33,823)	34.4%
2	2,233,761	34.4%	(47,154)	48.1%
3	376,933	5.8%	(13,723)	14.0%
4	33,229	0.5%	(1,083)	1.1%
5	9,506	0.1%	(1,140)	1.2%
6	16,244	0.3%	(1,186)	1.2%
	6,495,076	100.0%	(98,109)	100.0%
Coinsurance investments (2)	1,312,912		(14,261)
	$7,807,988		$(112,370)
(1)Gross unrealized losses have been adjusted to reflect the allowance for credit loss of $3.3 million and $2.8 million as of December 31, 2022 and 2021, respectively.
(2)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
Our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and 2021, along with a description of the factors causing the unrealized losses is presented in Note 3 - Investments to our audited consolidated financial statements in this document, which is incorporated by reference in this Item 7.

The amortized cost and fair value of fixed maturity securities in an unrealized loss position and the number of months in a continuous unrealized loss position (fixed maturity securities that carry an NRSRO rating of BBB/Baa or higher are considered investment grade) were as follows:

	Number of Securities	Amortized Cost, Net of Allowance (1)	Fair Value	Gross Unrealized Losses, Net of Allowance (1)
		(Dollars in thousands)
December 31, 2022
Fixed maturity securities, available for sale:
Investment grade:
Less than six months	984	$6,296,895	$5,968,793	$(328,102)
Six months or more and less than twelve months	2,308	24,207,057	20,481,666	(3,725,391)
Twelve months or greater	427	3,761,294	3,153,240	(608,054)
Total investment grade	3,719	34,265,246	29,603,699	(4,661,547)
Below investment grade:
Less than six months	12	51,711	47,494	(4,217)
Six months or more and less than twelve months	34	319,964	265,726	(54,238)
Twelve months or greater	47	340,310	281,204	(59,106)
Total below investment grade	93	711,985	594,424	(117,561)
	3,812	34,977,231	30,198,123	(4,779,108)
Coinsurance investments (2)	698	3,085,834	2,581,095	(504,739)
	4,510	$38,063,065	$32,779,218	$(5,283,847)

December 31, 2021
Fixed maturity securities, available for sale:
Investment grade:
Less than six months	567	$4,255,321	$4,223,368	$(31,953)
Six months or more and less than twelve months	39	132,110	130,156	(1,954)
Twelve months or greater	281	1,752,779	1,705,640	(47,139)
Total investment grade	887	6,140,210	6,059,164	(81,046)
Below investment grade:
Less than six months	11	43,745	42,994	(751)
Six months or more and less than twelve months	7	28,544	25,706	(2,838)
Twelve months or greater	64	380,686	367,213	(13,473)
Total below investment grade	82	452,975	435,913	(17,062)
	969	6,593,185	6,495,077	(98,108)
Coinsurance investments (2)	458	1,327,173	1,312,912	(14,261)
	1,427	$7,920,358	$7,807,989	$(112,369)
(1)Amortized cost and gross unrealized losses have been adjusted to reflect the allowance for credit loss of $3.3 million and $2.8 million as of December 31, 2022 and 2021, respectively.
(2)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.

The amortized cost and fair value of fixed maturity securities (excluding U.S. Government and agencies) segregated by investment grade (NRSRO rating of BBB/Baa or higher) and below investment grade that had unrealized losses greater than 20%, when comparing fair value to amortized cost, and the number of months in a continuous unrealized loss position were as follows:

	Number of Securities	Amortized Cost, Net of Allowance (1)	Fair Value	Gross Unrealized Losses, Net of Allowance (1)
		(Dollars in thousands)
December 31, 2022
Investment grade:
Less than six months	333	$3,955,378	$3,062,075	$(893,303)
Six months or more and less than twelve months	299	4,496,559	3,146,868	(1,349,691)
Twelve months or greater	1	40,351	26,854	(13,497)
Total investment grade	633	8,492,288	6,235,797	(2,256,491)
Below investment grade:
Less than six months	8	61,481	47,057	(14,424)
Six months or more and less than twelve months	7	111,990	71,271	(40,719)
Twelve months or greater	—	—	—	—
Total below investment grade	15	173,471	118,328	(55,143)
	648	8,665,759	6,354,125	(2,311,634)
Coinsurance investments (2)	423	1,250,509	859,395	(391,114)
	1,071	$9,916,268	$7,213,520	$(2,702,748)
December 31, 2021
Investment grade:
Less than six months	—	$—	$—	$—
Six months or more and less than twelve months	—	—	—	—
Twelve months or greater	—	—	—	—
Total investment grade	—	—	—	—
Below investment grade:
Less than six months	—	—	—	—
Six months or more and less than twelve months	—	—	—	—
Twelve months or greater	—	—	—	—
Total below investment grade	—	—	—	—
	—	—	—	—
Coinsurance investments (2)	—	—	—	—
	—	$—	$—	$—
(1)Amortized cost and gross unrealized losses have been adjusted to reflect the allowance for credit loss of $3.3 million and $2.8 million as of December 31, 2022 and 2021, respectively.
(2)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.

The amortized cost and fair value of fixed maturity securities, by contractual maturity, that were in an unrealized loss position are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our mortgage and other asset backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	Available for sale
	Amortized Cost	Fair Value
	(Dollars in thousands)
December 31, 2022
Due in one year or less	$567,599	$563,298
Due after one year through five years	3,591,040	3,377,197
Due after five years through ten years	4,844,271	4,280,762
Due after ten years through twenty years	7,443,657	6,377,081
Due after twenty years	8,968,858	6,935,663
	25,415,425	21,534,001
Residential mortgage backed securities	1,235,672	1,109,171
Commercial mortgage backed securities	3,750,331	3,358,365
Other asset backed securities	4,579,149	4,196,586
	34,980,577	30,198,123
Coinsurance investments (1)	3,085,834	2,581,095
	$38,066,411	$32,779,218

December 31, 2021
Due in one year or less	$762,035	$761,590
Due after one year through five years	49,668	46,687
Due after five years through ten years	476,811	467,284
Due after ten years through twenty years	443,909	435,589
Due after twenty years	669,775	658,827
	2,402,198	2,369,977
Residential mortgage backed securities	280,044	277,881
Commercial mortgage backed securities	795,405	778,852
Other asset backed securities	3,118,385	3,068,367
	6,596,032	6,495,077
Coinsurance investments (1)	1,327,173	1,312,912
	$7,923,205	$7,807,989
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.

International Exposure
We hold fixed maturity securities with international exposure. As of December 31, 2022, 14.7% of the carrying value of our fixed maturity securities was comprised of corporate debt securities of issuers based outside of the United States and debt securities of foreign governments. Our fixed maturity securities with international exposure are primarily denominated in U.S. dollars. Our investment professionals analyze each holding for credit risk by economic and other factors of each country and industry. The following table presents our international exposure in our fixed maturity portfolio by country or region:

	December 31, 2022
	Amortized Cost	Carrying Amount/ Fair Value	Percent of Total Carrying Amount
	(Dollars in thousands)
Europe	$2,285,608	$1,994,351	5.7%
Asia/Pacific	383,900	324,205	0.9%
Latin America	313,097	272,291	0.8%
Non-U.S. North America	1,178,177	1,045,695	3.0%
Australia & New Zealand	927,819	815,440	2.3%
Other	795,657	696,191	2.0%
	5,884,258	5,148,173	14.7%
Coinsurance investments (1)	1,036,513	909,094
	$6,920,771	$6,057,267
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
All of the securities presented in the table above are investment grade (NAIC designation of either 1 or 2), except for the following:

	December 31, 2022
	Amortized Cost	Carrying Amount/ Fair Value
	(Dollars in thousands)
Europe	$96,525	$82,618
Asia/Pacific	62	52
Latin America	45,570	37,194
Non-U.S. North America	23,209	19,911
Australia & New Zealand	219	182
Other	91,588	62,509
	257,173	202,466
Coinsurance investments (1)	32,889	20,123
	$290,062	$222,589
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.

Watch List
At each balance sheet date, we identify invested assets which have characteristics (i.e., significant unrealized losses compared to amortized cost and industry trends) creating uncertainty as to our future assessment of credit losses. As part of this assessment, we review not only a change in current price relative to amortized cost but the issuer's current credit rating and the probability of full recovery of principal based upon the issuer's financial strength. For corporate issuers, we evaluate the financial stability and quality of asset coverage for the securities relative to the term to maturity for the issues we own. For structured securities, we evaluate changes in factors such as collateral performance, default rates, loss severity and expected cash flows. At December 31, 2022, the amortized cost and fair value of securities on the watch list (all fixed maturity securities) are as follows:

General Description	Number of Securities	Amortized Cost	Allowance for Credit Losses	Amortized Cost, Net of Allowance	Net Unrealized Losses, Net of Allowance	Fair Value
		(Dollars in thousands)
States, municipalities and territories	1	$20,657	$—	$20,657	$(3,344)	$17,313
Corporate securities - Public securities	6	20,860	—	20,860	(1,050)	19,810
Corporate securities - Private placement securities	1	10,646	(3,214)	7,432	—	7,432
Residential mortgage backed securities	22	25,095	(133)	24,962	(2,954)	22,008
Commercial mortgage backed securities	8	41,899	—	41,899	(2,752)	39,147
Other asset backed securities	1	2,314	—	2,314	—	2,314
Collateralized loan obligations	16	103,907	—	103,907	(21,239)	82,668
	55	$225,378	$(3,347)	$222,031	$(31,339)	$190,692
We expect to recover the unrealized losses, net of allowances, as we did not have the intent to sell and it was not more likely than not that we would be required to sell these securities prior to recovery of the amortized cost basis, net of allowances. Our analysis of these securities and their credit performance at December 31, 2022 is as follows:
States municipalities and territories: The decline in value of this security is primarily due to the security being recently restructured as part of bankruptcy proceedings and uncertainty around the impact of the restructure.
Corporate securities: The corporate securities included on the watch list primarily include a security in the utilities industry that is under financial stress due to the impact of power outages and a security in the retail market which is in an unrealized loss position and for which we have the intent to sell as part of our risk reduction effort.
Structured securities: The structured securities included on the watch list have generally experienced higher levels of stress due to the impact COVID-19 had on the economy. In addition, certain securities are included on the watch list as they are in an unrealized loss position and we have the intent to sell as part of our risk reduction effort.
Credit Losses
We have a policy and process to identify securities in our investment portfolio for which we recognize credit loss. See Critical Accounting Policies and Estimates—Evaluation of Allowance for Credit Losses on Available for Sale Fixed Maturity Securities and Mortgage Loan Portfolios and Note 3 - Investments to our audited consolidated financial statements in this document, which is incorporated by reference in this Item 7.
During 2022, we recognized $15.0 million of credit losses which includes $10.0 million of credit losses on structured securities primarily due to our intent to sell such securities and $7.1 million of credit losses on corporate securities due to a $3.3 million credit loss on a security and $3.8 million of credit losses on securities due to our intent to sell such securities which were partially offset by a $2.1 million reduction in credit losses primarily due to revised financial outlook on securities related to senior living facilities in the Southeastern region of the United States driven in part by a restructuring of its debt facilities.
During 2021, we recognized credit losses of $6.2 million related to our fixed maturity securities which consisted of $6.9 million of credit losses on commercial mortgage backed securities due to our intent to sell the securities, partially offset by net recoveries on corporate securities, municipal securities and residential mortgage backed securities.

Mortgage Loans on Real Estate
Our financing receivables consist of three mortgage loan portfolio segments: commercial mortgage loans, agricultural mortgage loans and residential mortgage loans. Our commercial mortgage loan portfolio consists of loans with an outstanding principal balance of $3.6 billion as of December 31, 2022 and 2021. This portfolio consists of mortgage loans collateralized by the related properties and is diversified as to property type, location and loan size. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and other criteria to attempt to reduce the risk of default. Our agricultural mortgage loan portfolio consists of loans with an outstanding principal balance of $567.6 million and $408.1 million as of December 31, 2022 and 2021, respectively. These loans are collateralized by agricultural land and are diversified as to location within the United States. Our residential mortgage loan portfolio consists of loans with an outstanding principal balance of $2.8 billion and $1.7 billion as of December 31, 2022 and 2021, respectively. These loans are collateralized by the related properties and are diversified as to location within the United States. Mortgage loans on real estate are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances.
At December 31, 2022 and 2021, the largest principal amount outstanding for any single commercial mortgage loan was $83.3 million and $81.5 million, respectively, and the average loan size was $5.8 million and $5.3 million, respectively. In addition, the average loan-to-value ratio for commercial and agricultural mortgage loans combined was 51.4% and 52.3% at December 31, 2022 and 2021, respectively, based upon the underwriting and appraisal at the time the loan was made. This loan-to-value ratio is indicative of our conservative underwriting policies and practices for originating mortgage loans and may not be indicative of collateral values at the current reporting date. Our current practice is to only obtain market value appraisals of the underlying collateral at the inception of the loan unless we identify indicators of impairment in our ongoing analysis of the portfolio, in which case, we either calculate a value of the collateral using a capitalization method or obtain a third party appraisal of the underlying collateral. The commercial mortgage loan portfolio is summarized by geographic region and property type in Note 4 - Mortgage Loans on Real Estate of our audited consolidated financial statements of this document, which is incorporated by reference in this Item 7.
In the normal course of business, we commit to fund mortgage loans up to 90 days in advance. At December 31, 2022, we had commitments to fund commercial mortgage loans totaling $112.8 million, with interest rates ranging from 6.9% to 8.2%. During 2022 and 2021, the commercial mortgage loan industry has been very competitive due to relatively attractive returns that can be realized on mortgage loans. For the year ended December 31, 2022, we received $403.6 million in cash for loans being paid in full compared to $350.6 million for the year ended December 31, 2021. Some of the loans being paid off have either reached their maturity or are nearing maturity. At December 31, 2022, we had commitments to fund agricultural mortgage loans totaling $18.5 million with interest rates ranging from 6.4% to 6.7%, and had commitments to fund residential mortgage loans totaling $288.8 million with interest rates ranging from 7.00% to 12.0%.
See Note 4 - Mortgage Loans on Real Estate to our audited consolidated financial statements, incorporated by reference, for a presentation of our valuation allowance, foreclosure activity and troubled debt restructure analysis. We have a process by which we evaluate the credit quality of each of our mortgage loans. This process utilizes each loan's loan-to-value and debt service coverage ratios as primary metrics. See Note 4 - Mortgage Loans on Real Estate to our audited consolidated financial statements, incorporated by reference, for a summary of our portfolio by loan-to-value and debt service coverage ratios.
We closely monitor loan performance for our commercial, agricultural and residential mortgage loan portfolios. Commercial, agricultural and residential loans are considered nonperforming when they are 90 days or more past due. Aging of financing receivables is summarized in the following table:

	Current	30-59 days past due	60-89 days past due	Over 90 days past due	Total
As of December 31, 2022:	(Dollars in thousands)
Commercial mortgage loans	$3,554,558	$—	$—	$—	$3,554,558
Agricultural mortgage loans	562,828	—	—	3,135	565,963
Residential mortgage loans	2,751,261	62,450	16,924	34,843	2,865,478
Total mortgage loans	$6,868,647	$62,450	$16,924	$37,978	$6,985,999

As of December 31, 2021:
Commercial mortgage loans	$3,628,502	$—	$—	$—	$3,628,502
Agricultural mortgage loans	406,999	—	—	—	406,999
Residential mortgage loans	1,631,999	34,447	3,030	7,045	1,676,521
Total mortgage loans	$5,667,500	$34,447	$3,030	$7,045	$5,712,022

Private Assets
The following table is a breakout of our private asset investments as of December 31, 2022 and 2021.

	December 31, 2022		December 31, 2021
Private Asset Class	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans
Commercial	$3,385	6.8%	$3,591	6.6%
Residential	3,002	6.0%	1,772	3.2%
Agricultural	566	1.2%	407	0.8%
Total real estate loans	6,953	14.0%	5,770	10.6%

Private credit
Middle market	1,493	3.0%	1,062	2.0%
Specialty finance	443	0.9%	—	—%
Infrastructure debt	555	1.1%	508	0.9%
Total private credit	2,491	5.0%	1,570	2.9%

Equity
Residential real estate	961	1.9%	344	0.6%
Commercial real estate	117	0.2%	5	—%
Infrastructure	91	0.2%	73	0.1%
Core private equity	364	0.7%	253	0.5%
Total equity	1,533	3.0%	675	1.2%
Total private assets	$10,977	22.0%	$8,015	14.7%
The investment balances within the table above include fixed maturity securities and mortgage loans at amortized cost and real estate and other investments at carrying values as reflected in the consolidated balance sheets.
Derivative Instruments
Our derivative instruments consist of call options purchased to provide the income needed to fund the annual index credits on our fixed index annuity products and interest rate swaps used to hedge against changes in fair value due to changes in interest rates. The fair value of the call options is based upon the amount of cash that would be required to settle the call options obtained from the counterparties adjusted for the nonperformance risk of the counterparty. The nonperformance risk for each counterparty is based upon its credit default swap rate. We have no performance obligations related to the call options. The fair value of the pay fixed/receive float interest rate swaps are determined using internal valuation models that generate discounted expected future cash flows by constructing a projected Secure Overnight Financing Rate (SOFR) curve over the term of the swap.
Our interest rate swaps qualify for hedge accounting and our call options do not qualify for hedge accounting. Any change in the fair value of the derivatives is recognized immediately in the consolidated statements of operations. A presentation of our derivative instruments along with a discussion of the business strategy involved with our derivatives for both our derivatives designated as hedging instruments and our derivatives not designated as hedging instruments is included in Note 6 - Derivative Instruments to our audited consolidated financial statements in this document, which is incorporated by reference in this Item 7.
Liabilities
Our liability for policy benefit reserves decreased to $58.8 billion at December 31, 2022 compared to $62.6 billion at December 31, 2021. The decrease in policy benefit reserves is due to additional in-force policy reserves being ceded to third party reinsurers during 2022 as well as funds returned to policyholders being in excess of net deposits and interest and index credits credited to policyholders during 2022. Substantially all of our annuity products have a surrender charge feature designed to reduce the risk of early withdrawal or surrender of the policies and to compensate us for our costs if policies are withdrawn early. Our lifetime income benefit rider also reduces the risk of early withdrawal or surrender of the policies as it provides an additional liquidity option to policyholders as the policyholder can elect to receive guaranteed payments for life from their contract without requiring them to annuitize their contract value and the rider is not transferable to other contracts. Notwithstanding these policy features, the withdrawal rates of policyholder funds may be affected by changes in interest rates and other factors.
See Note 11 - Notes and Loan Payable to our audited consolidated financial statements in this document, which is incorporated by reference in this Item 7 for discussion of our notes and loan payable.

See Note 12 - Subordinated Debentures to our audited consolidated financial statements for additional information concerning our subordinated debentures payable to, and the preferred securities issued by, our subsidiary trusts.
Liquidity and Capital Resources
Liquidity for Insurance Operations
Our insurance subsidiaries' primary sources of cash flow are annuity deposits, investment income, and proceeds from the sale, maturity and calls of investments. The primary uses of funds are investment purchases, payments to policyholders in connection with surrenders and withdrawals, policy acquisition costs and other operating expenses.
Liquidity requirements are met primarily by funds provided from operations. Our life subsidiaries generally receive adequate cash flow from annuity deposits and investment income to meet their obligations. Annuity liabilities are generally long-term in nature. However, a primary liquidity concern is the risk of an extraordinary level of early policyholder withdrawals. We include provisions within our annuity policies, such as surrender charges and bonus vesting, which help limit and discourage early withdrawals. Our lifetime income benefit rider also limits the risk of early withdrawals as it provides an additional liquidity option to policyholders as the policyholder can elect to receive guaranteed payments for life from their contract without requiring them to annuitize their contract value and the rider is not transferable to other contracts. At December 31, 2022, approximately 90% or $43.0 billion of our annuity liabilities were subject to penalty upon surrender, with a weighted average remaining surrender charge period of 4.6 years and a weighted average surrender charge percentage of 7.9%.
Our insurance subsidiaries generally have adequate cash flows from annuity deposits and investment income to meet their policyholder and other obligations. Net cash flows from annuity deposits and funds returned to policyholders as surrenders, withdrawals and death claims were $(1.9) billion for the year ended December 31, 2022 compared to $1.3 billion for the year ended December 31, 2021 with the decrease attributable to a $3.1 billion decrease in net annuity deposits after coinsurance and a $66.9 million (after coinsurance) increase in funds returned to policyholders. We continue to invest the net proceeds from policyholder transactions and investment activities in high quality fixed maturity securities, mortgage loans, and other high quality private assets. We have a highly liquid investment portfolio that can be used to meet policyholder and other obligations as needed. In addition, we intend to hold approximately 1% to 3% of our investment portfolio in cash and cash equivalents. Scheduled principal repayments, calls and tenders of available for sale fixed maturity securities and net investment income were $2.8 billion and $2.3 billion, respectively, during the year ended December 31, 2022.
Liquidity of Parent Company
We, as the parent company, are a legal entity separate and distinct from our subsidiaries, and have no business operations. We need liquidity primarily to service our debt (senior notes, term loan and subordinated debentures issued to a subsidiary trust), pay operating expenses and pay dividends to common and preferred stockholders. Our assets consist primarily of the capital stock and surplus notes of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends, surplus note interest payments and other statutorily permissible payments from our subsidiaries, such as payments under our investment advisory agreements and tax allocation agreement with our subsidiaries. These sources provide adequate cash flow for us to meet our current and reasonably foreseeable future obligations and we expect they will be adequate to fund our parent company cash flow requirements in 2023.
The ability of our life insurance subsidiaries to pay dividends or distributions, including surplus note payments, will be limited by applicable laws and regulations of the states in which our life insurance subsidiaries are domiciled, which subject our life insurance subsidiaries to significant regulatory restrictions. These laws and regulations require, among other things, our insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay.
Currently, American Equity Life may pay dividends or make other distributions without the prior approval of the Iowa Insurance Commissioner, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) American Equity Life's net gain from operations for the preceding calendar year, or (2) 10% of American Equity Life's statutory capital and surplus at the preceding December 31. For 2023, up to $369.3 million can be distributed as dividends by American Equity Life without prior approval of the Iowa Insurance Commissioner. In addition, dividends and surplus note payments may be made only out of statutory earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities in the life subsidiary's state of domicile. American Equity Life had $2.0 billion of statutory earned surplus at December 31, 2022.
The maximum distribution permitted by law or contract is not necessarily indicative of an insurer's actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our life subsidiaries following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for their financial needs. Along with solvency regulations, the primary driver in determining the amount of capital used for dividends is the level of capital needed to maintain desired financial strength ratings from rating agencies. Both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for our insurance subsidiaries which, in turn, could negatively affect the cash available to us from insurance subsidiaries. As of December 31, 2022, we estimate American Equity Life has sufficient statutory capital and surplus, combined with capital available to the holding company, to maintain its insurer financial strength rating objective. However, this capital may not be sufficient if significant future losses are incurred or a rating agency modifies its rating criteria and access to additional capital could be limited.

On November 30, 2020 we issued 9,106,042 common shares to Brookfield at a value of $37.00 per share for net proceeds of $333.6 million. On January 7, 2022, we issued an additional 6,775,000 shares to Brookfield at a value of $37.33 per share for net proceeds of $252.9 million.
From the 2020 inception of the share repurchase program through December 31, 2022, we have repurchased approximately 23.9 million shares of our common stock at an average price of $34.74 per common share, including 14.8 million shares repurchased during the year ended December 31, 2022. As of December 31, 2022, we had $569 million remaining under our share repurchase program.
Cash and cash equivalents of the parent holding company at December 31, 2022, were $531.3 million. We also have the ability to issue equity, debt or other types of securities through one or more methods of distribution. The terms of any offering would be established at the time of the offering, subject to market conditions. On February 15, 2022, we established a new five-year credit agreement for $300 million in unsecured delayed draw term loan commitments. On July 6, 2022, we borrowed $300 million under this agreement which matures on February 15, 2027.
In January 2022, American Equity Life became a member of the Federal Home Loan Bank of Des Moines ("FHLB") which provides access to collateralized borrowings and other FHLB products. We may also issue funding agreements to the FHLB. Both the collateralized borrowings and funding agreements require us to pledge qualified assets as collateral. Obligations arising from funding agreements, which totaled $300.0 million as of December 31, 2022 are used in investment spread activities.
Statutory accounting practices prescribed or permitted for our life subsidiaries differ in many respects from those governing the preparation of financial statements under GAAP. Accordingly, statutory operating results and statutory capital and surplus may differ substantially from amounts reported in the GAAP basis financial statements for comparable items. Information as to statutory capital and surplus and statutory net income (loss) for our life subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 is included in Note 14 - Statutory Financial Information and Dividend Restrictions to our audited consolidated financial statements.
In the normal course of business, we enter into financing transactions, lease agreements, or other commitments. These commitments may obligate us to certain cash flows during future periods. The following table summarizes such obligations as of December 31, 2022.

	Payments Due by Period
	Total	Less Than 1 year	1–3 Years	4–5 Years	After 5 Years
	(Dollars in thousands)
Annuity and single premium universal life products (1)	$63,211,336	$4,022,156	$15,083,920	$7,398,151	$36,707,109
Notes and loan payable, including interest payments (2)	1,028,981	50,714	154,288	823,979	—
Subordinated debentures, including interest payments (3)	215,825	4,850	9,700	9,700	191,575
Operating leases	28,503	3,792	8,097	5,601	11,013
Mortgage loan funding and other investments	2,390,862	2,390,862	—	—	—
Total	$66,875,507	$6,472,374	$15,256,005	$8,237,431	$36,909,697
(1)Amounts shown in this table are projected payments through the year 2073 which we are contractually obligated to pay to our annuity policyholders. The payments are derived from actuarial models which assume a level interest rate scenario and incorporate assumptions regarding mortality and persistency, when applicable. These assumptions are based on our historical experience.
(2)Period that principal amounts are due is determined by the earliest of the call/put date or the maturity date of each note payable.
(3)Amount shown is net of equity investments in the capital trusts due to the contractual right of offset upon repayment of the notes.
Critical Accounting Policies & Estimates
The increasing complexity of the business environment and applicable authoritative accounting guidance require us to closely monitor our accounting policies. We have identified six critical accounting policies and estimates that are complex and require significant judgment. The following summary of our critical accounting policies and estimates is intended to enhance your ability to assess our financial condition and results of operations and the potential volatility due to changes in estimates.
Valuation of Investments
Our fixed maturity securities classified as available for sale are reported at fair value. Unrealized gains and losses, if any, on these securities are included directly in stockholders' equity as a component of accumulated other comprehensive income (loss), net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs, deferred sales inducements and policy benefit reserves. Unrealized gains and losses represent the difference between the amortized cost or cost basis and the fair value of these investments. We use significant judgment within the process used to determine fair value of these investments.

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. We categorize our financial instruments into three levels of fair value hierarchy based on the priority of inputs used in determining fair value. The hierarchy defines the highest priority inputs (Level 1) as quoted prices in active markets for identical assets or liabilities. The lowest priority inputs (Level 3) are our own assumptions about what a market participant would use in determining fair value such as estimated future cash flows. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.
We categorize financial instruments recorded at fair value in the consolidated balance sheets as follows:
Level 1 -Quoted prices are available in active markets for identical financial instruments as of the reporting date. We do not adjust the quoted price for these financial instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level 2 -Quoted prices in active markets for similar financial instruments, quoted prices for identical or similar financial instruments in markets that are not active; and models and other valuation methodologies using inputs other than quoted prices that are observable.
Level 3 -Models and other valuation methodologies using significant inputs that are unobservable for financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in Level 3 are securities for which no market activity or data exists and for which we used discounted expected future cash flows with our own assumptions about what a market participant would use in determining fair value.
The following table presents the fair value of fixed maturity securities, available for sale, by pricing source and hierarchy level as of December 31, 2022 and 2021, respectively:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in thousands)
December 31, 2022
Priced via third party pricing services	$26,184	$30,061,381	$—	$30,087,565
Priced via independent broker quotations	—	—	—	—
Priced via other methods	—	4,034,863	657,554	4,692,417
	$26,184	$34,096,244	$657,554	$34,779,982
% of Total	0.1%	98.0%	1.9%	100.0%
Coinsurance investments (1)	—	4,836,923	187,712	5,024,635
	$26,184	$38,933,167	$845,266	$39,804,617

December 31, 2021
Priced via third party pricing services	$32,742	$46,930,830	$—	$46,963,572
Priced via independent broker quotations	—	—	—	—
Priced via other methods	—	2,005,747	—	2,005,747
	$32,742	$48,936,577	$—	$48,969,319
% of Total	0.1%	99.9%	—%	100.0%
Coinsurance investments (1)	32,695	2,303,929	—	2,336,624
	$65,437	$51,240,506	$—	$51,305,943
(1)Investments held by American Equity Life in a segregated account to support liabilities reinsured under both coinsurance with funds withheld and modified coinsurance reinsurance agreements.
Management's assessment of all available data when determining fair value of our investments is necessary to appropriately apply fair value accounting.

We utilize independent pricing services in estimating the fair values of investment securities. The independent pricing services incorporate a variety of observable market data in their valuation techniques, including:
•reported trading prices,
•benchmark yields,
•broker-dealer quotes,
•benchmark securities,
•bids and offers,
•credit ratings,
•relative credit information, and
•other reference data.
The independent pricing services also take into account perceived market movements and sector news, as well as a security's terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary.
The independent pricing services provide quoted market prices when available. Quoted prices are not always available due to market inactivity. When quoted market prices are not available, the third parties use yield data and other factors relating to instruments or securities with similar characteristics to determine fair value for securities that are not actively traded. We generally obtain one value from our primary external pricing service. In situations where a price is not available from this service, we may obtain quotes or prices from additional parties as needed. Market indices of similar rated asset class spreads are considered for valuations and broker indications of similar securities are compared. Inputs used by the broker include market information, such as yield data and other factors relating to instruments or securities with similar characteristics. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes on which one may execute the disposition of the assets.
We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, comparison of the prices to a secondary pricing source, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. Additionally, as needed we utilize discounted cash flow models or perform independent valuations on a case-by-case basis using inputs and assumptions similar to those used by the pricing services. Although we do identify differences from time to time as a result of these validation procedures, we did not make any significant adjustments as of December 31, 2022 and 2021.
Evaluation of Allowance for Credit Losses on Available for Sale Fixed Maturity Securities and Mortgage Loan Portfolios
The process to identify available for sale fixed maturity securities that could potentially require an allowance for credit loss involves significant judgment and estimates by management. We review and analyze all fixed maturity securities on an ongoing basis for changes in market interest rates and credit deterioration. This review process includes analyzing our ability to recover the amortized cost or cost basis of each fixed maturity security that has a fair value that is materially lower than its amortized cost and requires a high degree of management judgment and involves uncertainty. The evaluation of fixed maturity securities for credit loss is a quantitative and qualitative process, which is subject to risks and uncertainties.
We have a policy and process to identify fixed maturity securities that could potentially have a credit loss. This process involves monitoring market events and other items that could impact issuers. The evaluation includes but is not limited to such factors as:
•the extent to which fair value is less than amortized cost or cost;
•whether the issuer is current on all payments and all contractual payments have been made as agreed;
•the remaining payment terms and the financial condition and near-term prospects of the issuer;
•the lack of ability to refinance due to liquidity problems in the credit market;
•the fair value of any underlying collateral;
•the existence of any credit protection available;
•our intent to sell and whether it is more likely than not we would be required to sell prior to recovery for debt securities;
•consideration of rating agency actions; and
•changes in estimated cash flows of mortgage and asset backed securities.
We determine whether an allowance for credit loss should be established for fixed maturity securities by assessing all facts and circumstances surrounding each security. Where the decline in fair value of fixed maturity securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these securities to have credit loss because we do not intend to sell these securities and it is not more likely than not we will be required to sell these securities before a recovery of amortized cost, which may be maturity.
If we intend to sell a fixed maturity security or if it is more likely than not that we will be required to sell a security before recovery of its amortized cost basis, credit loss has occurred and the difference between amortized cost and fair value will be recognized as a loss in operations.

If we do not intend to sell and it is not more likely than not we will be required to sell the fixed maturity security but also do not expect to recover the entire amortized cost basis of the security, a credit loss would be recognized in operations in the amount of the expected credit loss. We determine the amount of expected credit loss by calculating the present value of the cash flows expected to be collected discounted at each security's acquisition yield based on our consideration of whether the security was of high credit quality at the time of acquisition. The difference between the present value of expected future cash flows and the amortized cost basis of the security is the amount of credit loss recognized in operations. The recognized credit loss is limited to the unrealized loss on the security.
The determination of the credit loss component of a mortgage backed security is based on a number of factors. The primary consideration in this evaluation process is the issuer's ability to meet current and future interest and principal payments as contractually stated at time of purchase. Our review of these securities includes an analysis of the cash flow modeling under various default scenarios considering independent third party benchmarks, the seniority of the specific tranche within the structure of the security, the composition of the collateral and the actual default, loss severity and prepayment experience exhibited. With the input of third party assumptions for default projections, loss severity and prepayment expectations, we evaluate the cash flow projections to determine whether the security is performing in accordance with its contractual obligation.
We utilize the models from a leading structured product software specialist serving institutional investors. These models incorporate each security's seniority and cash flow structure. In circumstances where the analysis implies a potential for principal loss at some point in the future, we use our "best estimate" cash flow projection discounted at the security's effective yield at acquisition to determine the amount of our potential credit loss associated with this security. The discounted expected future cash flows equates to our expected recovery value. Any shortfall of the expected recovery when compared to the amortized cost of the security will be recorded as credit loss.
The cash flow modeling is performed on a security-by-security basis and incorporates actual cash flows on the residential mortgage backed securities through the current period, as well as the projection of remaining cash flows using a number of assumptions including default rates, prepayment rates and loss severity rates. The default curves we use are tailored to the Prime or Alt-A residential mortgage backed securities that we own, which assume lower default rates and loss severity for Prime securities versus Alt-A securities. These default curves are scaled higher or lower depending on factors such as current underlying mortgage loan performance, rating agency loss projections, loan to value ratios, geographic diversity, as well as other appropriate considerations.
The determination of the credit loss component of a corporate bond is based on the underlying financial performance of the issuer and their ability to meet their contractual obligations. Considerations in our evaluation include, but are not limited to, credit rating changes, financial statement and ratio analysis, changes in management, significant changes in credit spreads, breaches of financial covenants and a review of the economic outlook for the industry and markets in which they trade. In circumstances where an issuer appears unlikely to meet its future obligation, an estimate of credit loss is determined. Credit loss is calculated using default probabilities as derived from the credit default swaps markets in conjunction with recovery rates derived from independent third party analysis or a best estimate of credit loss. This credit loss rate is then incorporated into a present value calculation based on an expected principal loss in the future discounted at the yield at the date of purchase and compared to amortized cost to determine the amount of credit loss associated with the security.
For fixed maturity securities which we do not intend to sell and it is not more likely than not we will be required to sell, but our intent changes due to changes or events that could not have been reasonably anticipated, a credit loss may be recognized in operations. Unrealized losses may be recognized in future periods in operations should we later conclude that the decline in fair value below amortized cost represents a credit loss pursuant to our accounting policy described above. The use of different methodologies and assumptions to determine the fair value of investments and the timing and amount of impairments may have a material effect on the amounts presented in our consolidated financial statements.
We establish a valuation allowance to provide for the risk of credit losses inherent in our mortgage loan portfolios. The valuation allowance is maintained at a level believed adequate by management to absorb estimated expected credit losses.
The valuation allowances for each of our mortgage loan portfolios are estimated by deriving probability of default and recovery rate assumptions based on the characteristics of the loans in each portfolio, historical economic data and loss information, and current and forecasted economic conditions. Key loan characteristics impacting the estimate for our commercial mortgage loan portfolio include the current state of the borrower’s credit quality, which considers factors such as loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios, loan performance, underlying collateral type, delinquency status, time to maturity, and original credit scores. Key loan characteristics impacting the estimate for our agricultural and residential mortgage loan portfolios include the current state of the borrowers' credit quality, delinquency status, time to maturity and original credit scores.
Policy Liabilities for Fixed Index Annuities
We offer a variety of fixed index annuities with crediting strategies linked to the S&P 500 Index and other equity and bond market indices. We purchase call options on the applicable indices as an investment to provide the income needed to fund the annual index credits on the index products. See Financial Condition—Derivative Instruments. Certain derivative instruments embedded in the fixed index annuity contracts are recognized in the consolidated balance sheets at their fair values and changes in fair value are recognized immediately in our consolidated statements of operations in accordance with accounting standards for derivative instruments and hedging activities.

Accounting for derivatives prescribes that the contractual obligations for future annual index credits are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. Policy liabilities for fixed index annuities are equal to the sum of the "host" (or guaranteed) component and the embedded derivative component for each fixed index annuity policy. The host value is established at inception of the contract and accreted over the policy's life at a constant rate of interest. We estimate the fair value of the embedded derivative component at each valuation date by (i) projecting policy contract values and minimum guaranteed contract values over the expected lives of the contracts and (ii) discounting the excess of the projected contract value amounts at the applicable risk-free interest rates adjusted for our nonperformance risk related to those liabilities. The projections of policy contract values are based on our best estimate assumptions for future policy growth and future policy decrements including lapse, partial withdrawal and mortality rates. Our best estimate assumptions for future policy growth include assumptions for the expected index credits on the next policy anniversary date which are derived from the fair values of the underlying call options purchased to fund such index credits and the expected costs of annual call options we will purchase in the future to fund index credits beyond the next policy anniversary. The projections of minimum guaranteed contract values include the same best estimate assumptions for policy decrements as were used to project policy contract values. The amounts reported in the consolidated statements of operations as "Interest sensitive and index product benefits" represent amounts credited to policy liabilities pursuant to accounting by insurance companies for certain long-duration contracts which include index credits through the most recent policy anniversary. The amounts reported in the consolidated statements of operations as "Change in fair value of embedded derivatives" equal the change in the difference between policy benefit reserves for fixed index annuities computed under the derivative accounting standard and the long-duration contracts accounting standard at each balance sheet date.
In general, the change in the fair value of the embedded derivatives will not correspond to the change in fair value of the purchased call options because the purchased call options are generally one year options while the options valued in the embedded derivatives represent the rights of the contract holder to receive index credits over the entire period the fixed index annuities are expected to be in force, which typically exceeds 10 years.
The most sensitive assumptions in determining policy liabilities for fixed index annuities are 1) the rates used to discount the excess projected contract values, 2) the expected cost of annual call options we will purchase in the future to fund index credits beyond the next policy anniversary date and 3) our best estimate for future policy decrements specific to lapse rates.
As indicated above, the discount rates used to discount excess projected contract value are based on applicable risk-free interest rates adjusted for our nonperformance risk related to those liabilities. If the discount rates used to discount the excess projected contract values at December 31, 2022 were to increase by 100 basis points, our reserves for fixed index annuities would decrease by $336.2 million. A decrease by 100 basis points in the discount rates used to discount the excess projected contract values would increase our reserves for fixed index annuities by $386.4 million.
As of December 31, 2022, we utilized an estimate of 2.40% for the expected cost of annual call options, which is based on estimated long-term account value growth and a historical review of our actual options costs. If the expected cost of annual call options we purchase in the future to fund index credits beyond the next policy anniversary date were to increase by 25 basis points, our reserves for fixed index annuities would increase by $334.2 million. A decrease of 25 basis points in the expected cost of annual call options would decrease our reserves for fixed index annuities by $298.1 million.
Our lapse rate assumptions are based on actual experience and our outlook as to future expectations for lapse rates. If lapse rates were to increase 10%, our reserves for fixed index annuities would decrease by $4.2 million. A decrease in lapse rates of 10% would increase our reserves for fixed index annuities by $3.3 million.
Liability for Lifetime Income Benefit Riders
Prior to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021, the following critical accounting policy was applicable for the liability for lifetime income benefit riders.
The liability for lifetime income benefit riders is based on the actual and present value of expected benefit payments to be paid in excess of projected policy values recognizing the excess over the expected lives of the underlying policies based on the actual and present value of expected assessments including investment spreads, product charges and fees. The inputs used in the calculation of the liability for lifetime income benefit riders include actual policy values, actual income account values, actual payout factors, actual roll-up rates and our best estimate assumptions for future policy growth, expected utilization of lifetime income benefit riders, which includes the ages at which policyholders are expected to elect to begin to receive lifetime income benefit payments and the percentage of policyholders who elect to receive lifetime income benefit payments, the type of income benefit payments selected upon election and future assumptions for lapse, partial withdrawal and mortality rates. The assumptions are reviewed quarterly and updates to the assumptions are made based on historical results and our best estimates of future experience. The liability for lifetime income benefit riders is included in policy benefit reserves in the consolidated balance sheets and the change in the liability is included in interest sensitive and index product benefits in the consolidated statements of operations.
The most sensitive assumptions in the calculation of the liability for lifetime income benefit riders are 1) the expected cost of annual call options we will purchase in the future, 2) the percentage of policyholders who elect to receive lifetime income benefit payments, 3) our best estimate for future policy decrements specific to lapse rates and 4) the net investment earned rate.

Market Risk Benefits
Subsequent to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021, the following critical accounting policy was applicable for market risk benefits.
Market risk benefits (MRBs) are contracts or contract features that both provide protection to the policyholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. We issue certain fixed indexed annuity and fixed rate annuity contracts that provide minimum guarantees to policyholders including guaranteed minimum withdrawal benefits (GMWB) and guaranteed minimum death benefits (GMDB) that are MRBs.
MRBs are measured at fair value, at the individual contract level, and can be either an asset or a liability. Contracts which contain more than one MRB feature are combined into one single MRB. The fair value is calculated using stochastic models that include a risk margin and incorporate a spread for our nonperformance risk. At contract inception, an attributed fee ratio is calculated based on the present value of the fees and assessments collectible from the policyholder relative to the present value of expected benefits paid attributable to the MRB. The attributed fees remain static over the life of the MRB and is used to calculate the fair value of the MRB using a risk neutral valuation method. The attributed fees cannot be negative and cannot exceed the total explicit fees collectible from the policyholder.
The inputs and best estimate assumptions used in the calculation of the market risk benefits include actual policy values, actual income account values, actual payout factors, actual roll-up rates and our best estimate assumptions for option budget, risk-free interest rates, expected utilization of lifetime income benefit riders, which includes the ages at which policyholders are expected to elect to begin to receive lifetime income benefit payments and the percentage of policyholders who elect to receive lifetime income benefit payments, the type of income benefit payments selected upon election and future assumptions for lapse, partial withdrawal and mortality rates. The assumptions are reviewed quarterly and updates to the assumptions are made based on historical results and our best estimates of future experience. See Results of Operations for the Two Years Ended December 31, 2022 in this Item 7 for a discussion and presentation of the effects of assumption revisions.
The most sensitive assumptions in the calculation of the market risk benefits are 1) utilization, 2) option budget, 3) risk-free interest rates and 4) nonperformance risk.
The utilization assumption represents the percentage of policyholders who will elect to receive lifetime income benefit payments in a given year. If the utilization assumption were to increase by 30%, our market risk benefits would increase by $204.0 million. A decrease of 30% in the utilization assumption would decrease our market risk benefits by $279.4 million.The option budget assumption represents the expected cost of annual call options we will purchases in the future. If the option budget assumption were to increase by 25 basis points, our market risk benefits liability would decrease by $66.4 million. A decrease of 25 basis points in the option budget assumption would increase our market risk benefits liability by $56.3 million.
The risk-free interest rate assumption impacts the discount rate used to discount future cash flows in the valuation. If the risk-free interest rate assumption were to increase by 100 basis points, our market risk benefits liability would decrease by $375.9 million. A decrease of 100 basis points in the risk-free interest rate assumption would increase our market risk benefits liability by $415.1 million.
The nonperformance risk assumption impacts the discount rate used in the discounted future cash flow valuation and includes our own credit risk based on the current market credit spreads for debt-like instruments we have issued and are available in the market. Additionally, the nonperformance risk assumption includes the counterparty credit risk used in the fair value measurement of ceded market risk benefits which is determined using the current market credit spreads based on the counterparty credit rating. If the rating used to derive the nonperformance risk assumption were to increase by one ratings notch, our ceded market risk benefits liability would decrease by $22.7 million. A decrease of one ratings notch used to derive the nonperformance risk assumption would increase our ceded market risk benefits liability by $59.8 million.
Deferred Policy Acquisition Costs and Deferred Sales Inducements
Costs which are incremental and directly related to the successful production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs or deferred sales inducements. Deferred policy acquisition costs consist principally of commissions and certain costs of policy issuance. Deferred sales inducements consist of premium and interest bonuses credited to policyholder account balances.
Prior to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021, the following critical accounting policy was applicable for deferred policy acquisition costs and deferred sales inducements.
For annuity products, these costs are being amortized in proportion to actual and expected gross profits. Actual and expected gross profits include the the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholders, or the "investment spread"; and to a lesser extent, product charges and fees net of expected excess payments for lifetime income benefit riders and certain policy expenses. Actual and expected gross profits for fixed index annuities also include the impact of amounts recorded for the change in fair value of derivatives and the change in fair value of embedded derivatives. Current period amortization is adjusted retrospectively through an unlocking process when estimates of actual and expected gross profits (including the impact of net realized gains (losses) on investments and credit losses recognized in operations) to be realized from a group of products are updated. Our estimates of future gross profits are based on actuarial assumptions related to the underlying policies terms, lives of the policies, yield on investments supporting the liabilities and level of expenses necessary to maintain the polices over their entire lives. Revisions are made based on historical results and our best estimates of future experience.

The most sensitive assumptions used to calculate amortization of deferred policy acquisition costs and deferred sales inducements are 1) the net investment earned rate, 2) our best estimate for future policy decrements specific to lapse rates and 3) the expected cost of annual call options we will purchase in the future.
Subsequent to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021, the following critical accounting policy was applicable for deferred policy acquisition costs and deferred sales inducements.
For annuity products, these costs are being amortized on a constant level basis over the expected term of the underlying contracts. The inputs and best estimate assumptions used in the calculation of the amortization of deferred policy acquisition costs and deferred sales inducements include full surrenders, partial withdrawals, mortality, utilization and reset assumptions associated with lifetime income benefit riders, and the option budget assumption. If actual experience differs from expected experience, the pattern of amortization is adjusted on a prospective basis.
The most sensitive assumption used to calculate amortization of deferred policy acquisition costs and deferred sales inducements is our best estimate for future policy decrements specific to lapse rates. Any updates to assumptions are applied prospectively.
Deferred Income Taxes
We account for income taxes using the liability method. This method provides for the tax effects of transactions reported in the audited consolidated financial statements for both taxes currently due and deferred. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. A temporary difference is a transaction, or amount of a transaction, that is recognized currently for financial reporting purposes but will not be recognized for tax purposes until a future tax period, or is recognized currently for tax purposes but will not be recognized for financial reporting purposes until a future reporting period. Deferred income taxes are measured by applying enacted tax rates for the years in which the temporary differences are expected to be recovered or settled to the amount of each temporary difference.
The realization of deferred income tax assets is primarily based upon management's estimates of future taxable income. Valuation allowances are established when management estimates, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:
•future taxable income of the necessary character exclusive of reversing temporary differences and carryforwards;
•future reversals of existing taxable temporary differences;
•taxable capital income in prior carryback years; and
•tax planning strategies.
Actual realization of deferred income tax assets and liabilities may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.
The realization of deferred income tax assets related to unrealized losses on our available for sale fixed maturity securities is also based upon our intent to hold these securities for a period of time sufficient to allow for a recovery in fair value and not realize the unrealized loss.
New Accounting Pronouncements
See Note 1 - Significant Accounting Policies to our audited consolidated financial statements in this document beginning on page F-12, which is incorporated by reference in this Item 7, for new accounting pronouncement disclosures.
Item 7A.    Quantitative and Qualitative Disclosures About Market Risk
We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) consist substantially of investment grade fixed maturity securities, (ii) have projected returns which satisfy our spread targets, and (iii) have characteristics which support the underlying liabilities. Many of our products incorporate surrender charges, market interest rate adjustments or other features, including lifetime income benefit riders, to encourage persistency.
We seek to maximize the total return on our fixed maturity securities through active investment management. Accordingly, we have determined that our available for sale portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates, (ii) changes in relative values of individual securities and asset sectors, (iii) changes in prepayment risks, (iv) changes in credit quality outlook for certain securities, (v) liquidity needs, and (vi) other factors.
Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products and the fair value of our investments. The profitability of most of our products depends on the spreads between interest yield on investments and rates credited on insurance liabilities. We have the ability to adjust crediting rates (caps, participation rates or asset fee rates for fixed index annuities) on substantially all of our annuity liabilities at least annually (subject to minimum guaranteed values). Substantially all of our annuity products have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. In addition, a significant amount of our fixed index annuity policies and many of our annual reset fixed rate deferred annuities were issued with a lifetime income benefit rider which we believe improves the persistency of such annuity products. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.
A major component of our interest rate risk management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our insurance liabilities. We use models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. The "duration" of a security is the time weighted present value of the security's expected cash flows and is used to measure a security's sensitivity to changes in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities.
If interest rates were to increase 10% (40 basis points) from levels at December 31, 2022, we estimate that the fair value of our fixed maturity securities would decrease by approximately $1.1 billion. The impact on stockholders' equity of such decrease (net of income taxes) would be a decrease of $860.2 million in accumulated other comprehensive income and a decrease in stockholders' equity. The models used to estimate the impact of a 10% change in market interest rates incorporate numerous assumptions, require significant estimates and assume an immediate and parallel change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time. However, any such decreases in the fair value of our fixed maturity securities (unless related to credit concerns of the issuer requiring recognition of a credit loss) would generally be realized only if we were required to sell such securities at losses prior to their maturity to meet our liquidity needs, which we manage using the surrender and withdrawal provisions of our annuity contracts and through other means. See Financial Condition—Liquidity for Insurance Operations for a further discussion of the liquidity risk.
The amortized cost of fixed maturity securities that are callable at the option of the issuer, excluding securities with a make-whole provision, was $2.1 billion as of December 31, 2022. During the years ended December 31, 2022 and 2021, we received $0.9 billion and $2.3 billion, respectively, in net redemption proceeds related to the exercise of such call provisions. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to the redeemed bonds. Such reinvestment risk typically occurs in a declining rate environment. In addition, we have $6.0 billion of floating rate investments as of December 31, 2022. The majority of these investments are based on the 3 month LIBOR rate and are reset quarterly. We have a plan to transition these investments away from LIBOR in 2023. Should rates decline to levels which tighten the spread between our average portfolio yield and average cost of interest credited on annuity liabilities, we have the ability to reduce crediting rates (caps, participation rates or asset fees for fixed index annuities) on most of our annuity liabilities to maintain the spread at our targeted level. At December 31, 2022, approximately 91% of our annuity liabilities were subject to annual adjustment of the applicable crediting rates at our discretion, limited by minimum guaranteed crediting rates specified in the policies. At December 31, 2022, approximately 14% of our annuity liabilities were at minimum guaranteed crediting rates.
We purchase call options on the applicable indices to fund the annual index credits on our fixed index annuities. These options are primarily one-year instruments purchased to match the funding requirements of the underlying policies. Fair value changes associated with those investments are substantially offset by an increase or decrease in the amounts added to policyholder account balances for fixed index products. The difference between proceeds received at expiration of these options and index credits, as shown in the following table, is primarily due to under or over-hedging as a result of policyholder behavior being different than our expectations.

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Proceeds received at expiration of options related to such credits	$312,133	$2,019,477	$758,604
Annual index credits to policyholders on their anniversaries	305,292	1,977,888	747,489
On the anniversary dates of the index policies, we purchase new one-year call options to fund the next annual index credits. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our fixed index business. We manage this risk through the terms of our fixed index annuities, which permit us to change caps, participation rates and asset fees, subject to contractual features. By modifying caps, participation rates or asset fees, we can limit option costs to budgeted amounts, except in cases where the contractual features would prevent further modifications. Based upon actuarial testing which we conduct as a part of the design of our fixed index products and on an ongoing basis, we believe the risk that contractual features would prevent us from controlling option costs is not material.
Item 8.    Consolidated Financial Statements and Supplementary Data
The audited consolidated financial statements are included as a part of this report on pages F-1 through F-66.

PART IV
Item 15.    Exhibits and Financial Statement Schedules
Financial Statements and Financial Statement Schedules.    See Index to Consolidated Financial Statements and Schedules on page F-1 for a list of financial statements and financial statement schedules included in this report.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
YEARS ENDED DECEMBER 31, 2022, 2021 and 2020

Reports of Independent Registered Public Accounting Firm (Ernst & Young LLP, Des Moines, Iowa, Auditor Firm ID: 42; KPMG LLP, Des Moines, Iowa, Auditor Firm ID: 185)	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets	F-5
Consolidated Statements of Operations	F-7
Consolidated Statements of Comprehensive Income (Loss)	F-8
Consolidated Statements of Changes in Stockholders' Equity	F-9
Consolidated Statements of Cash Flows	F-10
Notes to Consolidated Financial Statements
Note 1. Significant Accounting Policies	F-12
Note 2. Fair Value of Financial Instruments	F-19
Note 3. Investments	F-26
Note 4. Mortgage Loans on Real Estate	F-32
Note 5. Variable Interest Entities	F-37
Note 6. Derivative Instruments	F-39
Note 7. Deferred Policy Acquisition Costs and Deferred Sales Inducements	F-42
Note 8. Policyholder Liabilities	F-43
Note 9. Reinsurance and Policy Provisions	F-49
Note 10. Income Taxes	F-52
Note 11. Notes and Loan Payable	F-54
Note 12. Subordinated Debentures	F-54
Note 13. Retirement and Share-based Compensation Plans	F-55
Note 14. Statutory Financial Information and Dividend Restrictions	F-57
Note 15. Commitments and Contingencies	F-57
Note 16. Earnings Per Common Share and Stockholders' Equity	F-58
Schedules:
Schedule I—Summary of Investments—Other Than Investments in Related Parties	F-60
Schedule II—Condensed Financial Information of Registrant	F-61
Schedule III—Supplementary Insurance Information	F-65
Schedule IV—Reinsurance	F-66

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
American Equity Investment Life Holding Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of American Equity Investment Life Holding Company and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes and financial statement schedules I to IV (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period December 31, 2022, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 28, 2023 expressed an unqualified opinion thereon.
Adoption of ASU No. 2018-12
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for long-duration contracts in each of the two years in the period ended December 31, 2022 due to the adoption of ASU No. 2018-12, Financial Services – Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fixed Index Annuity Embedded Derivative Liability and Market Risk Benefits

Description of the Matter	As of December 31, 2022, the fair value of the Company’s fixed index annuity embedded derivative liability totaled $4.8 billion, net of coinsurance ceded. The Company’s fixed index annuity contracts contain crediting features, where amounts credited to the contract’s account value are linked to the performance of certain market indices. The index crediting feature is accounted for as an embedded derivative liability and reported at fair value as discussed in Notes 1 and 2 to the consolidated financial statements. A subset of fixed index annuity and fixed rate annuity contracts include guaranteed minimum withdrawal benefits and guaranteed minimum death benefit features that are market risk benefits (MRB) measured at fair value as discussed in Notes 1, 2, and 8 to the consolidated financial statements. The Company’s MRB assets and MRB liabilities totaled $229.9 million and $2,455.5 million, respectively, as of December 31, 2022.

Auditing the valuation of the Company’s fixed index annuity embedded derivative and MRBs was complex because of the highly judgmental nature of the determination of the assumptions required to determine the fair value of the embedded derivative and MRBs. In particular, the fair value was sensitive to the significant assumptions including the expected cost of annual call options and those used to determine future policy growth including lapse, partial withdrawal, mortality, lifetime income benefit rider (LIBR) reset, and LIBR utilization. Nonperformance risk and capital market performance are additional significant assumptions used in the valuation of the MRBs.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls over management’s process for the development of the significant assumptions used in measuring the fair value of the embedded derivative for fixed index annuities and MRBs. These controls included, among others, the review and approval process management has in place for the development of the significant assumptions.

To evaluate the judgment used by management in determining the assumptions used in measuring the fair value of the fixed index annuity embedded derivative and MRBs, among other procedures, we involved actuarial specialists and evaluated the methodology applied by management in determining the fair value with those used in the prior period and in the industry. To evaluate the significant assumptions used by management in the methodology applied, we compared as applicable the significant assumptions noted above to historical experience, observable market data, and management’s estimates of prospective changes in these assumptions. We also performed an independent recalculation of the embedded derivative and MRB for a sample of policies for comparison with the actuarial model used by management.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Des Moines, Iowa
February 28, 2023, except for the effect of the adoption of ASU No. 2018-12 disclosed in Note 1, as to which the date is August 9, 2023

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
American Equity Investment Life Holding Company:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of American Equity Investment Life Holding Company and subsidiaries (the Company) for the year ended December 31, 2020, and the related notes (and financial statement schedules II to IV) (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We served as the Company’s auditor from 2005 to 2020.
Des Moines, Iowa
March 1, 2021

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Investments:
Fixed maturity securities, available for sale, at fair value (amortized cost of $44,866,019 as of 2022 and $46,999,183 as of 2021; allowance for credit losses of $3,347 as of 2022 and $2,846 as of 2021)	$39,804,617	$51,305,943
Mortgage loans on real estate (net of allowance for credit losses of $36,972 as of 2022 and $24,024 as of 2021)	6,949,027	5,687,998
Real estate investments related to consolidated variable interest entities	1,056,063	337,939
Limited partnerships and limited liability companies (2022 and 2021 include $684,834 and $168,711 related to consolidated variable interest entities)	1,266,779	520,120
Derivative instruments	431,727	1,277,480
Other investments	1,817,085	1,247,024
Total investments	51,325,298	60,376,504

Cash and cash equivalents (2022 and 2021 include $27,235 and $23,763 related to consolidated variable interest entities)	1,919,669	4,508,982
Coinsurance deposits (net of allowance for credit losses of $8,737 as of 2022 and $2,264 as of 2021)	13,254,956	8,988,891
Market risk benefits	229,871	526,373
Accrued investment income (2022 and 2021 include $3,444 and $3 related to consolidated variable interest entities)	497,851	445,097
Deferred policy acquisition costs	2,773,643	3,062,204
Deferred sales inducements	2,045,683	2,119,962
Deferred income taxes	438,434	—
Income taxes recoverable	55,498	166,586
Other assets (2022 and 2021 include $10,690 and $1,524 related to consolidated variable interest entities)	642,696	349,023
Total assets	$73,183,599	$80,543,622

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	December 31,
	2022	2021
Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves	$58,781,836	$62,614,822
Market risk benefits	2,455,492	3,162,162
Other policy funds and contract claims	512,790	226,844
Notes and loan payable	792,073	496,250
Subordinated debentures	78,753	78,421
Deferred income taxes	—	914,417
Funds withheld for reinsurance liabilities	6,577,426	3,124,740
Other liabilities (2022 and 2021 include $78,644 and $20,168 related to consolidated variable interest entities)	1,614,479	2,187,249
Total liabilities	70,812,849	72,804,905

Stockholders' equity:
Preferred stock, Series A; par value $1 per share; $400,000 aggregate liquidation preference; 20,000 shares authorized; issued and outstanding: 2022 and 2021 - 16,000 shares	16	16
Preferred stock, Series B; par value $1 per share; $300,000 aggregate liquidation preference; 12,000 shares authorized; issued and outstanding: 2022 and 2021 - 12,000 shares	12	12
Common stock; par value $1 per share; 200,000,000 shares authorized; issued and outstanding: 2022 - 84,810,255 shares (excluding 24,590,353 treasury shares); 2021 - 92,513,517 shares (excluding 9,936,715 treasury shares)	84,810	92,514
Additional paid-in capital	1,325,316	1,614,374
Accumulated other comprehensive income (loss)	(3,746,230)	3,192,547
Retained earnings	4,685,593	2,839,254
Total stockholders' equity attributable to American Equity Investment Life Holding Company	2,349,517	7,738,717
Noncontrolling interests	21,233	—
Total stockholders' equity	2,370,750	7,738,717
Total liabilities and stockholders' equity	$73,183,599	$80,543,622
See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2022	2021	2020
Revenues:
Premiums and other considerations	$19,739	$58,202	$39,382
Annuity product charges	230,354	242,631	251,227
Net investment income	2,307,463	2,037,475	2,182,078
Change in fair value of derivatives	(1,138,128)	1,348,735	34,666
Net realized losses on investments	(47,848)	(13,242)	(80,680)
Other revenue	42,245	16,160	—
Loss on extinguishment of debt	—	—	(2,024)
Total revenues	1,413,825	3,689,961	2,424,649

Benefits and expenses:
Insurance policy benefits and change in future policy benefits (remeasurement losses of future policy benefit reserves of $(1,959) for 2022 and $(1,907) for 2021)	33,220	73,896	49,742
Interest sensitive and index product benefits	554,871	2,231,567	1,543,270
Market risk benefits (gains) losses	3,684	268,973	—
Amortization of deferred sales inducements	181,970	191,884	438,164
Change in fair value of embedded derivatives	(2,352,598)	(358,302)	(1,286,787)
Interest expense on notes and loan payable	32,098	25,581	25,552
Interest expense on subordinated debentures	5,331	5,324	5,557
Amortization of deferred policy acquisition costs	284,011	306,370	649,554
Other operating costs and expenses	239,526	241,882	183,636
Total benefits and expenses	(1,017,887)	2,987,175	1,608,688
Income before income taxes	2,431,712	702,786	815,961
Income tax expense	511,135	149,763	144,501
Net income	1,920,577	553,023	671,460
Less: Net income available to noncontrolling interests	358	—	—
Net income available to American Equity Investment Life Holding Company stockholders	1,920,219	553,023	671,460
Less: Preferred stock dividends	43,675	43,675	33,515
Net income available to American Equity Investment Life Holding Company common stockholders	$1,876,544	$509,348	$637,945

Earnings per common share	$20.72	$5.43	$6.93
Earnings per common share - assuming dilution	$20.50	$5.39	$6.90

Weighted average common shares outstanding (in thousands):
Earnings per common share	90,558	93,860	92,055
Earnings per common share - assuming dilution	91,538	94,491	92,392
See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Net income	$1,920,577	$553,023	$671,460
Other comprehensive income (loss):
Change in net unrealized investment gains/losses (1)	(9,361,135)	(978,461)	1,058,289
Change in current discount rate for liability for future policy benefits	73,091	19,065	—
Changes in instrument-specific credit risk for market risk benefits	519,525	(18,514)	—
Reclassification of unrealized investment gains/losses to net income (1)	(13,893)	(8,973)	16,690
Other comprehensive income (loss) before income tax	(8,782,412)	(986,883)	1,074,979
Income tax effect related to other comprehensive income (loss)	1,843,635	207,353	(225,746)
Other comprehensive income (loss)	(6,938,777)	(779,530)	849,233
Comprehensive income (loss)	$(5,018,200)	$(226,507)	$1,520,693
(1)Net of related adjustments to amortization of deferred sales inducements, deferred policy acquisition costs and policy benefit reserves for 2020.
See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Total Stockholders' Equity
Balance at December 31, 2019	$16	$91,107	$1,212,311	$1,354,324	$1,768,764	$—	$4,426,522
Net income for the year	—	—	—	—	671,460	—	671,460
Other comprehensive income	—	—	—	849,233	—	—	849,233
Issuance of preferred stock	12	—	290,248	—	—	—	290,260
Share-based compensation	—	—	10,215	—	—	—	10,215
Issuance of common stock	—	10,053	328,008	—	—	—	338,061
Treasury stock acquired, common	—	(5,439)	(159,655)	—	—	—	(165,094)
Cumulative effect of change in accounting principle	—	—	—	—	(9,295)	—	(9,295)
Dividends on preferred stock	—	—	—	—	(33,515)	—	(33,515)
Dividends on common stock ($0.32 per share)	—	—	—	—	(28,859)	—	(28,859)
Balance at December 31, 2020	28	95,721	1,681,127	2,203,557	2,368,555	—	6,348,988
Cumulative effect of change in accounting principle	—	—	—	1,768,520	(7,199)	—	1,761,321
Net income for the year	—	—	—	—	553,023	—	553,023
Other comprehensive loss	—	—	—	(779,530)	—	—	(779,530)
Share-based compensation	—	—	24,601	—	—	—	24,601
Issuance of common stock	—	460	4,394	—	—	—	4,854
Treasury stock acquired, common	—	(3,667)	(95,748)	—	—	—	(99,415)
Dividends on preferred stock	—	—	—	—	(43,675)	—	(43,675)
Dividends on common stock ($0.34 per share)	—	—	—	—	(31,450)	—	(31,450)
Balance at December 31, 2021	28	92,514	1,614,374	3,192,547	2,839,254	—	7,738,717
Net income for the year	—	—	—	—	1,920,219	358	1,920,577
Other comprehensive loss	—	—	—	(6,938,777)	—	—	(6,938,777)
Share-based compensation	—	—	15,827	—	—	—	15,827
Issuance of common stock	—	7,112	246,866	—	—	—	253,978
Treasury stock acquired, common	—	(14,816)	(551,751)	—	—	—	(566,567)
Dividends on preferred stock	—	—	—	—	(43,675)	—	(43,675)
Dividends on common stock ($0.36 per share)	—	—	—	—	(30,205)	—	(30,205)
Contributions from noncontrolling interests	—	—	—	—	—	20,875	20,875
Balance at December 31, 2022	$28	$84,810	$1,325,316	$(3,746,230)	$4,685,593	$21,233	$2,370,750
See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Operating activities
Net income	$1,920,577	$553,023	$671,460
Adjustments to reconcile net income to net cash provided by operating activities:
Interest sensitive and index product benefits	554,871	2,231,567	1,543,270
Amortization of deferred sales inducements	181,970	191,884	438,164
Annuity product charges	(230,354)	(242,631)	(251,227)
Change in fair value of embedded derivatives	(2,352,598)	(358,302)	(1,286,787)
Change in traditional life and accident and health insurance reserves	(83,456)	83,734	8,694
Policy acquisition costs deferred	(199,075)	(309,683)	(255,154)
Amortization of deferred policy acquisition costs	284,011	306,370	649,554
Provision for depreciation and other amortization	14,185	5,527	5,199
Amortization of discounts and premiums on investments	2,640	19,861	57,437
Loss on extinguishment of debt	—	—	2,024
Realized gains/losses on investments	47,848	13,242	80,680
Change in fair value of derivatives	1,138,127	(1,348,704)	(34,668)
Distributions from equity method investments	4,090	12,409	1,968
Deferred income taxes	490,926	149,431	141,071
Share-based compensation	15,827	24,601	10,215
Change in accrued investment income	(52,754)	(47,015)	74,744
Change in income taxes recoverable/payable	111,088	(165,724)	(1,291)
Change in other assets	2,852	(5,085)	(849)
Change in other policy funds and contract claims	279,936	(19,809)	(21,865)
Change in market risk benefits, net	(22,915)	208,257	—
Change in collateral held for derivatives	(851,971)	17,423	(72,413)
Change in collateral held for securities lending	—	—	(495,039)
Change in funds withheld from reinsurers	931,600	3,124,740	—
Change in other liabilities	9,033	(224,171)	38,995
Other	(152,639)	12,219	804
Net cash provided by operating activities	2,043,819	4,233,164	1,304,986

Investing activities
Sales, maturities, or repayments of investments:
Fixed maturity securities, available for sale	9,691,210	4,490,736	8,291,316
Mortgage loans on real estate	1,916,328	862,666	378,812
Derivative instruments	584,055	2,260,959	860,520
Other investments	739,027	368,837	4,324
Acquisitions of investments:
Fixed maturity securities, available for sale	(8,894,629)	(9,206,733)	(2,429,114)
Mortgage loans on real estate	(3,092,385)	(2,386,712)	(1,121,756)
Real estate investments acquired	(724,484)	(335,767)	—
Derivative instruments	(790,229)	(748,061)	(730,333)
Other investments	(1,842,843)	(1,512,123)	(105,925)
Purchases of property, furniture and equipment	(40,961)	(18,109)	(13,240)
Net cash provided by (used in) investing activities	(2,454,911)	(6,224,307)	5,134,604

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Financing activities
Receipts credited to annuity policyholder account balances	$3,316,221	$5,910,024	$3,648,936
Coinsurance deposits	(186,637)	(3,187,332)	430,644
Return of annuity policyholder account balances	(5,257,487)	(5,145,193)	(4,040,054)
Repayment of loan payable	(3,750)	—	—
Proceeds from issuance of loan payable	300,000	—	—
Repayment of subordinated debentures	—	—	(81,450)
Proceeds from issuance of common stock, net	253,978	4,854	338,061
Acquisition of treasury stock	(566,567)	(99,415)	(165,094)
Proceeds from issuance of preferred stock, net	—	—	290,260
Change in checks in excess of cash balance	39,901	(3,210)	3,611
Dividends paid on common stock	(30,205)	(31,450)	(28,859)
Dividends paid on preferred stock	(43,675)	(43,675)	(33,515)
Net cash provided by (used in) financing activities	(2,178,221)	(2,595,397)	362,540
Increase (decrease) in cash and cash equivalents	(2,589,313)	(4,586,540)	6,802,130
Cash and cash equivalents at beginning of year	4,508,982	9,095,522	2,293,392
Cash and cash equivalents at end of year	$1,919,669	$4,508,982	$9,095,522

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense	$36,289	$30,000	$31,427
Income taxes	4,873	165,537	4,842
Income tax refunds received	98,644	—	—
Non-cash operating activity:
Deferral of sales inducements	107,691	95,161	93,610
See accompanying notes to consolidated financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     Significant Accounting Policies
Nature of Operations
American Equity Investment Life Holding Company ("we", "us", "our" or "parent company"), through its wholly-owned subsidiaries, American Equity Investment Life Insurance Company ("American Equity Life"), American Equity Investment Life Insurance Company of New York ("American Equity Life of New York") and Eagle Life Insurance Company ("Eagle Life"), is licensed to sell insurance products in 50 states and the District of Columbia at December 31, 2022. We operate solely in the insurance business.
We market fixed index and fixed rate annuities. Annuity deposits (net of coinsurance) collected in 2022, 2021 and 2020, by product type were as follows:

	Year Ended December 31,
Product Type	2022	2021	2020
	(Dollars in thousands)
Fixed index annuities	$2,202,688	$3,026,211	$2,309,580
Annual reset fixed rate annuities	5,535	6,000	7,846
Multi-year fixed rate annuities	139,092	2,452,994	1,295,843
Single premium immediate annuities (SPIA)	18,935	59,816	33,461
	$2,366,250	$5,545,021	$3,646,730
Agents contracted with us through four national marketing organizations accounted for more than 10% of annuity deposits we collected during 2022 representing 22%, 16%, 10%, and 10% individually, of the annuity deposits collected. Agents contracted with us through two national marketing organization accounted for more than 10% of annuity deposits we collected during 2021 representing 14% and 11%, individually, of the annuity deposits collected. Agents contracted with us through two national marketing organization accounted for more than 10% of annuity deposits we collected during 2020 representing 17% and 10%, individually, of the annuity deposits collected.
Consolidation and Basis of Presentation
The consolidated financial statements include our accounts and our wholly-owned subsidiaries: American Equity Life, American Equity Life of New York, Eagle Life, AERL, L.C., AE Capital, LLC., American Equity Investment Properties, L.C., High Trestle Investment Management, LLC., AEL RE Vermont, Inc., AEL Re Bermuda, Ltd, NC Securities Holdco, LLC, AEL Financial Services, LLC, and North Wolf Bay Holdings, LLC. All significant intercompany accounts and transactions have been eliminated.
In addition, our consolidated financial statements include variable interest entities ("VIE"s) in which we are the primary beneficiary. We have relationships with various special purpose entities and other legal entities that must be evaluated to determine if the entities meet the criteria of a VIE. This assessment is performed by reviewing contractual, ownership and other rights and requires use of judgment. First, we determine if we hold a variable interest in an entity by assessing if we have the right to receive expected losses and expected residual returns of the entity. If we hold a variable interest, then the entity is assessed to determine if it is a VIE. An entity is a VIE if the equity at risk is not sufficient to support its activities, if the equity holders lack a controlling financial interest or if the entity is structured with non-substantive voting rights. In addition to the previous criteria, if the entity is a limited partnership or similar entity, it is a VIE if the limited partners do not have the power to direct the entity’s most significant activities through substantive kick-out rights or participating rights. A VIE is evaluated to determine the primary beneficiary. The primary beneficiary of a VIE is the enterprise with (1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When we are the primary beneficiary, we are required to consolidate the entity in our financial statements. We reassess our involvement with VIEs on a quarterly basis. For further information about VIEs, refer to Note 5 – Variable Interest Entities.
Estimates and Assumptions
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of deferred policy acquisition costs, deferred sales inducements, policy benefit reserves, including the fair value of embedded derivatives in fixed index annuity contracts, market risk benefits, valuation of derivatives, valuation of investments, valuation of real estate, allowances for credit losses on available-for-sale fixed maturity securities, allowances for loan losses on mortgage loans and valuation allowances on deferred tax assets. A description of each critical estimate is incorporated within the discussion of the related accounting policies which follow. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments
Fixed maturity securities (bonds maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments for assumed changes in amortization of deferred policy acquisition costs, deferred sales inducements and policy benefit reserves. Fair values, as reported herein, of fixed maturity securities are based on quoted market prices in active markets when available, or for those fixed maturity securities not actively traded, yield data and other factors relating to instruments or securities with similar characteristics are used. See Note 2 - Fair Value of Financial Instruments for more information on the determination of fair value. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on residential and commercial mortgage backed securities incorporate prepayment assumptions to estimate the securities' expected lives. Interest income is recognized as earned.
Available-for-sale fixed maturity securities are subject to an allowance for credit loss and changes in the allowance are reported in net income as a component of net realized losses on investments. See Note 3 - Investments for further discussion of the allowance for credit losses on available-for-sale fixed maturity securities.
Mortgage loans on real estate are reported at cost adjusted for amortization of premiums and accrual of discounts and net of valuation allowances. Interest income is recorded when earned; however, interest ceases to accrue for loans on which interest is more than 90 days past due based upon contractual terms and/or when the collection of interest is not considered probable. Interest income on impaired loans is recorded on a cash basis. Any changes in the loan valuation allowances are reported in net realized losses on investments. See Note 4 - Mortgage Loans on Real Estate for further discussion of the valuation allowance on the mortgage loan portfolios.
Beginning in 2021, we held residential real estate investments through consolidation of an investment company VIE. As this is an investment company VIE, the residential real estate investments are reported at fair value and the change in fair value on these investments is reported in net income as a component of net investment income. Fair values of residential real estate investments are initially based on the cost to purchase the properties and subsequently based on a discounted cash flow methodology. See Note 2 – Fair Values of Financial Instruments for more information on the determination of fair value. The residential real estate investments are leased to renters through operating lease arrangements. Rental income is recognized on a straight-line basis over the term of the respective leases.
Beginning in 2022, we held a commercial real estate investment in the ultra-luxury hospitality sector through consolidation of a VIE that is not an investment company. The commercial real estate investment is held at depreciated cost and was initially held at the cost to purchase the property.
Our limited partnerships and limited liability companies are accounted for either using the equity method of accounting, NAV as a practical expedient, or fair value. For our equity method investments, we record our share of earnings and losses of the limited partnership or limited liability company as a component of net investment income. Our consolidated limited partnerships are measured using NAV as a practical expedient, as the investments do not have a readily determinable fair value and the investments are in an investment company within scope of Topic 946. Our consolidated real estate limited liability companies are fair valued on a recurring basis using the methods described in Note 2 – Fair Values of Financial Instruments. For all of our limited partnerships and limited liability company investments, recognition of income is reported on a quarter lag due to the availability of the related financial statements of the limited partnerships and limited liability companies.
Other invested assets include company owned life insurance, equity securities, short-term debt securities with maturities of greater than three months but less than twelve months when purchased, and short-term loans and collateral loans with maturities less than one year. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the end of the reporting period, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Dividends are recognized when declared.
Realized gains and losses on sales of investments are determined on the basis of specific identification based on the trade date.
Federal Home Loan Bank
During the first quarter of 2022, American Equity Life became a member of the Federal Home Loan Bank (“FHLB”) which provides access to collateralized borrowings and other FHLB products. We may also issue funding agreements to the FHLB. Both the collateralized borrowings and funding agreements require us to pledge qualified assets as collateral. Obligations arising from funding agreements are used in investment spread activities and reported in Other policy funds and contract claims on the Consolidated Balance Sheets. See Note 15 - Commitments and Contingencies for more information on the funding agreements issued. Entering into FHLB membership, borrowings and funding agreements requires the ownership of FHLB stock and the pledge of assets as collateral. See Note 2 - Fair Value of Financial Instruments and Note 15 - Commitments and Contingencies for more information on the common stock purchased and assets pledged as collateral.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Instruments
Our derivative instruments include call options used to fund fixed index annuity credits and interest rate swaps which were designated as fair value hedges. Our call option derivative instruments are recognized in the balance sheet at fair value and changes in fair value are recognized immediately in operations.
A fair value hedge is a hedge of the exposure to changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment, that are attributable to a particular risk. The accounting for a fair value hedge is determined at hedge inception. Hedge accounting can be applied if, at inception, and throughout the hedging period, the changes in the fair value of the derivative are highly effective at offsetting the changes in fair value of the hedged asset, liability or unrecognized firm commitment that are attributable to the risk being hedged. When hedge accounting is applied, the change in fair value of the hedged asset, liability or unrecognized firm commitment attributable to the hedged risk are reported in the same line item in the Consolidated Statements of Operations as the changes in fair value of the derivative instrument. For fair value hedges of fixed maturity securities, the change in fair value attributable to the risk being hedged is recognized in the Change in fair value of derivatives line item of the Consolidated Statements of Operations. For any change in fair value of our interest rate swaps that are excluded from hedge effectiveness, we have elected to recognize the change immediately in earnings rather than amortizing over the life of the hedge.
At hedge inception, we formally document our risk management objective and strategy for entering into hedging relationships for any fair value hedge. We also quantitatively test for hedge effectiveness using statistical regression analysis on both a prospective and retrospective basis. The results of the testing determine whether we have a highly effective hedging relationship and can apply hedge accounting.
Prior to the redemption of our floating rate subordinated debentures in 2020, our derivative instruments also included an interest rate swap and interest rate caps which were used to manage interest rate risk associated with the floating rate component on certain of our subordinated debentures. These interest rate swaps and interest rate caps were recognized in the balance sheet at fair value and changes in fair value were recognized immediately in operations.
See Note 6 - Derivative Instruments for more information on derivative instruments.
Cash and Cash Equivalents
We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
Book Overdrafts
Under our cash management system, checks issued but not yet presented to banks frequently result in overdraft balances for accounting purposes and are classified as Other liabilities on our consolidated balance sheets. We report the changes in the amount of the overdraft balance as a financing activity in our consolidated statement of cash flows as Change in checks in excess of cash balance.
Deferred Income Taxes
Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. The effect on deferred income tax assets and liabilities resulting from a change in the enacted marginal tax rate is recognized in income in the period that includes the enactment date. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will more likely than not be realized. The realization of deferred income tax assets primarily depends on generating future taxable income during the periods in which temporary differences become deductible. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In making such a determination, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations, is considered. The realization of deferred income tax assets related to unrealized losses on available-for-sale fixed maturity securities is also based upon our intent and ability to hold those securities for a period of time sufficient to allow for a recovery in fair value and not realize the unrealized loss. See Note 10 - Income Taxes for more information on deferred income taxes.
Recognition of Premium Revenues and Costs
Revenues for annuity products include surrender and living income benefit rider charges assessed against policyholder account balances during the period. Interest sensitive and index product benefits related to annuity products include interest credited or index credits to policyholder account balances pursuant to accounting by insurance companies for certain long-duration contracts. The change in fair value of the embedded derivatives for fixed index annuities equals the change in the difference between policy benefit reserves for fixed index annuities computed under the derivative accounting standard and the long-duration contracts accounting standard at each balance sheet date.
Considerations from immediate annuities and supplemental contract annuities with life contingencies are recognized as revenue when the policy is issued.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All insurance-related revenues, including the change in the fair value of derivatives for call options related to the business ceded under coinsurance agreements (see Note 9 - Reinsurance and Policy Provisions), benefits, losses and expenses are reported net of reinsurance ceded. Revenue and fees associated with reinsurance agreements (see Note 9 - Reinsurance and Policy Provisions) are recognized in Other revenue when earned over the life of the reinsured policies or when service is performed.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. Other comprehensive income (loss) excludes net realized investment gains (losses) included in net income which represents transfers from unrealized to realized gains and losses.
Reclassifications
Certain amounts in the prior years' consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation.
The following accounting policies were applicable prior to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021:
Deferred Policy Acquisition Costs (DAC) and Deferred Sales Inducements (DSI)
For annuity products, these costs are being amortized in proportion to actual and expected gross profits. Actual and expected gross profits include the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholders, or the "investment spread"; and to a lesser extent, product charges and fees net of expected excess payments for lifetime income benefit riders and certain policy expenses. Actual and expected gross profits for fixed index annuities also include the impact of amounts recorded for the change in fair value of derivatives and the change in fair value of embedded derivatives. Current period amortization is adjusted retrospectively through an unlocking process when estimates of actual and expected gross profits (including the impact of net realized gains (losses) on investments) to be realized from a group of products are revised. Deferred policy acquisition costs and deferred sales inducements are also adjusted for the change in amortization that would have occurred if available for sale fixed maturity securities had been sold at their aggregate fair value at the end of the reporting period and the proceeds reinvested at current yields. The impact of this adjustment is included in accumulated other comprehensive income (loss) within consolidated stockholders' equity, net of applicable taxes.
Policy Benefit Reserves
Policy benefit reserves for fixed index annuities with returns linked to the performance of a specified market index are equal to the sum of the fair value of the embedded derivatives and the host (or guaranteed) component of the contracts. The host value is established at inception of the contract and accreted over the policy's life at a constant rate of interest. Future policy benefit reserves for fixed index annuities earning a fixed rate of interest and other deferred annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. For the years ended December 31, 2022, 2021 and 2020, interest crediting rates for these products ranged from 1.45% to 2.65%.
The liability for lifetime income benefit riders is based on the actual and present value of expected benefit payments to be paid in excess of projected policy values recognizing the excess over the expected lives of the underlying policies based on the actual and present value of expected assessments including investment spreads, product charges and fees. The inputs used in the calculation of the liability for lifetime income benefit riders include actual policy values, actual income account values, actual payout factors, actual roll-up rates and our best estimate assumptions for future policy growth, expected utilization of lifetime income benefit riders, which includes the ages at which policyholders are expected to elect to begin to receive lifetime income benefit payments and the percentage of policyholders who elect to receive lifetime income benefit payments, the type of income benefit payments selected upon election and future assumptions for lapse, partial withdrawal and mortality rates.
Policy benefit reserves are not reduced for amounts ceded under coinsurance agreements which are reported as coinsurance deposits on our consolidated balance sheets. See Note 9 - Reinsurance and Policy Provisions for more information on reinsurance.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following accounting policies were new or changed subsequent to the adoption of LDTI accounting guidance which was effective January 1, 2023 with a transition date of January 1, 2021:
Deferred Policy Acquisition Costs (DAC) and Deferred Sales Inducements (DSI)
The Company incurs costs in connection with acquiring new and renewal business. The portion of these costs which are incremental and direct to the acquisition of a new or renewal policy are deferred as they are incurred. DAC and DSI are amortized on a constant level basis over the expected term of the contracts based on projected policy counts. Contracts are grouped consistent with the grouping used in the estimating of the liability. The assumptions used in the calculation of DAC and DSI include full surrenders, partial withdrawals, mortality, utilization and reset assumptions associated with lifetime income benefit riders, and the option budget assumption. If the actual experience is different from our expectations, the amortization pattern is adjusted prospectively. See Note 7 - Deferred Policy Acquisition Costs and Deferred Sales Inducements for more information on DAC and DSI.
Policy Benefit Reserves
Policy benefit reserves for fixed index annuities with returns linked to the performance of a specified market index are equal to the sum of the fair value of the embedded derivatives and the host (or guaranteed) component of the contracts. The host value is established at inception of the contract and accreted over the policy's life at a constant rate of interest. Future policy benefit reserves for fixed index annuities earning a fixed rate of interest and other deferred annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. For the years ended December 31, 2022, 2021 and 2020, interest crediting rates for these products ranged from 1.45% to 2.65%.
A liability for future policy benefits is recorded for our traditional limited-payment insurance contracts and is generally equal to the present value of expected future policy benefit payments. The present value calculation uses assumptions for mortality, morbidity, termination, and expense. The contracts are grouped into cohorts based on issue year and product type.
The liability for future policy benefits is discounted using an upper-medium grade fixed-income instrument yield that reflects the duration characteristics of the liabilities and maximizes the use of observable data. The discount rate is updated each reporting period and any changes in the liability resulting from changes in the upper medium grade fixed income instrument yield are recognized in AOCI. Any changes to the liability as a result of assumption changes will be recognized as remeasurement gains (losses) in insurance policy benefits and change in future policy benefits in the Consolidated Statement of Operations. See Note 8 - Policyholder Liabilities for more information on the liability for future policy benefits.
Market Risk Benefits
Market risk benefits (MRBs) are contracts or contract features that both provide protection to the policyholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. We issue certain fixed indexed annuity and fixed rate annuity contracts that provide minimum guarantees to policyholders including guaranteed minimum withdrawal benefits (GMWB) and guaranteed minimum death benefits (GMDB) that are MRBs.
MRBs are measured at fair value, at the individual contract level, and can be either an asset or a liability. Contracts which contain more than one MRB feature are combined into one single MRB. The fair value is calculated using stochastic models that include a risk margin and incorporate a spread for our instrument specific credit risk. At contract inception, attributed fees are calculated based on the present value of the fees and assessments collectible from the policyholder relative to the present value of expected benefits paid attributable to the MRB. The attributed fees remain static over the life of the MRB and is used to calculate the fair value of the MRB using a risk neutral valuation method. The attributed fees cannot be negative and cannot exceed the total explicit fees collectible from the policyholder.

The MRB assets and liabilities are presented separately on the Consolidated Balance Sheets. The ceded MRB assets are presented in coinsurance deposits on the Consolidated Balance Sheets. Changes in fair value of the MRB are recognized in market risk benefits (gains) losses on the Consolidated Statements of Operations each period with the exception of the portion of the change in fair value related to a changes in our nonperformance risk, which is recognized in other comprehensive income (OCI). See Note 8 - Policyholder Liabilities for more information on MRBs.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adopted Accounting Pronouncements
Financial Instruments - Credit Losses
In June 2016, the Financial Accounting Standards Board ("FASB") issued an accounting standards update ("ASU") that significantly changed the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model that requires these assets be presented at the net amount expected to be collected. In addition, credit losses on available-for-sale debt securities are recorded through an allowance account subsequent to the adoption of this ASU.  We adopted this ASU on January 1, 2020. The adoption of this ASU resulted in an increase in our mortgage loan allowance for credit losses of $8.6 million and the recognition of an allowance for credit losses on our reinsurance recoverable/coinsurance deposits balances of $3.2 million on the date of adoption. Retained earnings was decreased by $9.3 million, which reflects the net of tax impact of the increase in the mortgage loan allowance for credit losses and the recognition of an allowance for credit losses on our reinsurance recoverable/coinsurance deposits balances on the date of adoption.
Targeted Improvements to the Accounting for Long-Duration Insurance Contracts
In August 2018, the FASB issued an ASU that revises certain aspects of the measurement models and disclosure requirements for long duration insurance and investment contracts. The FASB’s objective in issuing this ASU is to improve, simplify, and enhance the accounting for long-duration contracts. The revisions include updating cash flow assumptions in the calculation of the liability for traditional life products, introducing the term ‘market risk benefit’ (“MRB”) and requiring all contract features meeting the definition of an MRB to be measured at fair value with the change in fair value recognized in net income excluding the change in fair value related to our own-credit risk which is recognized in AOCI and simplifying the method used to amortize deferred policy acquisition costs and deferred sales inducements to a constant level basis over the expected term of the related contracts rather than based on actual and estimated gross profits and enhancing disclosure requirements. While this ASU was effective for us January 1, 2023, the transition date (the remeasurement date) was January 1, 2021. We adopted the guidance for the liability for future policyholder benefits, deferred acquisition costs, and deferred sales inducements on a modified retrospective basis such that those balances were adjusted to conform to ASU 2018-12 on January 1, 2021. The guidance for market risk benefits was applied retrospectively. Below are the transition date impacts for each of these items.

Liability for Future Policy Benefits for Payout Annuity With Life Contingency
(Dollars in thousands)
Pre-adoption 1/1/2021 balance	$337,467
Adjustment to opening retained earnings for expected future policy benefits	2,566
Adjustment for the effect of remeasurement of liability at current single A rate	68,717
Post adoption 1/1/2021 balance	$408,750

Market Risk Benefit Liability
(Dollars in thousands)
Pre-adoption 1/1/2021 carrying amount for features now classified as MRBs	$2,547,231
Adjustment for the removal of shadow adjustments	(584,636)
Adjustment for the cumulative effect of the changes in the instrument-specific credit risk between the original contract issuance date and the transition date	229,108
Adjustment for the remaining difference between previous carrying amount and fair value measurement for the MRB, exclusive of the instrument specific credit risk	33,781
Post adoption 1/1/2021 balance	$2,225,484

Ceded Market Risk Benefit
(Dollars in thousands)
Pre-adoption 1/1/2021 carrying amount for features now classified as MRBs	$62,108
Adjustment for the difference between previous carrying amount and fair value measurement for the MRB, exclusive of the instrument specific credit risk	27,230
Post adoption 1/1/2021 ceded MRB balance	$89,338

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred Policy Acquisition Costs
Fixed Index Annuities and Fixed Rate Annuities
(Dollars in thousands)
Pre-adoption 1/1/2021 balance	$2,225,199
Adjustments for the removal of shadow adjustments	1,183,306
Post adoption 1/1/2021 balance	$3,408,505

Deferred Sales Inducements
Fixed Index Annuities and Fixed Rate Annuities
(Dollars in thousands)
Pre-adoption 1/1/2021 balance	$1,448,375
Adjustments for the removal of shadow adjustments	768,310
Post adoption 1/1/2021 balance	$2,216,685
For deferred acquisition costs, the Company removed shadow adjustments previously recorded in accumulated other comprehensive income for the impact of unrealized gains and losses that were included in the pre-ASU 2018-12 expected gross profits amortization calculation as of the transition date.
As a result of the adoption of ASU 2018-12, the Company decreased beginning retained earnings by $7.2 million and increased accumulated other comprehensive income by $1.8 billion as of January 1, 2021.
Certain amounts in the 2022 and 2021 consolidated financial statements and related footnotes thereto have been recast, to the extent impacted by ASU 2018-12, to conform to the new guidance. ASU 2018-12 also requires disaggregated roll forwards for the liability for future policy benefits, MRBs, DAC and DSI. We disaggregated the roll forwards by product type consistent with how we internally view our business.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     Fair Values of Financial Instruments
The following sets forth a comparison of the carrying amounts and fair values of our financial instruments:

	December 31,
	2022		2021
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities, available for sale	$39,804,617	$39,804,617	$51,305,943	$51,305,943
Mortgage loans on real estate	6,949,027	6,502,463	5,687,998	5,867,227
Real estate investments	1,056,063	1,056,063	337,939	337,939
Limited partnerships and limited liability companies	684,835	684,835	168,711	168,711
Derivative instruments	431,727	431,727	1,277,480	1,277,480
Other investments	1,817,085	1,817,085	1,247,024	1,247,024
Cash and cash equivalents	1,919,669	1,919,669	4,508,982	4,508,982
Coinsurance deposits	13,254,956	12,640,797	8,988,891	8,188,338
Market risk benefits	229,871	229,871	526,373	526,373

Liabilities
Policy benefit reserves	58,419,911	55,572,896	62,169,441	56,375,076
Market risk benefits	2,455,492	2,455,492	3,162,162	3,162,162
Single premium immediate annuity (SPIA) benefit reserves	212,119	221,130	226,207	235,891
Other policy funds - FHLB	300,000	300,000	—	—
Notes and loan payable	792,073	774,220	496,250	569,485
Subordinated debentures	78,753	87,293	78,421	93,721
Fair value is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The objective of a fair value measurement is to determine that price for each financial instrument at each measurement date. We meet this objective using various methods of valuation that include market, income and cost approaches.
We categorize our financial instruments into three levels of fair value hierarchy based on the priority of inputs used in determining fair value. The hierarchy defines the highest priority inputs (Level 1) as quoted prices in active markets for identical assets or liabilities. The lowest priority inputs (Level 3) are our own assumptions about what a market participant would use in determining fair value such as estimated future cash flows. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. We categorize financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:
Level 1 –Quoted prices are available in active markets for identical financial instruments as of the reporting date. We do not adjust the quoted price for these financial instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level 2 –Quoted prices in active markets for similar financial instruments, quoted prices for identical or similar financial instruments in markets that are not active; and models and other valuation methodologies using inputs other than quoted prices that are observable.
Level 3 – Models and other valuation methodologies using significant inputs that are unobservable for financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in Level 3 are securities for which no market activity or data exists and for which we used discounted expected future cash flows with our own assumptions about what a market participant would use in determining fair value.
NAV –Our consolidated limited partnership funds are typically measured using NAV as a practical expedient in determining fair value and are not classified in the fair value hierarchy. Our carrying value reflects our pro rata ownership percentage as indicated by NAV in the investment fund financial statements and is recorded on a quarter lag due to the timing of when financial statements are available.
Transfers of securities among the levels occur at times and depend on the type of inputs used to determine fair value of each security.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our assets and liabilities which are measured at fair value on a recurring basis as of December 31, 2022 and 2021 are presented below based on the fair value hierarchy levels:

	Total Fair Value	NAV	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2022
Assets
Fixed maturity securities, available for sale:
U.S. Government and agencies	$169,071	$—	$26,184	$142,887	$—
States, municipalities and territories	3,822,982	—	—	3,822,982	—
Foreign corporate securities and foreign governments	676,852	—	—	676,852	—
Corporate securities	24,161,921	—	—	23,759,573	402,348
Residential mortgage backed securities	1,377,611	—	—	1,377,611	—
Commercial mortgage backed securities	3,687,478	—	—	3,687,478	—
Other asset backed securities	5,908,702	—	—	5,465,784	442,918
Other investments	1,013,297	—	398,280	615,017	—
Real estate investments	940,559	—	—	—	940,559
Limited partnerships and limited liability companies	684,835	620,626	—	—	64,209
Derivative instruments	431,727	—	—	431,727	—
Cash and cash equivalents	1,919,669	—	1,919,669	—	—
Market risk benefits (a)	229,871	—	—	—	229,871
	$45,024,575	$620,626	$2,344,133	$39,979,911	$2,079,905
Liabilities
Funds withheld liability - embedded derivative	$(441,864)	$—	$—	$—	$(441,864)
Fixed index annuities - embedded derivatives	4,820,845	—	—	—	4,820,845
Market risk benefits (a)	2,455,492	—	—	—	2,455,492
	$6,834,473	$—	$—	$—	$6,834,473

December 31, 2021
Assets
Fixed maturity securities, available for sale:
U.S. Government and agencies	$1,078,746	$—	$32,737	$1,046,009	$—
States, municipalities and territories	3,927,201	—	—	3,927,201	—
Foreign corporate securities and foreign governments	402,545	—	—	402,545	—
Corporate securities	34,660,234	—	32,700	34,627,534	—
Residential mortgage backed securities	1,125,049	—	—	1,125,049	—
Commercial mortgage backed securities	4,840,311	—	—	4,840,311	—
Other asset backed securities	5,271,857	—	—	5,271,857	—
Other investments	12,226	—	—	5,877	6,349
Real estate investments	337,939	—	—	—	337,939
Limited partnerships and limited liability companies	168,711	168,711	—	—	—
Derivative instruments	1,277,480	—	—	1,277,480	—
Cash and cash equivalents	4,508,982	—	4,508,982	—	—
Market risk benefits (a)	526,373	—	—	—	526,373
	$58,137,654	$168,711	$4,574,419	$52,523,863	$870,661
Liabilities
Funds withheld liability - embedded derivative	$(2,362)	$—	$—	$(2,362)	$—
Fixed index annuities - embedded derivatives	7,964,961	—	—	—	7,964,961
Market risk benefits (a)	3,162,162	—	—	—	3,162,162
	$11,124,761	$—	$—	$(2,362)	$11,127,123
(a)See Note 8 - Policyholder Liabilities for additional information related to market risk benefits, including the balances of and changes in market risk benefits as well as significant inputs and assumptions used in the fair value measurements of market risk benefits.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following methods and assumptions were used in estimating the fair values of financial instruments during the periods presented in these consolidated financial statements.
Fixed maturity securities
The fair values of fixed maturity securities in an active and orderly market are determined by utilizing independent pricing services. The independent pricing services incorporate a variety of observable market data in their valuation techniques, including:
•reported trading prices,
•benchmark yields,
•broker-dealer quotes,
•benchmark securities,
•bids and offers,
•credit ratings,
•relative credit information, and
•other reference data.
The independent pricing services also take into account perceived market movements and sector news, as well as a security's terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary.
The independent pricing services provide quoted market prices when available. Quoted prices are not always available due to market inactivity. When quoted market prices are not available, the third parties use yield data and other factors relating to instruments or securities with similar characteristics to determine fair value for securities that are not actively traded. We generally obtain one value from our primary external pricing service. In situations where a price is not available from this service, we may obtain quotes or prices from additional parties as needed. Market indices of similar rated asset class spreads are considered for valuations and broker indications of similar securities are compared. Inputs used by the broker include market information, such as yield data and other factors relating to instruments or securities with similar characteristics. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes on which one may execute the disposition of the assets.
We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, comparison of the prices to a secondary pricing source, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. Additionally, as needed we utilize discounted cash flow models or perform independent valuations on a case-by-case basis using inputs and assumptions similar to those used by the pricing services. Although we do identify differences from time to time as a result of these validation procedures, we did not make any significant adjustments as of December 31, 2022 and 2021.
Fixed maturity security valuations that include at least one significant unobservable input are reflected in Level 3 in the fair value hierarchy and can include fixed maturity securities across all asset classes. Quantitative information about the significant unobservable inputs used are provided below for fixed maturity securities that were either valued internally or were valued by a third party and the inputs were reasonably available. The fair value of corporate securities that utilized at least one significant unobservable input was $84.7 million and $0 million as of December 31, 2022 and 2021, respectively. A discounted cash flow methodology was utilized in the valuation, which included an unobservable liquidity premium of 20 basis points being incorporated along with other observable market data. The fair value of other asset backed securities that utilized at least one significant unobservable input was $296.8 million and $0 million as of December 31, 2022 and 2021, respectively. A discounted cash flow methodology was utilized in the valuation, which included unobservable discount rates and weighted average lives being incorporated along with other observable market data. At December 31, 2022, the discount rates used in the fair value calculations ranged from 4.04% to 28.58% with a weighted average rate of 4.36%. At December 31, 2022, the weighted average lives used in the fair value calculations ranged from 8.79 years to 12.48 years with a weighted average of 9.29 years.
Mortgage loans on real estate
Mortgage loans on real estate are not measured at fair value on a recurring basis. The fair values of mortgage loans on real estate are calculated using discounted expected cash flows using competitive market interest rates currently being offered for similar loans. The fair values of impaired mortgage loans on real estate that we have considered to be collateral dependent are based on the fair value of the real estate collateral (based on appraised values) less estimated costs to sell. The inputs utilized to determine fair value of all mortgage loans are unobservable market data (competitive market interest rates); therefore, fair value of mortgage loans falls into Level 3 in the fair value hierarchy.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Real estate investments
The fair values of residential real estate investments held through consolidation of investment company VIEs are initially calculated based on the cost to purchase the properties and subsequently calculated based on a discounted cash flow methodology. Under the discounted cash flow method, net operating income is forecasted assuming a 10-year hold period commencing as of the valuation date. An additional year is forecasted in order to determine the residual sale price at the end of the hold period, using a residual (terminal) capitalization rate. The significant inputs into the fair value calculation under the discounted cash flow method include the residual capitalization rate and discount rate. These inputs are unobservable market data; therefore, fair value of residential real estate investments falls into Level 3 in the fair value hierarchy. At December 31, 2022, the residual capitalization rates used in the fair value calculations ranged from 4.75% to 6.50% with an average rate of 5.44%. At December 31, 2022, the discount rates used in the fair value calculations ranged from 6.00% to 8.00% with an average rate of 6.91%. At December 31, 2021, the residual capitalization rates used in the fair value calculations ranged from 5.00% to 6.25% with an average rate of 5.72%. At December 31, 2021, the discount rates used in the fair value calculations ranged from 6.25% to 7.50% with an average rate of 6.97%.
In Q4 2022, we purchased one real estate investment through consolidation of a VIE that is not measured at fair value on a recurring basis. Due to the proximity of the purchase date to year end, the cost to purchase the property approximates fair value.
Limited partnerships and limited liability companies
Two of our consolidated variable interest entities, which are fair valued on a recurring basis, invest in limited liability companies that invest in operating entities which hold multifamily real estate properties. The fair value of our variable interest entities was $64.2 million as of December 31, 2022 and falls within Level 3 of the fair value hierarchy. The fair value of the limited liability companies was obtained from a third party and is based on the fair value of the underlying real estate held by the various operating entities. The real estate is initially calculated based on the cost to purchase the properties and subsequently calculated based on a discounted cash flow methodology. At December 31, 2022, the residual capitalization rates used in the fair value calculations of the underlying real estate ranged from 4.25% to 4.75% with a weighted average rate of 4.46%. The discount rates used in the fair value calculations of the underlying real estate ranged from 5.75% to 6.00% with a weighted average rate of 5.86%. The fair value of this investment falls within Level 3 of the fair value hierarchy.
Each of our consolidated limited partnership funds, which are measured using NAV as a practical expedient, are closed-end funds that invest in infrastructure credit assets and tech-centric middle-market loans, respectively. Redemptions are not allowed until the funds’ termination dates and liquidations begin. At December 31, 2022, our unfunded commitments for our consolidated limited partnership funds are $926.3 million.
Derivative instruments
The fair values of our call options are based upon the amount of cash that we will receive to settle each derivative instrument on the reporting date. These amounts are determined by our investment team using industry accepted valuation models and are adjusted for the nonperformance risk of each counterparty net of any collateral held. Inputs include market volatility and risk free interest rates and are used in income valuation techniques in arriving at a fair value for each option contract. The nonperformance risk for each counterparty is based upon its credit default swap rate. We have no performance obligations related to the call options purchased to fund our fixed index annuity policy liabilities.
The fair values of our pay fixed/receive float interest rate swaps are determined using internal valuation models that generate discounted expected future cash flows by constructing a projected Secured Overnight Financing Rate (SOFR) curve over the term of the swap.
Other investments
Equity securities and short-term debt securities with maturities of greater than three months but less than twelve months when purchased are the only financial instruments included in other investments that are measured at fair value on a recurring basis. The fair value for these investments are determined using the same methods discussed above for fixed maturity securities. Financial instruments included in other investments that are not measured at fair value on a recurring basis are FHLB common stock, short-term loans, collateral loans and company owned life insurance ("COLI"). FHLB common stock is carried at cost which approximates fair value. FHLB common stock was $22.0 million as of December 31, 2022 and falls within Level 2 of the fair value hierarchy. Due to the short-term nature of the investments, the fair value of a portion of our short-term loans approximates the carrying value. The fair value of short-term loans was $316.4 million and $320.0 million as of December 31, 2022 and December 31, 2021, respectively. Our short-term loans fall within Level 2 of the fair value hierarchy. For our collateral loans, we have concluded the fair value approximates carrying value and falls within Level 2 of the fair value hierarchy. The fair value of collateral loans was $64.6 million and $0 million as of December 31, 2022 and December 31, 2021, respectively. The fair value of our COLI approximates the cash surrender value of the policies and falls within Level 2 of the fair value hierarchy. The fair value of COLI was $397.7 million and $384.3 million as of December 31, 2022 and December 31, 2021, respectively.
Cash and cash equivalents
Amounts reported in the consolidated balance sheets for these instruments are reported at their historical cost which approximates fair value due to the nature of the assets assigned to this category.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Policy benefit reserves, coinsurance deposits and SPIA benefit reserves
The fair values of the liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost we would incur to extinguish the liability (i.e., the cash surrender value) as these contracts are generally issued without an annuitization date. The coinsurance deposits related to the annuity benefit reserves have fair values determined in a similar fashion. For period-certain annuity benefit contracts, the fair value is determined by discounting the benefits at the interest rates currently in effect for newly issued immediate annuity contracts. We are not required to and have not estimated the fair value of the liabilities under contracts that involve significant mortality or morbidity risks, as these liabilities fall within the definition of insurance contracts that are exceptions from financial instruments that require disclosures of fair value. Policy benefit reserves, coinsurance deposits and SPIA benefit reserves without life contingencies are not measured at fair value on a recurring basis. SPIA benefit reserves without life contingencies are recognized in other policy funds and contract claims on the Consolidated Balance Sheets. All of the fair values presented within these categories fall within Level 3 of the fair value hierarchy as most of the inputs are unobservable market data.
Other policy funds - FHLB
The fair values of the Company's funding agreements with the FHLB are estimated using discounted cash flow calculations based on interest rates currently being offered for similar agreements with similar maturities.
Notes and loan payable
The fair value of our senior unsecured notes is based upon quoted market price. The carrying value of the term loan approximates fair value as the interest rate is reset on a quarterly basis utilizing SOFR adjusted for a credit spread. Both of these are categorized as Level 2 within the fair value hierarchy and are not remeasured at fair value on a recurring basis.
Subordinated debentures
Fair values for subordinated debentures are estimated using discounted cash flow calculations based principally on observable inputs including our incremental borrowing rates, which reflect our credit rating, for similar types of borrowings with maturities consistent with those remaining for the debt being valued. These fair values are categorized as Level 2 within the fair value hierarchy. Subordinated debentures are not measured at fair value on a recurring basis..
Funds withheld liability - embedded derivative
We estimate the fair value of the embedded derivative based on the fair value of the assets supporting the funds withheld payable under modified coinsurance and funds withheld coinsurance reinsurance agreements. The fair value of the embedded derivative is classified as Level 3 based on valuation methods used for the assets held supporting the reinsurance agreements.
Fixed index annuities - embedded derivatives
We estimate the fair value of the embedded derivative component of our fixed index annuity policy benefit reserves at each valuation date by (i) projecting policy contract values and minimum guaranteed contract values over the expected lives of the contracts and (ii) discounting the excess of the projected contract value amounts at the applicable risk free interest rates adjusted for our nonperformance risk related to those liabilities. The projections of policy contract values are based on our best estimate assumptions for future policy growth and future policy decrements. Our best estimate assumptions for future policy growth include assumptions for the expected index credit on the next policy anniversary date which are derived from the fair values of the underlying call options purchased to fund such index credits and the expected costs of annual call options we will purchase in the future to fund index credits beyond the next policy anniversary. The projections of minimum guaranteed contract values include the same best estimate assumptions for policy decrements as were used to project policy contract values.
Within this determination we have the following significant unobservable inputs: 1) the expected cost of annual call options we will purchase in the future to fund index credits beyond the next policy anniversary and 2) our best estimates for future policy decrements, primarily lapse, partial withdrawal and mortality rates. As of December 31, 2022 and 2021, we utilized an estimate of 2.40% and 2.10%, respectively, for the expected cost of annual call options, which is based on estimated long-term account value growth and a historical review of our actual option costs.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our best estimate assumptions for lapse, partial withdrawal and mortality rates are based on our actual experience and our outlook as to future expectations for such assumptions. These assumptions, which are consistent with the assumptions used in calculating deferred policy acquisition costs and deferred sales inducements, are reviewed on a quarterly basis and are updated as our experience develops and/or as future expectations change. The following table presents average lapse rate and partial withdrawal rate assumptions, by contract duration, used in estimating the fair value of the embedded derivative component of our fixed index annuity policy benefit reserves at each reporting date:

	Average Lapse Rates		Average Partial Withdrawal Rates
Contract Duration (Years)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
1 - 5	2.17%	3.04%	1.86%	2.19%
6 - 10	3.28%	2.84%	1.97%	2.26%
11 - 15	3.63%	4.47%	1.86%	2.14%
16 - 20	8.55%	8.93%	2.96%	1.33%
20+	4.90%	4.93%	1.81%	—%
Lapse rates are generally expected to increase as surrender charge percentages decrease for policies without a lifetime income benefit rider. Lapse expectations reflect a significant increase in the year in which the surrender charge period on a contract ends.
The following table provides a reconciliation of the beginning and ending balances for our Level 3 assets and liabilities, which are measured at fair value on a recurring basis using significant unobservable inputs for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(Dollars in thousands)
Fixed maturity securities, available for sale - Corporate securities
Beginning balance	$—	$—
Purchases	2,233	—
Transfers in	391,702	—
Transfers out	—	—
Total realized/unrealized gains (losses):
Included in net income	—	—
Included in other comprehensive income (loss)	8,413	—
Ending balance	$402,348	$—

Fixed maturity securities, available for sale - Other asset backed securities
Beginning balance	$—	$—
Purchases	296,800	—
Transfers in	153,669	—
Transfers out	—	—
Total realized/unrealized gains (losses):
Included in net income	—	—
Included in other comprehensive income (loss)	(7,551)	—
Ending balance	$442,918	$—

Other investments
Beginning balance	$6,349	$—
Transfers in	—	6,349
Transfers out	(3,867)	—
Total realized/unrealized gains (losses):
Included in net income	(2,482)	—
Included in other comprehensive income (loss)	—	—
Ending balance	$—	$6,349

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2022	2021
	(Dollars in thousands)
Real estate investments
Beginning balance	$337,939	$—
Purchases and sales, net	602,298	335,767
Change in fair value	322	2,172
Ending balance	$940,559	$337,939

Limited partnerships and limited liability companies
Beginning balance	$—	$—
Purchases and sales, net	57,574	—
Change in fair value	6,635	—
Ending balance	$64,209	$—

Funds withheld liability - embedded derivative
Beginning balance	$—	$—
Transfers in	(441,864)	—
Change in fair value	—	—
Ending balance	$(441,864)	$—

Fixed index annuities - embedded derivatives
Beginning balance	$7,964,961	$7,938,281
Premiums less benefits	(125,940)	1,424,372
Change in fair value, net	(2,561,676)	(876,803)
Reserve release related to in-force ceded reinsurance	(456,500)	(520,889)
Ending balance	$4,820,845	$7,964,961
Transfers into Level 3 during the years ended December 31, 2022 and 2021 were the result of changes in observable pricing information for certain fixed maturity securities.
The fair value of our fixed index annuities embedded derivatives is net of coinsurance ceded of $1,173.4 million and $1,245.0 million as of December 31, 2022 and 2021, respectively. Change in fair value, net for each period in our embedded derivatives is included in Change in fair value of embedded derivatives in the Consolidated Statements of Operations.
Certain derivatives embedded in our fixed index annuity contracts are our most significant financial instrument measured at fair value that are categorized as Level 3 in the fair value hierarchy. The contractual obligations for future annual index credits within our fixed index annuity contracts are treated as a "series of embedded derivatives" over the expected life of the applicable contracts. We estimate the fair value of these embedded derivatives at each valuation date by the method described above under fixed index annuities - embedded derivatives. The projections of minimum guaranteed contract values include the same best estimate assumptions for policy decrements as were used to project policy contract values.
The most sensitive assumption in determining policy liabilities for fixed index annuities is the rates used to discount the excess projected contract values. As indicated above, the discount rate reflects our nonperformance risk. If the discount rates used to discount the excess projected contract values at December 31, 2022, were to increase by 100 basis points, the fair value of the embedded derivatives would decrease by $336.2 million recorded through operations as a decrease in the change in fair value of embedded derivatives. A decrease by 100 basis points in the discount rates used to discount the excess projected contract values would increase the fair value of the embedded derivatives by $386.4 million recorded through operations as an increase in the change in fair value of embedded derivatives.
We review these assumptions quarterly and as a result of these reviews, we made updates to assumptions in 2022, 2021 and 2020.
The most significant assumption update to the calculation of the fair value of the embedded derivative component of our fixed index annuity policy benefit reserves in 2022 was the change in the discount rate. The discount rate assumption was increased, and the period over which the discount rate assumption grades to an ultimate assumption was adjusted. This resulted in a decrease in the fair value of the embedded derivative.
The most significant assumption update to the calculation of the fair value of the embedded derivative component of our fixed index annuity benefit policy reserves in 2021 was changes in lapse rate assumptions. For certain annuity products without a lifetime income benefit rider, the lapse rate assumption was increased in more recent cohorts to reflect higher lapses on policies with a market value adjustment ("MVA")

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

feature. For other annuity products with a lifetime income benefit rider, the population was bifurcated based on whether policies had utilized the rider. For those policies which had utilized the rider, the lapse rate assumption was decreased in later durations. The net impact of the updates to the lapse rate assumption resulted in a decrease in the embedded derivative component of our fixed index annuity policy benefit reserves as less funds ultimately qualify for excess benefits.
The most significant assumption update to the calculation of the fair value of the embedded derivative component of our fixed index annuity policy benefit reserves in 2020 was a decrease in the crediting rate/option budget to 2.10% from 2.90% as a result of a revised estimate of the cost of options. This assumption change resulted in a decrease in the fair value of the embedded derivative component of our fixed index annuity policy benefit reserves due to a reduction in the projected policy contract values over the expected lives of the contracts. During 2020, we revised the derivation of the discount rate used in calculating the fair value of embedded derivatives which increased the discount rate and resulted in a decrease in the change in fair value of embedded derivatives. The net impact of the updates to lapse and partial withdrawal assumptions resulted in an increase in the embedded derivative component of our fixed index annuity policy benefit reserves as more funds ultimately qualify for excess benefits.
3.     Investments
At December 31, 2022 and 2021, the amortized cost and fair value of fixed maturity securities were as follows:

	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses (2)	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
December 31, 2022
Fixed maturity securities, available for sale:
U.S. Government and agencies	$173,638	$70	$(4,637)	$—	$169,071
States, municipalities and territories	4,356,251	41,565	(574,834)	—	3,822,982
Foreign corporate securities and foreign governments	748,770	11,661	(83,579)	—	676,852
Corporate securities	27,706,440	146,065	(3,687,370)	(3,214)	24,161,921
Residential mortgage backed securities	1,492,242	11,870	(126,368)	(133)	1,377,611
Commercial mortgage backed securities	4,098,755	493	(411,770)	—	3,687,478
Other asset backed securities	6,289,923	14,068	(395,289)	—	5,908,702
	$44,866,019	$225,792	$(5,283,847)	$(3,347)	$39,804,617

December 31, 2021
Fixed maturity securities, available for sale:
U.S. Government and agencies	$1,046,029	$32,841	$(124)	$—	$1,078,746
States, municipalities and territories	3,495,563	437,456	(3,042)	(2,776)	3,927,201
Foreign corporate securities and foreign governments	380,646	22,742	(843)	—	402,545
Corporate securities	31,084,629	3,614,047	(38,442)	—	34,660,234
Residential mortgage backed securities	1,056,778	70,434	(2,093)	(70)	1,125,049
Commercial mortgage backed securities	4,708,878	149,152	(17,719)	—	4,840,311
Other asset backed securities	5,226,660	95,304	(50,107)	—	5,271,857
	$46,999,183	$4,421,976	$(112,370)	$(2,846)	$51,305,943
(1)Amortized cost excludes accrued interest receivable of $425.4 million and $400.7 million as of December 31, 2022 and 2021, respectively.
(2)Gross unrealized losses are net of allowance for credit losses.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amortized cost and fair value of fixed maturity securities at December 31, 2022, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our mortgage and other asset backed securities provide for periodic payments throughout their lives and are shown below as separate lines.

	Available for sale
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$1,184,147	$1,180,124
Due after one year through five years	5,641,072	5,406,059
Due after five years through ten years	6,254,569	5,672,730
Due after ten years through twenty years	9,853,998	8,817,815
Due after twenty years	10,051,313	7,754,098
	32,985,099	28,830,826
Residential mortgage backed securities	1,492,242	1,377,611
Commercial mortgage backed securities	4,098,755	3,687,478
Other asset backed securities	6,289,923	5,908,702
	$44,866,019	$39,804,617
Net unrealized gains (losses) on available for sale fixed maturity securities reported as a separate component of stockholders' equity were comprised of the following:

	December 31,
	2022	2021
	(Dollars in thousands)
Net unrealized gains (losses) on available for sale fixed maturity securities	$(5,065,422)	$4,309,606
Deferred income tax valuation allowance reversal	22,534	22,534
Deferred income tax expense	1,063,441	(905,047)
Net unrealized gains (losses) reported as accumulated other comprehensive income (loss)	$(3,979,447)	$3,427,093
The National Association of Insurance Commissioners ("NAIC") assigns designations to fixed maturity securities. These designations range from Class 1 (highest quality) to Class 6 (lowest quality). In general, securities are assigned a designation based upon the ratings they are given by the Nationally Recognized Statistical Rating Organizations ("NRSRO’s"). The NAIC designations are utilized by insurers in preparing their annual statutory statements. NAIC Class 1 and 2 designations are considered "investment grade" while NAIC Class 3 through 6 designations are considered "non-investment grade." Based on the NAIC designations, we had 98% of our fixed maturity portfolio rated investment grade at both December 31, 2022 and 2021, respectively.
The following table summarizes the credit quality, as determined by NAIC designation, of our fixed maturity portfolio as of the dates indicated:

	December 31,
	2022		2021
NAIC Designation	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
1	$27,061,903	$24,211,086	$26,157,531	$28,785,839
2	17,023,157	14,944,131	19,758,594	21,396,020
3	595,193	510,392	909,311	941,210
4	109,409	91,495	133,070	147,160
5	61,721	36,738	16,496	15,357
6	14,636	10,775	24,181	20,357
	$44,866,019	$39,804,617	$46,999,183	$51,305,943

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities (consisting of 4,510 and 1,427 securities, respectively) have been in a continuous unrealized loss position, at December 31, 2022 and 2021:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)
	(Dollars in thousands)
December 31, 2022
Fixed maturity securities, available for sale:
U.S. Government and agencies	$160,201	$(4,512)	$908	$(125)	$161,109	$(4,637)
States, municipalities and territories	2,595,122	(537,313)	95,184	(37,521)	2,690,306	(574,834)
Foreign corporate securities and foreign governments	522,826	(76,957)	21,816	(6,622)	544,642	(83,579)
Corporate securities	18,784,181	(3,218,323)	1,411,177	(469,047)	20,195,358	(3,687,370)
Residential mortgage backed securities	992,783	(101,100)	116,388	(25,268)	1,109,171	(126,368)
Commercial mortgage backed securities	2,941,293	(302,513)	651,923	(109,257)	3,593,216	(411,770)
Other asset backed securities	2,561,390	(162,821)	1,924,026	(232,468)	4,485,416	(395,289)
	$28,557,796	$(4,403,539)	$4,221,422	$(880,308)	$32,779,218	$(5,283,847)

December 31, 2021
Fixed maturity securities, available for sale:
U.S. Government and agencies	$760,977	$(124)	$—	$—	$760,977	$(124)
States, municipalities and territories	168,942	(2,468)	15,711	(3,350)	184,653	(5,818)
Foreign corporate securities and foreign governments	42,861	(843)	—	—	42,861	(843)
Corporate securities	2,375,603	(30,070)	116,819	(8,372)	2,492,422	(38,442)
Residential mortgage backed securities	250,964	(1,408)	26,917	(755)	277,881	(2,163)
Commercial mortgage backed securities	784,464	(5,500)	142,224	(12,219)	926,688	(17,719)
Other asset backed securities	1,351,324	(11,345)	1,771,182	(38,762)	3,122,506	(50,107)
	$5,735,135	$(51,758)	$2,072,853	$(63,458)	$7,807,988	$(115,216)
(1)Unrealized losses have not been reduced to reflect the allowance for credit losses of $3.3 million and $2.8 million as of December 31, 2022 and 2021, respectively.
The unrealized losses at December 31, 2022 are principally related to the timing of the purchases of certain securities, which carry less yield than those available at December 31, 2022. Approximately 98% and 85% of the unrealized losses on fixed maturity securities shown in the above table for December 31, 2022 and 2021, respectively, are on securities that are rated investment grade, defined as being the highest two NAIC designations.
We expect to recover our amortized cost on all securities except for those securities on which we recognized an allowance for credit loss. In addition, because we did not have the intent to sell fixed maturity securities with unrealized losses and it was not more likely than not that we would be required to sell these securities prior to recovery of the amortized cost, which may be maturity, we did not write down these investments to fair value through the consolidated statements of operations.
Changes in net unrealized gains/losses on investments for the years ended December 31, 2022, 2021 and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Fixed maturity securities available for sale carried at fair value	$(9,375,028)	$(987,434)	$1,955,496

Adjustment for effect on other balance sheet accounts:
Deferred policy acquisition costs, deferred sales inducements and policy benefit reserves	—	—	(880,517)
Deferred income tax asset/liability	1,968,488	207,361	(225,746)
	1,968,488	207,361	(1,106,263)
Change in net unrealized gains/losses on investments carried at fair value	$(7,406,540)	$(780,073)	$849,233

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Components of net investment income are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Fixed maturity securities	$1,849,915	$1,772,675	$2,035,762
Real estate investments	40,243	14,138	—
Mortgage loans on real estate	301,118	215,138	170,749
Cash and cash equivalents	24,985	3,385	4,871
Limited partnerships and limited liability companies	188,131	67,157	(12,204)
Other investments	49,537	29,399	15,372
	2,453,929	2,101,892	2,214,550
Less: investment expenses	(146,466)	(64,417)	(32,472)
Net investment income	$2,307,463	$2,037,475	$2,182,078
Proceeds from sales of available for sale fixed maturity securities for the years ended December 31, 2022, 2021 and 2020 were $7.8 billion, $0.8 billion and $5.4 billion, respectively. Scheduled principal repayments, calls and tenders for available for sale fixed maturity securities for the years ended December 31, 2022, 2021 and 2020 were $2.8 billion, $3.7 billion and $2.9 billion, respectively.
Net realized losses on investments for the years ended December 31, 2022, 2021 and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Gross realized gains	$139,819	$10,167	$305,170
Gross realized losses	(153,712)	(19,140)	(276,847)
Net credit loss (provision) release	(15,536)	(6,241)	(94,560)
	(29,429)	(15,214)	(66,237)
Mortgage loans on real estate:
Decrease (increase) in allowance for credit losses	(15,126)	7,005	(15,447)
Recovery of specific allowance	1,677	—	712
Gain (loss) on sale of mortgage loans	(4,970)	(5,033)	292
	(18,419)	1,972	(14,443)
Total net realized losses	$(47,848)	$(13,242)	$(80,680)
Realized losses on available for sale fixed maturity securities in 2022, 2021 and 2020 were realized primarily due to strategies to reposition the fixed maturity security portfolio that result in improved net investment income, credit risk or duration profiles as they pertain to our asset liability management. In addition, certain realized gains and losses on available for sale fixed maturity securities in 2020 were realized as a result of efforts to de-risk the portfolio. Realized gains and losses on sales are determined on the basis of specific identification of investments based on the trade date.
The following table summarizes the carrying value of our investments that have been non-income producing for 12 consecutive months:

	December 31,
	2022	2021
	(Dollars in thousands)
Fixed maturity securities, available for sale	$10,708	$4,118
Mortgage loans on real estate	1,483	—
	$12,191	$4,118
We review and analyze all investments on an ongoing basis for changes in market interest rates and credit deterioration. This review process includes analyzing our ability to recover the amortized cost basis of each investment that has a fair value that is materially lower than its amortized cost and requires a high degree of management judgment and involves uncertainty. The evaluation of securities for credit loss is a quantitative and qualitative process, which is subject to risks and uncertainties.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We have a policy and process to identify securities that could potentially have credit loss. This process involves monitoring market events and other items that could impact issuers. The evaluation includes but is not limited to such factors as:
•the extent to which the fair value has been less than amortized cost or cost;
•whether the issuer is current on all payments and all contractual payments have been made as agreed;
•the remaining payment terms and the financial condition and near-term prospects of the issuer;
•the lack of ability to refinance due to liquidity problems in the credit market;
•the fair value of any underlying collateral;
•the existence of any credit protection available;
•our intent to sell and whether it is more likely than not we would be required to sell prior to recovery for debt securities;
•consideration of rating agency actions; and
•changes in estimated cash flows of mortgage and asset backed securities.
We determine whether an allowance for credit loss should be established for debt securities by assessing pertinent facts and circumstances surrounding each security. Where the decline in fair value of debt securities is attributable to changes in market interest rates or to factors such as market volatility, liquidity and spread widening, and we anticipate recovery of all contractual or expected cash flows, we do not consider these investments to have credit loss because we do not intend to sell these investments and it is not more likely than not we will be required to sell these investments before a recovery of amortized cost, which may be maturity.
If we intend to sell a debt security or if it is more likely than not that we will be required to sell a debt security before recovery of its amortized cost basis, credit loss has occurred and the difference between amortized cost and fair value will be recognized as a loss in operations.
If we do not intend to sell and it is not more likely than not we will be required to sell the debt security but also do not expect to recover the entire amortized cost basis of the security, a credit loss would be recognized in operations for the amount of the expected credit loss. We determine the amount of expected credit loss by calculating the present value of the cash flows expected to be collected discounted at each security's acquisition yield based on our consideration of whether the security was of high credit quality at the time of acquisition. The difference between the present value of expected future cash flows and the amortized cost basis of the security is the amount of credit loss recognized in operations. The recognized credit loss is limited to the total unrealized loss on the security (i.e., the fair value floor).
The determination of the credit loss component of a mortgage backed security is based on a number of factors. The primary consideration in this evaluation process is the issuer's ability to meet current and future interest and principal payments as contractually stated at time of purchase. Our review of these securities includes an analysis of the cash flow modeling under various default scenarios considering independent third party benchmarks, the seniority of the specific tranche within the structure of the security, the composition of the collateral and the actual default, loss severity and prepayment experience exhibited. With the input of third party assumptions for default projections, loss severity and prepayment expectations, we evaluate the cash flow projections to determine whether the security is performing in accordance with its contractual obligation.
We utilize models from a leading structured product software specialist serving institutional investors. These models incorporate each security's seniority and cash flow structure. In circumstances where the analysis implies a potential for principal loss at some point in the future, we use the "best estimate" cash flow projection discounted at the security's effective yield at acquisition to determine the amount of our potential credit loss associated with this security. The discounted expected future cash flows equates to our expected recovery value. Any shortfall of the expected recovery when compared to the amortized cost of the security will be recorded as credit loss.
The determination of the credit loss component of a corporate bond is based on the underlying financial performance of the issuer and their ability to meet their contractual obligations. Considerations in our evaluation include, but are not limited to, credit rating changes, financial statement and ratio analysis, changes in management, significant changes in credit spreads, breaches of financial covenants and a review of the economic outlook for the industry and markets in which they trade. In circumstances where an issuer appears unlikely to meet its future obligation, an estimate of credit loss is determined. Credit loss is calculated using default probabilities as derived from the credit default swaps markets in conjunction with recovery rates derived from independent third party analysis or a best estimate of credit loss. This credit loss rate is then incorporated into a present value calculation based on an expected principal loss in the future discounted at the yield at the date of purchase and compared to amortized cost to determine the amount of credit loss associated with the security.
We do not measure a credit loss allowance on accrued interest receivable as we write off any accrued interest receivable balance to net investment income in a timely manner when we have concerns regarding collectability.
Amounts on available for sale fixed maturities that are deemed to be uncollectible are written off and removed from the allowance for credit loss. A write-off may also occur if we intend to sell a security or when it is more likely than not we will be required to sell the security before the recovery of its amortized cost.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a rollforward of the allowance for credit loss:

	Year Ended December 31, 2022
	States, Municipalities and Territories	Corporate Securities	Residential Mortgage Backed Securities	Total
	(Dollars in thousands)
Beginning balance	$2,776	$—	$70	$2,846
Additions for credit losses not previously recorded	—	3,825	1,070	4,895
Change in allowance on securities with previous allowance	(2,776)	(611)	(579)	(3,966)
Reduction for securities with credit losses due to intent to sell	—	—	—	—
Reduction for securities sold during the period	—	—	(428)	(428)
Write-offs charged against the allowance	—	—	—	—
Recoveries of amounts previously written off	—	—	—	—
Ending balance	$—	$3,214	$133	$3,347

	Year Ended December 31, 2021
	States, Municipalities and Territories	Corporate Securities	Residential Mortgage Backed Securities	Total
	(Dollars in thousands)
Beginning balance	$2,844	$60,193	$1,734	$64,771
Additions for credit losses not previously recorded	—	705	407	1,112
Change in allowance on securities with previous allowance	(68)	443	(857)	(482)
Reduction for securities with credit losses due to intent to sell	—	(209)	—	(209)
Reduction for securities sold during the period	—	(50,758)	—	(50,758)
Write-offs charged against the allowance	—	(10,032)	—	(10,032)
Recoveries of amounts previously written off	—	(342)	(1,214)	(1,556)
Ending balance	$2,776	$—	$70	$2,846
At December 31, 2022 and 2021, cash and invested assets of $51.0 billion and $49.3 billion, respectively, were on deposit with state agencies to meet regulatory requirements including deposits for the benefit of all policyholders. There are no restrictions on these assets.
At December 31, 2022 and 2021, we had no investment in any person or its affiliates, other than U.S. Government and its agencies, that exceeded 10% of stockholders' equity.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.     Mortgage Loans on Real Estate
Our financing receivables consist of the following three portfolio segments: commercial mortgage loans, agricultural mortgage loans and residential mortgage loans. Our mortgage loan portfolios are summarized in the following table. There were commitments outstanding of $420.2 million at December 31, 2022.

	December 31,
	2022	2021
	(Dollars in thousands)
Commercial mortgage loans:
Principal outstanding	$3,560,903	$3,633,131
Deferred fees and costs, net	(6,345)	(4,629)
Amortized cost	3,554,558	3,628,502
Valuation allowance	(22,428)	(17,926)
Commercial mortgage loans, carrying value	3,532,130	3,610,576

Agricultural mortgage loans:
Principal outstanding	567,630	408,135
Deferred fees and costs, net	(1,667)	(1,136)
Amortized cost	565,963	406,999
Valuation allowance	(1,021)	(519)
Agricultural mortgage loans, carrying value	564,942	406,480

Residential mortgage loans:
Principal outstanding	2,807,652	1,652,910
Deferred fees and costs, net	1,909	1,468
Unamortized discounts and premiums, net	55,917	22,143
Amortized cost	2,865,478	1,676,521
Valuation allowance	(13,523)	(5,579)
Residential mortgage loans, carrying value	2,851,955	1,670,942
Mortgage loans, carrying value	$6,949,027	$5,687,998

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our commercial mortgage loan portfolio consists of loans collateralized by the related properties and diversified as to property type, location and loan size. Our lending policies establish limits on the amount that can be loaned to one borrower and other criteria to attempt to reduce the risk of default. The commercial mortgage loan portfolio is summarized by geographic region and property type as follows:

	December 31,
	2022		2021
	Principal	Percent	Principal	Percent
	(Dollars in thousands)
Geographic distribution
East	$502,659	14.1%	$614,406	16.9%
Middle Atlantic	280,993	7.9%	293,494	8.1%
Mountain	416,307	11.7%	452,818	12.5%
New England	73,631	2.1%	60,172	1.6%
Pacific	858,812	24.1%	863,879	23.8%
South Atlantic	934,007	26.2%	785,679	21.6%
West North Central	205,568	5.8%	235,864	6.5%
West South Central	288,926	8.1%	326,819	9.0%
	$3,560,903	100.0%	$3,633,131	100.0%
Property type distribution
Office	$378,713	10.6%	$315,374	8.7%
Medical Office	10,265	0.3%	10,827	0.3%
Retail	896,351	25.2%	1,016,101	28.0%
Industrial/Warehouse	866,623	24.3%	924,779	25.4%
Apartment	912,984	25.6%	864,580	23.8%
Hotel	285,271	8.0%	283,500	7.8%
Mixed Use/Other	210,696	6.0%	217,970	6.0%
	$3,560,903	100.0%	$3,633,131	100.0%
Our agricultural mortgage loan portfolio consists of loans with an outstanding principal balance of $567.6 million and $408.1 million as of December 31, 2022 and 2021, respectively. These loans are collateralized by agricultural land and are diversified as to location within the United States. Our residential mortgage loan portfolio consists of loans with an outstanding principal balance of $2.8 billion and $1.7 billion as of December 31, 2022 and 2021, respectively. These loans are collateralized by the related properties and diversified as to location within the United States.
Mortgage loans on real estate are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances. Interest income is accrued on the principal amount of the loan based on the loan's contractual interest rate. Interest income is included in Net investment income on our Consolidated Statements of Operations. Accrued interest receivable, which was $58.2 million and $37.0 million as of December 31, 2022 and 2021, respectively, is included in Accrued investment income on our consolidated balance sheets.
Loan Valuation Allowance
We establish a valuation allowance to provide for the risk of credit losses inherent in our mortgage loan portfolios. The valuation allowance is maintained at a level believed adequate by management to absorb estimated expected credit losses. The valuation allowance is based on amortized cost, which excludes accrued interest receivable. We do not measure a credit loss allowance on accrued interest receivable as we write off any uncollectible accrued interest receivable balances to net investment income in a timely manner. We did not charge off any uncollectible accrued interest receivable on our commercial, agricultural or residential mortgage loan portfolios for the years ended December 31, 2022 or 2021, respectively.
The valuation allowances for each of our mortgage loan portfolios are estimated by deriving probability of default and recovery rate assumptions based on the characteristics of the loans in each portfolio, historical economic data and loss information, and current and forecasted economic conditions. Key loan characteristics impacting the estimate for our commercial mortgage loan portfolio include the current state of the borrower’s credit quality, which considers factors such as loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios, loan performance, underlying collateral type, delinquency status, time to maturity, and original credit scores. Key loan characteristics impacting the estimate for our agricultural and residential mortgage loan portfolios include the current state of the borrowers' credit quality, delinquency status, time to maturity and original credit scores.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table represents a rollforward of the valuation allowance on our mortgage loan portfolios:

	Year Ended December 31, 2022
	Commercial	Agricultural	Residential	Total
	(Dollars in thousands)
Beginning allowance balance	$(17,926)	$(519)	$(5,579)	$(24,024)
Charge-offs	501	—	—	501
Recoveries	1,677	—	—	1,677
Change in provision for credit losses	(6,680)	(502)	(7,944)	(15,126)
Ending allowance balance	$(22,428)	$(1,021)	$(13,523)	$(36,972)

	Year Ended December 31, 2021
	Commercial	Agricultural	Residential	Total
	(Dollars in thousands)
Beginning allowance balance	$(25,529)	$(2,130)	$(3,370)	$(31,029)
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Change in provision for credit losses	7,603	1,611	(2,209)	7,005
Ending allowance balance	$(17,926)	$(519)	$(5,579)	$(24,024)
Charge-offs include allowances that have been established on loans that were satisfied either by taking ownership of the collateral or by some other means such as discounted pay-off or loan sale. When ownership of the property is taken it is recorded at the lower of the loan's carrying value or the property's fair value (based on appraised values) less estimated costs to sell. The real estate owned is recorded as a component of Real estate investments and the loan is recorded as fully paid, with any allowance for credit loss that has been established charged off. Fair value of the real estate is determined by third party appraisal. There is no real estate in which ownership of the property was taken to satisfy an outstanding loan held in Real estate investments as of December 31, 2022 or December 31, 2021. Recoveries are situations where we have received a payment from the borrower in an amount greater than the carrying value of the loan (principal outstanding less specific allowance).
Credit Quality Indicators
We evaluate the credit quality of our commercial and agricultural mortgage loans by analyzing LTV and DSC ratios and loan performance. We evaluate the credit quality of our residential mortgage loans by analyzing loan performance.
LTV and DSC ratios for our commercial mortgage loans are originally calculated at the time of loan origination and are updated annually for each loan using information such as rent rolls, assessment of lease maturity dates and property operating statements, which are reviewed in the context of current leasing and in place rents compared to market leasing and market rents. A DSC ratio of less than 1.0 indicates that a property's operations do not generate sufficient income to cover debt payments. An LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the value of the underlying collateral. All of our commercial mortgage loans that have a debt service coverage ratio of less than 1.0 are performing under the original contractual loan terms at December 31, 2022 and 2021.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amortized cost of our commercial mortgage loan portfolio by LTV and DSC ratios based on the most recent information collected was as follows at December 31, 2022 and 2021 (by year of origination):

	2022		2021		2020		2019		2018		Prior		Total
As of December 31, 2022:	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV
Debt Service Coverage Ratio:	(Dollars in thousands)
Greater than or equal to 1.5	$249,328	63%	$257,746	61%	$421,391	57%	$429,596	58%	$325,117	53%	$813,319	44%	$2,496,497	53%
Greater than or equal to 1.2 and less than 1.5	6,488	70%	123,038	55%	46,804	58%	115,977	66%	67,642	67%	145,703	60%	505,652	62%
Greater than or equal to 1.0 and less than 1.2	170,059	52%	211,684	43%	18,144	79%	39,396	73%	10,348	76%	58,021	47%	507,652	51%
Less than 1.0	—	—%	—	—%	—	—%	6,107	64%	13,025	70%	25,625	65%	44,757	66%
Total	$425,875	59%	$592,468	53%	$486,339	58%	$591,076	61%	$416,132	57%	$1,042,668	47%	$3,554,558	54%

	2021		2020		2019		2018		2017		Prior		Total
As of December 31, 2021:	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV
Debt Service Coverage Ratio:	(Dollars in thousands)
Greater than or equal to 1.5	$260,623	64%	$454,828	60%	$464,059	61%	$344,170	58%	$246,854	52%	$758,494	45%	$2,529,028	55%
Greater than or equal to 1.2 and less than 1.5	12,836	67%	58,960	66%	128,301	70%	89,293	66%	135,818	66%	129,833	57%	555,041	65%
Greater than or equal to 1.0 and less than 1.2	318,636	45%	17,762	82%	69,684	72%	11,937	75%	6,343	60%	42,125	58%	466,487	53%
Less than 1.0	—	—%	3,289	61%	26,147	63%	14,051	76%	13,385	73%	21,074	54%	77,946	65%
Total	$592,095	54%	$534,839	61%	$688,191	64%	$459,451	60%	$402,400	58%	$951,526	47%	$3,628,502	56%
LTV and DSC ratios for our agricultural mortgage loans are calculated at the time of loan origination and are evaluated annually for each loan using land value averages. A DSC ratio of less than 1.0 indicates that a property's operations do not generate sufficient income to cover debt payments. An LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the value of the underlying collateral. All of our agricultural mortgage loans that have a debt service coverage ratio of less than 1.0 are performing under the original contractual loan terms at December 31, 2022 and 2021.
The amortized cost of our agricultural mortgage loan portfolio by LTV and DSC ratios based on the most recent information collected was as follows at December 31, 2022 and 2021 (by year of origination):

	2022		2021		2020		2019		2018		Prior		Total
As of December 31, 2022:	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV
Debt Service Coverage Ratio:	(Dollars in thousands)
Greater than or equal to 1.5	$85,367	47%	$84,186	46%	$97,143	41%	$—	—%	$—	—%	$—	—%	$266,696	45%
Greater than or equal to 1.2 and less than 1.5	107,856	54%	67,630	52%	61,103	32%	—	—%	—	—%	—	—%	236,589	48%
Greater than or equal to 1.0 and less than 1.2	3,124	56%	8,825	38%	3,125	25%	—	—%	—	—%	—	—%	15,074	39%
Less than 1.0	—	—%	—	—%	7,975	35%	5,629	41%	34,000	31%	—	—%	47,604	33%
Total	$196,347	51%	$160,641	48%	$169,346	37%	$5,629	41%	$34,000	31%	$—	—%	$565,963	45%

	2021		2020		2019		2018		2017		Prior		Total
As of December 31, 2021:	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV	Amortized Cost	Average LTV
Debt Service Coverage Ratio:	(Dollars in thousands)
Greater than or equal to 1.5	$62,548	54%	$80,919	56%	$11,645	49%	$25,000	11%	$—	—%	$—	—%	$180,112	49%
Greater than or equal to 1.2 and less than 1.5	95,738	55%	102,958	43%	3,335	22%	—	—%	—	—%	—	—%	202,031	48%
Greater than or equal to 1.0 and less than 1.2	7,478	44%	4,092	36%	4,734	50%	—	—%	—	—%	—	—%	16,304	44%
Less than 1.0	—	—%	8,552	59%	—	—%	—	—%	—	—%	—	—%	8,552	59%
Total	$165,764	54%	$196,521	49%	$19,714	45%	$25,000	11%	$—	—%	$—	—%	$406,999	48%

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We closely monitor loan performance for our commercial, agricultural and residential mortgage loan portfolios. Aging of financing receivables is summarized in the following table (by year of origination):

	2022	2021	2020	2019	2018	Prior	Total
As of December 31, 2022:	(Dollars in thousands)
Commercial mortgage loans
Current	$425,875	$592,468	$486,339	$591,076	$416,132	$1,042,668	$3,554,558
30 - 59 days past due	—	—	—	—	—	—	—
60 - 89 days past due	—	—	—	—	—	—	—
Over 90 days past due	—	—	—	—	—	—	—
Total commercial mortgage loans	$425,875	$592,468	$486,339	$591,076	$416,132	$1,042,668	$3,554,558

Agricultural mortgage loans
Current	$196,347	$160,641	$166,211	$5,629	$34,000	$—	$562,828
30 - 59 days past due	—	—	—	—	—	—	—
60 - 89 days past due	—	—	—	—	—	—	—
Over 90 days past due	—	—	3,135	—	—	—	3,135
Total agricultural mortgage loans	$196,347	$160,641	$169,346	$5,629	$34,000	$—	$565,963

Residential mortgage loans
Current	$1,915,169	$595,363	$211,119	$27,483	$1,710	$417	$2,751,261
30 - 59 days past due	39,179	8,238	13,073	1,960	—	—	62,450
60 - 89 days past due	6,668	7,165	3,034	57	—	—	16,924
Over 90 days past due	9,702	14,068	6,515	1,762	2,796	—	34,843
Total residential mortgage loans	$1,970,718	$624,834	$233,741	$31,262	$4,506	$417	$2,865,478

	2021	2020	2019	2018	2017	Prior	Total
As of December 31, 2021:	(Dollars in thousands)
Commercial mortgage loans
Current	$592,095	$534,839	$688,191	$459,451	$402,400	$951,526	$3,628,502
30 - 59 days past due	—	—	—	—	—	—	—
60 - 89 days past due	—	—	—	—	—	—	—
Over 90 days past due	—	—	—	—	—	—	—
Total commercial mortgage loans	$592,095	$534,839	$688,191	$459,451	$402,400	$951,526	$3,628,502

Agricultural mortgage loans
Current	$165,764	$196,521	$19,714	$25,000	$—	$—	$406,999
30 - 59 days past due	—	—	—	—	—	—	—
60 - 89 days past due	—	—	—	—	—	—	—
Over 90 days past due	—	—	—	—	—	—	—
Total agricultural mortgage loans	$165,764	$196,521	$19,714	$25,000	$—	$—	$406,999

Residential mortgage loans
Current	$1,092,438	$454,532	$67,380	$16,898	$751	$—	$1,631,999
30 - 59 days past due	10,284	12,363	11,373	427	—	—	34,447
60 - 89 days past due	1,838	1,090	102	—	—	—	3,030
Over 90 days past due	679	5,459	907	—	—	—	7,045
Total residential mortgage loans	$1,105,239	$473,444	$79,762	$17,325	$751	$—	$1,676,521

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Commercial, agricultural and residential mortgage loans are considered nonperforming when they become 90 days or more past due. When loans become nonperforming, we place them on non-accrual status and discontinue recognizing interest income. If payments are received on a nonperforming loan, interest income is recognized to the extent it would have been recognized if normal principal and interest would have been received timely. If payments are received to bring a nonperforming loan back to less than 90 days past due, we will resume accruing interest income on that loan. There were 59 loans in non-accrual status at December 31, 2022 and 13 loans in non-accrual status at December 31, 2021. During the years ended December 31, 2022 and 2021, we recognized interest income of $670 thousand and $36 thousand, respectively, on loans which were in non-accrual status at the respective period end. During the year ended December 31, 2020 we recognized no interest income on loans which were in non-accrual status at the respective period end.
Troubled Debt Restructuring
A Troubled Debt Restructuring ("TDR") is a situation where we have granted a concession to a borrower for economic or legal reasons related to the borrower's financial difficulties that we would not otherwise consider. A mortgage loan that has been granted new terms, including workout terms as described previously, would be considered a TDR if it meets conditions that would indicate a borrower is experiencing financial difficulty and the new terms constitute a concession on our part. We analyze all loans where we have agreed to workout terms and all loans that we have refinanced to determine if they meet the definition of a TDR. We consider the following factors in determining whether or not a borrower is experiencing financial difficulty:
•borrower is in default,
•borrower has declared bankruptcy,
•there is growing concern about the borrower's ability to continue as a going concern,
•borrower has insufficient cash flows to service debt,
•borrower's inability to obtain funds from other sources, and
•there is a breach of financial covenants by the borrower.
If the borrower is determined to be in financial difficulty, we consider the following conditions to determine if the borrower is granted a concession:
•assets used to satisfy debt are less than our recorded investment,
•interest rate is modified,
•maturity date extension at an interest rate less than market rate,
•capitalization of interest,
•delaying principal and/or interest for a period of three months or more, and
•partial forgiveness of the balance or charge-off.
Mortgage loan workouts, refinances or restructures that are classified as TDRs are individually evaluated and measured for impairment. There were no mortgage loans that we determined to be a TDR at December 31, 2022 and 2021, respectively.
5. Variable Interest Entities
We have relationships with various types of entities which may be VIEs. Certain VIEs are consolidated in our financial results. See Note 1 - Significant Accounting Policies for further details on our consolidation accounting policies.
Consolidated Variable Interest Entities
We are invested in four investment company real estate limited partnerships which own various limited liability companies that invest in residential real estate properties and one real estate limited liability company that invests in a commercial real estate property. These entities are VIE's as the legal entities equity investors have insufficient equity at risk and lack of power to direct the activities that most significantly impact the economic performance. We determined we are the primary beneficiary as a result of our power to control the entities through our significant ownership. Due to the nature of the investment company real estate investments, the investments balance will fluctuate based on changes in the fair value of the properties as well as when purchases and sales of properties are made. The investment balance in the commercial real estate property is held at depreciated cost, and is expected to decrease over time.
We are invested in two limited liability companies that invest in operating entities which hold multifamily real estate properties. The entity is a VIE and we have determined we are the primary beneficiary as a result of our power to control the entity through our significant ownership. The investment balance, which represents an equity interest in the limited liability company, fluctuates based on changes in the fair value of the properties and the performance of the operating entities.
We are invested in two limited partnership feeder funds which each invest in a separate limited partnership fund. One fund holds infrastructure credit assets and the other holds tech-centric middle-market loans. In both cases, the feeder fund limited partnerships are VIEs, and we determined we are the primary beneficiary as a result of our significant ownership of the limited partnerships and our obligation to absorb losses or receive benefits from the VIEs. We have consolidated the assets and liabilities of the limited partnerships, which primarily consist of equity interests in limited partnerships.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The carrying amounts of our consolidated VIE assets, which can only be used to settle obligations of the consolidated VIEs, and liabilities of consolidated VIEs for which creditors do not have recourse were as follows:

	December 31,
	2022		2021
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(Dollars in thousands)
Real estate investments	$1,095,267	$78,244	$363,229	$20,168
Real estate limited liability companies	66,258	287	—	—
Limited partnership funds	620,741	113	168,711	—
	$1,782,266	$78,644	$531,940	$20,168
Unconsolidated Variable Interest Entities
We provided debt funding to various special purpose vehicles, which are used to acquire and hold various types of loans or receivables. These legal entities are deemed VIEs because there is insufficient equity at risk. We have determined we are not the primary beneficiary as we do not control the activities that most significantly impact the economic performance of the VIEs. Our investments in these VIEs are reported in Fixed maturity securities, available for sale in the Consolidated Balance Sheets.
In 2021, we provided funding to a limited partnership which purchased a residential business purpose loan originator. The limited partnership was deemed a VIE based on insufficient equity at risk, however, we are not the primary beneficiary due to our lack of control of the limited partnership. In Q4 2022, as a result of equity capital raised from third party investors, the debt funding was repaid to us. We have reassessed the VIE conclusion and concluded the limited partnership no longer meets the definition of a variable interest entity. The unconsolidated VIE disclosures are no longer applicable. The investment will be accounted for as an equity method investment and still be reported in Limited partnerships and limited liability companies in the Consolidated Balance Sheets.
The carrying value and maximum loss exposure for our unconsolidated VIEs were as follows:

	December 31,
	2022		2021
	Asset Carrying Value	Maximum Exposure to Loss	Asset Carrying Value	Maximum Exposure to Loss
	(Dollars in thousands)
Fixed maturity securities, available for sale	$1,178,110	$1,178,110	$459,681	$459,681
Other investments	—	—	345,000	345,000

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.     Derivative Instruments
We use derivative instruments to manage risks. We have derivatives that are designated as hedging instruments and others that are not designated as hedging instruments. Any change in the fair value of the derivatives is recognized immediately in the Consolidated Statements of Operations.
The notional and fair values of our derivative instruments, including derivative instruments embedded in fixed index annuity contracts, presented in the Consolidated Balance Sheets are as follows:

	December 31, 2022		December 31, 2021
	Notional	Fair Value	Notional	Fair Value
	(Dollars in thousands)
Derivatives designated as hedging instruments
Assets
Derivative instruments
Interest rate swaps	$408,369	$32,769	$—	$—

Derivatives not designated as hedging instruments
Assets
Derivative instruments
Call options	$38,927,534	$397,789	$40,091,353	$1,276,574
Warrants	2,020	1,169	2,020	906
	$38,929,554	$398,958	$40,093,373	$1,277,480
Liabilities
Policy benefit reserves - annuity products
Fixed index annuities - embedded derivatives, net		$4,820,845		$7,964,961
Funds withheld for reinsurance liabilities
Reinsurance related embedded derivative		(441,864)		(2,362)
		$4,378,981		$7,962,599
Derivatives Designated as Hedging Instruments
We use interest rate swaps that are designated and accounted for as fair value hedges to protect a portfolio of fixed-rate fixed maturity securities against changes in fair value due to changes in interest rates. Our interest rate swap contracts allow us to pay a fixed rate and receive a floating rate utilizing the Secured Overnight Financing Rate at specified intervals based on a notional amount. Interest rate swaps are carried at fair value and presented as Derivative instruments on the Consolidated Balance Sheets.
For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the portion of the derivative instrument included in the assessment of hedge effectiveness and the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in the same line item in the Consolidated Statements of Operations. The change in unrealized gain or loss attributable to interest rate changes on the fixed maturity securities that are designated as part of the hedge are reclassified out of Accumulated other comprehensive income (loss) into Change in fair value of derivatives in the Consolidated Statements of Operations. The remaining change in unrealized gain or loss on the hedged item not associated with the risk being hedged is recognized as a component of Other comprehensive income.
The following represents the amortized cost and cumulative fair value hedging adjustments included in the hedged assets:

Line Item in the Consolidated Balance Sheets in Which Hedged Item is Included	Amortized Cost of Hedged Item		Cumulative Amount of Fair Value Basis Adjustment Gain (Loss)
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(Dollars in thousands)
Fixed maturities, available for sale:
Current hedging relationships	$389,060	$—	$(39,128)	$—
Discontinued hedging relationships	1,594,736	—	(94,681)	—

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following represents a summary of the gains (losses) related to the derivatives and hedged items that qualify for fair value hedge accounting:

	Derivative	Hedged Item	Net	Amount Excluded: Recognized in Income Immediately
(Dollars in thousands)
For the year ended December 31, 2022
Interest rate swaps	$215,587	$(249,168)	$(33,581)	$13,957

For the year ended December 31, 2021
Interest rate swaps	$—	$—	$—	$—

For the year ended December 31, 2020
Interest rate swaps	$—	$—	$—	$—
Derivatives Not Designated as Hedging Instruments
We have fixed index annuity products that guarantee the return of principal to the policyholder and credit interest based on a percentage of the gain in a specified market index. When fixed index annuity deposits are received, a portion of the deposit is used to purchase derivatives consisting of call options on the applicable market indices to fund the index credits due to fixed index annuity policyholders. Substantially all such call options are one year options purchased to match the funding requirements of the underlying policies. The call options are marked to fair value with the change in fair value included as a component of revenues. The change in fair value of derivatives includes the gains or losses recognized at the expiration of the option term and the changes in fair value for open positions. On the respective anniversary dates of the index policies, the index used to compute the index credit is reset and we purchase new call options to fund the next index credit. We manage the cost of these purchases through the terms of our fixed index annuities, which permit us to change caps, participation rates, and/or asset fees, subject to guaranteed minimums on each policy's anniversary date. By adjusting caps, participation rates, or asset fees, we can generally manage option costs except in cases where the contractual features would prevent further modifications.
The changes in fair value of derivatives not designated as hedging instruments included in the Consolidated Statements of Operations are as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Change in fair value of derivatives:
Call options	$(1,118,768)	$1,347,925	$34,604
Warrants	264	810	—
Interest rate swaps	13,957	—	—
Interest rate caps	—	—	62
	$(1,104,547)	$1,348,735	$34,666
Change in fair value of embedded derivatives:
Fixed index annuities - embedded derivatives	$(1,913,096)	$(355,940)	$(1,286,787)
Reinsurance related embedded derivative	(439,502)	(2,362)	—
	$(2,352,598)	$(358,302)	$(1,286,787)
Derivative Exposure
We attempt to mitigate potential risk of loss due to the nonperformance of the counterparties through a regular monitoring process which evaluates the program's effectiveness. We do not purchase derivative instruments that would require payment or collateral to another institution and our derivative instruments do not contain counterparty credit-risk-related contingent features. We are exposed to risk of loss in the event of nonperformance by the counterparties and, accordingly, we purchase our derivative instruments from multiple counterparties and evaluate the creditworthiness of all counterparties prior to purchase of the contracts. All non-exchange traded derivative instruments have been purchased from nationally recognized financial institutions with a Standard and Poor's credit rating of A- or higher at the time of purchase and the maximum credit exposure to any single counterparty is subject to concentration limits. Both our call options and interest rate swaps fall under the same credit support agreements with each counterparty that allow us to request the counterparty to provide collateral to us when the fair value of our exposure to the counterparty exceeds specified amounts.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The notional amount and fair value of our call options and interest rate swaps by counterparty and each counterparty's current credit rating are as follows:

			December 31,
			2022		2021
Counterparty	Credit Rating (S&P)	Credit Rating (Moody's)	Notional Amount	Fair Value	Notional Amount	Fair Value
			(Dollars in thousands)
Bank of America	A+	Aa2	$3,574,125	$26,080	$3,556,256	$99,229
Barclays	A	A1	3,686,896	39,657	4,213,658	157,865
Canadian Imperial Bank of Commerce	A+	Aa2	2,707,734	34,218	3,956,329	141,540
Citibank, N.A.	A+	Aa3	3,748,162	29,873	3,190,833	115,860
Credit Suisse	A-	A3	2,086,470	20,691	3,716,868	113,295
J.P. Morgan	A+	Aa2	6,501,103	69,006	4,482,832	105,899
Morgan Stanley	A+	Aa3	2,957,389	38,470	2,223,743	47,950
Royal Bank of Canada	AA-	A2	4,378,132	58,026	3,567,972	100,472
Societe Generale	A	A1	2,099,081	17,157	2,548,072	86,494
Truist	A	A2	1,960,787	32,885	2,547,808	94,924
Wells Fargo	A+	Aa2	5,436,824	61,840	5,820,381	206,403
Exchange traded			199,200	2,655	266,601	6,643
			$39,335,903	$430,558	$40,091,353	$1,276,574
As of December 31, 2022 and 2021, we held $0.4 billion and $1.3 billion, respectively, of cash and cash equivalents and other investments from counterparties for derivative collateral, which is included in Other liabilities on our Consolidated Balance Sheets. This derivative collateral limits the maximum amount of economic loss due to credit risk that we would incur if the counterparties failed completely to perform according to the terms of the contracts to $3.3 million and $8.5 million at December 31, 2022 and 2021, respectively.
The future index credits on our fixed index annuities are treated as a "series of embedded derivatives" over the expected life of the applicable contract. We do not purchase call options to fund the index liabilities which may arise after the next policy anniversary date. We must value both the call options and the related forward embedded options in the policies at fair value.
We cede certain fixed index annuity product liabilities to third party reinsurers on a modified coinsurance basis which results in an embedded derivative. The obligation to pay the total return on the assets supporting liabilities associated with this reinsurance agreement represents a total return swap. The fair value of the total return swap is based on the unrealized gains and losses of the underlying assets held in the modified coinsurance portfolio. The reinsurance related embedded derivative is reported in Funds withheld for reinsurance liabilities on the Consolidated Balance Sheets and the change in the fair value of the embedded derivative is reported in Change in fair value of embedded derivatives on the Consolidated Statements of Operations. See Note 9 – Reinsurance and Policy Provisions for further discussion on these reinsurance agreements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Deferred Policy Acquisition Costs and Deferred Sales Inducements
Deferred Policy Acquisition Costs
The following tables present the balances and changes in deferred policy acquisition costs:

	December 31, 2022
	Fixed Index Annuities	Fixed Rate Annuities	Single Premium Immediate Annuities	Total
	(Dollars in thousands)
Balance, beginning of year	$2,906,684	$151,322	$4,198	$3,062,204
Write-off related to in-force ceded reinsurance	(196,417)	(7,209)	—	(203,626)
Capitalizations	193,989	4,424	663	199,076
Amortization expense	(254,934)	(28,432)	(645)	(284,011)
Balance, end of year	$2,649,322	$120,105	$4,216	$2,773,643

	December 31, 2021
	Fixed Index Annuities	Fixed Rate Annuities	Single Premium Immediate Annuities	Total
	(Dollars in thousands)
Balance, beginning of year	$3,286,059	$119,805	$2,641	$3,408,505
Write-off related to in-force ceded reinsurance	(349,614)	—	—	(349,614)
Capitalizations	250,070	57,344	2,269	309,683
Amortization expense	(279,831)	(25,827)	(712)	(306,370)
Balance, end of year	$2,906,684	$151,322	$4,198	$3,062,204
Deferred Sales Inducements
The following tables present the balances and changes in deferred sales inducements:

	December 31, 2022
	Fixed Index Annuities	Fixed Rate Annuities	Total
	(Dollars in thousands)
Balance, beginning of year	$2,088,591	$31,371	$2,119,962
Capitalizations	107,684	7	107,691
Amortization expense	(178,315)	(3,655)	(181,970)
Balance, end of year	$2,017,960	$27,723	$2,045,683

	December 31, 2021
	Fixed Index Annuities	Fixed Rate Annuities	Total
	(Dollars in thousands)
Balance, beginning of year	$2,180,980	$35,705	$2,216,685
Capitalizations	95,104	57	95,161
Amortization expense	(187,493)	(4,391)	(191,884)
Balance, end of year	$2,088,591	$31,371	$2,119,962

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Policyholder Liabilities
Liability for Future Policy Benefits
The liability for future policy benefits consists only of the liability associated with single premium immediate annuities (SPIA) with life contingencies. As this business has no future expected premiums, the rollforward presented below is the present value of expected future benefits. The balances of and changes in the liability for future policy benefits for the the years ended December 31, 2022 and 2021 is as follows:

	Present Value of Expected Future Policy Benefits
	December 31,
	2022	2021
	(Dollars in thousands)
Balance, beginning of year	$402,305	$384,510
Beginning balance at original discount rate	352,708	315,793
Effect of changes in cash flow assumptions	1,277	7,892
Effect of actual variances from expected experience	(1,941)	(1,908)
Adjusted beginning of year balance	352,044	321,777

Issuances	16,072	55,229
Interest accrual	14,664	14,819
Benefit payments	—	—
Net premiums collected	—	—
Derecognition (lapses)	(40,327)	(39,117)
Ending balance at original discount rate	342,453	352,708
Effect of changes in discount rate assumptions	(23,776)	49,597
Balance, end of year	$318,677	$402,305
The reconciliation of the net liability for future policy benefits to the liability for future policy benefits included in policy benefit reserves in the consolidated balance sheets is as follows:

	December 31,
	2022	2021
	(Dollars in thousands)
Liability for future policy benefits	$318,677	$402,305
Deferred profit liability	19,223	18,716
	337,900	421,021
Less: Reinsurance recoverable	(1,259)	(1,283)
Net liability for future policy benefits, after reinsurance recoverable	$336,641	$419,738
The weighted-average liability duration of the liability for future policy benefits is as follows:

	December 31,
	2022	2021
SPIA With Life Contingency:
Weighted-average liability duration of the liability for future policy benefits (years)	6.78	7.57
The following table presents the amount of undiscounted expected future benefit payments and expected gross premiums:

	December 31,
	2022	2021
	(Dollars in thousands)
SPIA With Life Contingency:
Expected future benefit payments	$467,627	$485,411
Expected future gross premiums	—	—

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amount of revenue and interest associated with the liability for future policy benefits recognized in the statement of operations for the the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022		December 31, 2021
	Gross Premiums or Assessments	Interest Expense	Gross Premiums or Assessments	Interest Expense
	(Dollars in thousands)
SPIA With Life Contingency	$16,994	$14,613	$53,778	$14,777
Total	$16,994	$14,613	$53,778	$14,777
The weighted-average interest rate is as follows:

	December 31,
	2022	2021
Interest accretion rate	4.25%	4.29%
Current discount rate	5.37%	1.74%
Market Risk Benefits
The balances of and changes in the liability for market risk benefits (MRB) for the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022		December 31, 2021
	Fixed Rate Annuities	Fixed Index Annuities	Fixed Rate Annuities	Fixed Index Annuities
	(Dollars in thousands)
MRB Liability
Balance, beginning of year	$78,411	$2,557,378	$73,904	$2,294,129
Balance, beginning of year, before effect of changes in the instrument-specific credit risk	77,731	2,310,437	74,371	2,064,555
Issuances	376	59,452	23	22,836
Interest accrual	1,349	72,551	986	39,614
Attributed fees collected	1,270	125,168	1,326	122,756
Benefits payments	—	—	—	—
Effect of changes in interest rates	(19,421)	(952,265)	(4,091)	(206,055)
Effect of changes in equity markets	—	186,618	—	(151,145)
Effect of changes in equity index volatility	—	241,563	—	(57,940)
Actual policyholder behavior different from expected behavior	—	—	—	—
Effect of changes in future expected policyholder behavior	602	46,567	369	142,713
Effect of changes in other future expected assumptions	(17,552)	363,078	4,747	333,103
Balance, end of year, before effect of changes in the instrument-specific credit	44,355	2,453,169	77,731	2,310,437
Effect of changes in the instrument-specific credit risk	(6,492)	(265,411)	680	246,941
Balance, end of year	37,863	2,187,758	78,411	2,557,378
Reinsured MRB, end of period	10,656	593,959	—	156,931
Balance, end of period, net of reinsurance	$27,207	$1,593,799	$78,411	$2,400,447

Net amount at risk (a)	$258,826	$10,987,198	$239,995	$10,001,385
Weighted average attained age of contract holders (years)	69	71	69	70
(a)Net amount at risk is defined as the current guarantee amount in excess of the current account balance.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a reconciliation of market risk benefits by amounts in an asset position and in liability position to market risk benefit amounts included in other assets and market risk benefit reserves, respectively, in the Consolidated Balance Sheets:

	December 31, 2022
	Asset	Liability	Net Liability
	(Dollars in thousands)
Fixed Index Annuities	$226,294	$2,414,052	$2,187,758
Fixed Rate Annuities	3,577	41,440	37,863
Total	$229,871	$2,455,492	$2,225,621

	December 31, 2021
	Asset	Liability	Net Liability
	(Dollars in thousands)
Fixed Index Annuities	$520,566	$3,077,944	$2,557,378
Fixed Rate Annuities	5,807	84,218	78,411
Total	$526,373	$3,162,162	$2,635,789
Reinsured Market Risk Benefits
The following table presents the balances and changes in reinsured market risk benefits associated with fixed index annuities for the years ended December 31, 2022 and 2021:

	December 31, 2022		December 31, 2021
	Fixed Rate Annuities	Fixed Index Annuities	Fixed Rate Annuities	Fixed Index Annuities
	(Dollars in thousands)
Ceded MRB
Balance, beginning of year	$—	$156,931	$—	$90,022
Inception of in-force ceded reinsurance	10,091	334,835	—	100,327
Issuances	—	36,036	—	915
Interest accrual	104	7,598	—	414
Attributed fees collected	28	23,745	—	9,904
Benefits payments	—	—	—	—
Effect of changes in interest rates	135	(171,948)	—	1,601
Effect of changes in equity markets	118	43,799	—	(6,148)
Effect of changes in equity index volatility	—	34,278	—	(9,074)
Actual policyholder behavior different from expected behavior	—	—	—	—
Effect of changes in future expected policyholder behavior	180	12,598	—	16,878
Effect of changes in other future expected assumptions	—	116,087	—	(47,908)
Balance, end of year	$10,656	$593,959	$—	$156,931

Net amount at risk (a)	$72,350	$2,402,964	$—	$582,315
Weighted average attained age of contract holders (years)	70	71	0.00	69
(a)Net amount at risk is defined as the current guarantee amount in excess of the current account balance.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a reconciliation of reinsurance market risk benefits by amounts in an asset position and in liability position to market risk benefit amounts included in coinsurance deposits and other liabilities, respectively, in the Consolidated Balance Sheets:

	December 31, 2022
	Asset	Liability	Net Asset
	(Dollars in thousands)
Fixed Index Annuities	$629,611	$35,652	$593,959
Fixed Rate Annuities	11,070	414	10,656
Total	$640,681	$36,066	$604,615

	December 31, 2021
	Asset	Liability	Net Asset
	(Dollars in thousands)
Fixed Index Annuities	$250,046	$93,115	$156,931
Fixed Rate Annuities	—	—	—
Total	$250,046	$93,115	$156,931
Significant Inputs for Fair Value Measurement - Market Risk Benefits
The following tables provides a summary of the significant inputs and assumptions used in the fair value measurements of market risk benefits:

	December 31, 2022
	Fair Value	Valuation Technique	Significant Inputs and Assumptions	Range	Weighted Average
	(in thousands)
Market risk benefits	$2,225,621	Discounted cash flow	Utilization (a)	0.04% - 78.75%	4.24%
Ceded market risk benefits	604,615		Option budget (b)	1.65% - 2.50%	2.31%
			Risk-free interest rate (c)	2.51% - 4.90%	3.31%
			Nonperformance risk (d)	0.06% - 3.27%	2.59%

	December 31, 2021
	Fair Value	Valuation Technique	Significant Inputs and Assumptions	Range	Weighted Average
	(in thousands)
Market risk benefits	$2,635,789	Discounted cash flow	Utilization (a)	—% - 60.00%	3.25%
Ceded market risk benefits	156,931		Option budget (b)	1.55% - 2.50%	2.02%
			Risk-free interest rate (c)	0.53% - 2.05%	1.77%
			Nonperformance risk (d)	0.07% - 2.50%	1.49%
(a)The utilization assumption represents the percentage of policyholders who will elect to receive lifetime income benefit payments in a given year. A decrease (increase) in the utilization assumption used in the fair value of market risk benefits could lead to favorable (unfavorable) changes in the market risk benefits.
(b)The option budget assumption represents the expected cost of annual call options we will purchases in the future. An increase (decrease) in the option budget assumption used in the fair value of market risk benefits could lead to favorable (unfavorable) changes in the market risk benefits.
(c)The risk-free interest rate assumption impacts the discount rate used in the discounted future cash flow valuation. An increase (decrease) in the risk-free interest rate assumption used in the fair value of market risk benefits could lead to favorable (unfavorable) changes in the market risk benefits.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(d)The nonperformance risk assumption impacts the discount rate used in the discounted future cash flow valuation and includes our own credit risk based on the current market credit spreads for debt-like instruments we have issued and are available in the market. Additionally, the nonperformance risk assumption includes the counterparty credit risk used in the fair value measurement of ceded market risk benefits which is determined using the current market credit spreads based on the counterparty credit rating. An increase (decrease) in the nonperformance risk assumption for own credit risk used in the fair value of market risk benefits could lead to favorable (unfavorable) changes in the market risk benefits. An decrease (increase) in the nonperformance risk assumption for counterparty credit risk used in the fair value of ceded market risk benefits could lead to favorable (unfavorable) changes in the ceded market risk benefits.
During the year ended December 31, 2022, the Company made the following notable changes to significant inputs and assumptions resulting in changes in the fair value measurement of market risk benefits:
•Utilization assumptions were increased resulting in an increase to the market risk benefits liability and a decrease to net income.
•Option budget assumptions were increased resulting in a decrease to the market risk benefits liability and an increase to net income.
During the year ended December 31, 2021, the Company made the following notable changes to significant inputs and assumptions resulting in changes in the fair value measurement and market risk benefits:
•Utilization assumptions were decreased resulting in a decrease to the market risk benefits liability and an increase to net income.
•Option budget assumptions were decreased resulting in an increase to the market risk benefits liability and a decrease to net income.
Policyholder Account Balances
The following table presents the balances and changes in policyholders’ account balances:

	December 31, 2022		December 31, 2021
	Fixed Rate Annuities	Fixed Index Annuities	Fixed Rate Annuities	Fixed Index Annuities
	(Dollars in thousands)
Balance, beginning of year	$6,860,060	$55,003,305	$5,083,537	$53,612,622
Issuances	159,570	3,001,738	2,523,061	3,194,663
Premiums received	4,811	170,493	(3,649)	258,159
Policy charges	(6,587)	(272,604)	(4,706)	(258,552)
Surrenders and withdrawals	(574,590)	(3,945,504)	(883,440)	(3,644,593)
Benefit payments	(11,328)	(727,847)	(9,304)	(621,700)
Interest credited	151,762	599,259	154,267	2,464,347
Other	5,879	(2,606)	294	(1,641)
Balance, end of period	$6,589,577	$53,826,234	$6,860,060	$55,003,305

Weighted-average crediting rate	2.28%	1.11%	2.62%	4.64%
Net amount at risk (a)	$258,826	$10,987,198	$239,995	$10,001,385
Cash surrender value	6,208,597	49,551,657	6,392,133	50,177,630
(a)Net amount at risk is defined as the current guarantee amount in excess of the current account balance.
The following table presents the reconciliation of policyholders’ account balances to policy benefit reserves in the Consolidated Balance Sheets:

	December 31, 2022	December 31, 2021
	(Dollars in thousands)
Fixed index annuities policyholder account balances	$53,826,234	$55,003,305
Fixed rate annuities policyholder account balances	6,589,577	6,860,060
Embedded derivative adjustment (b)	(1,996,640)	305,340
Liability for future policy benefits	318,677	402,305
Deferred profit liability	19,223	18,716
Other	24,765	25,096
Total	$58,781,836	$62,614,822
(b)The embedded derivative adjustment reconciles the account balance to the gross GAAP liability and represents the combination of the host contract and the fair value of the embedded derivatives.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the balance of account values by range of guaranteed minimum crediting rates and the related range of the difference, in basis points, between rates being credited to policyholders and the respective guaranteed minimums:

	December 31, 2022
	Range of guaranteed minimum crediting rate	At guaranteed minimum	1 to 50	51 to 150	Greater than 150 basis points above	Total
		(Dollars in thousands)
Fixed Index Annuities	0.00% - 0.50%	$—	$462,356	$407,426	$314,929	$1,184,711
	0.50% - 1.00%	2,421,795	1,098,332	2,258,992	77,901	5,857,020
	1.00% - 1.50%	51,586	9,391	—	—	60,977
	1.50% - 2.00%	57	—	—	—	57
	2.00% - 2.50%	133,059	100,205	8	—	233,272
	2.50% - 3.00%	939,684	—	—	—	939,684
	Greater than 3.00%	—	—	—	—	—
	Allocated to index strategies					45,550,513
Total		$3,546,181	$1,670,284	$2,666,426	$392,830	$53,826,234

Fixed Rate Annuities	0.00% - 0.50%	$61	$—	$—	$—	$61
	0.50% - 1.00%	55,458	203,523	4,000,203	701,836	4,961,020
	1.00% - 1.50%	454,728	231	—	—	454,959
	1.50% - 2.00%	281,694	96,767	277,053	189	655,703
	2.00% - 2.50%	21,887	22	—	—	21,909
	2.50% - 3.00%	434,042	7,417	—	—	441,459
	Greater than 3.00%	54,466	—	—	—	54,466
Total		$1,302,336	$307,960	$4,277,256	$702,025	$6,589,577

	December 31, 2021
	Range of guaranteed minimum crediting rate	At guaranteed minimum	1 to 50	51 to 150	Greater than 150 basis points above	Total
		(Dollars in thousands)
Fixed Index Annuities	0.00% - 0.50%	$—	$284,190	$305,770	$133,060	$723,020
	0.50% - 1.00%	2,020,896	1,383,008	2,422,207	60,413	5,886,524
	1.00% - 1.50%	55,375	10,874	637	—	66,886
	1.50% - 2.00%	—	84	—	—	84
	2.00% - 2.50%	134,690	121,299	151	—	256,140
	2.50% - 3.00%	1,011,812	—	—	—	1,011,812
	Greater than 3.00%	—	—	—	—	—
	Allocated to index strategies					47,058,839
Total		$3,222,773	$1,799,455	$2,728,765	$193,473	$55,003,305

Fixed Rate Annuities	0.00% - 0.50%	$108	$—	$—	$—	$108
	0.50% - 1.00%	42,216	119,438	351,059	24,950	537,663
	1.00% - 1.50%	491,489	226	—	—	491,715
	1.50% - 2.00%	834,249	99,654	129,943	—	1,063,846
	2.00% - 2.50%	3,254,565	22	—	—	3,254,587
	2.50% - 3.00%	1,040,592	7,754	—	—	1,048,346
	Greater than 3.00%	463,795	—	—	—	463,795
Total		$6,127,014	$227,094	$481,002	$24,950	$6,860,060

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.     Reinsurance and Policy Provisions
Coinsurance
We have two coinsurance agreements with EquiTrust Life Insurance Company ("EquiTrust"), covering 70% of certain of American Equity Life's fixed index and fixed rate annuities issued from August 1, 2001 through December 31, 2001, 40% of those contracts issued during 2002 and 2003, and 20% of those contracts issued from January 1, 2004 to July 31, 2004. The business reinsured under these agreements may not be recaptured. Coinsurance deposits (aggregate policy benefit reserves transferred to EquiTrust under these agreements) were $323.7 million and $381.4 million at December 31, 2022 and 2021, respectively. We remain liable to policyholders with respect to the policy liabilities ceded to EquiTrust should EquiTrust fail to meet the obligations it has coinsured. The balance due from or due to EquiTrust under these agreements was a $0.8 million receivable and $7.8 million payable at December 31, 2022 and 2021, respectively, and represents the fair value of call options held by us to fund index credits related to the ceded business net of cash due to or from EquiTrust related to monthly settlements of policy activity and other expenses.
We have three coinsurance agreements with Athene Life Re Ltd. ("Athene"), an unauthorized life reinsurer domiciled in Bermuda. One agreement ceded 20% of certain of American Equity Life's fixed index annuities issued from January 1, 2009 through March 31, 2010. The second agreement ceded 80% of American Equity Life's multi-year rate guaranteed annuities issued from July 1, 2009 through December 31, 2013 and 80% of Eagle Life's multi-year rate guaranteed annuities issued from November 20, 2013 through December 31, 2013. The third agreement ceded 80% of certain of American Equity Life's and Eagle Life's multi-year rate guaranteed annuities issued on or after January 1, 2014 through December 31, 2020, 80% of Eagle Life's fixed index annuities issued prior to January 1, 2017, 50% of certain of Eagle Life's fixed index annuities issued from January 1, 2017 through December 31, 2018, 20% of certain of Eagle Life's fixed index annuities issued on or after January 1, 2019 through December 31, 2020 and 80% of certain of American Equity Life's fixed index annuities issued from August 1, 2016 through December 31, 2016. Effective January 1, 2021, no new business is being ceded to Athene. The business reinsured under any of the Athene agreements may not be recaptured. Coinsurance deposits (aggregate policy benefit reserves transferred to Athene under these agreements) were $3.1 billion and $3.7 billion at December 31, 2022 and 2021, respectively. American Equity Life is an intermediary for reinsurance of Eagle Life's business ceded to Athene. American Equity Life and Eagle Life remain liable to policyholders with respect to the policy liabilities ceded to Athene should Athene fail to meet the obligations it has coinsured. The annuity deposits that have been ceded to Athene are secured by assets held in trusts and American Equity Life is the sole beneficiary of the trusts. The assets in the trusts are required to remain at a value that is sufficient to support the current balance of policy benefit liabilities of the ceded business on a statutory basis. If the value of the trust accounts would ever be less than the amount of the ceded policy benefit liabilities on a statutory basis, Athene is required to either establish a letter of credit or deposit securities in the trusts for the amount of any shortfall. The balance due under these agreements to Athene was $16.9 million and $74.8 million at December 31, 2022 and 2021, respectively, and represents the fair value of call options held by us to fund index credits related to the ceded business net of cash due from Athene related to monthly settlements of policy activity.
Effective July 1, 2021 American Equity Life entered into a reinsurance agreement with North End Re (North End Re reinsurance treaty), a wholly-owned subsidiary of Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance” or “Brookfield”) to reinsure approximately $4.4 billion of in-force fixed indexed annuity product liabilities as of the effective date of the reinsurance agreement, 70% on a modified coinsurance (“modco”) basis and 30% on a coinsurance basis. The liabilities reinsured on a coinsurance basis are secured by assets held in both a statutory and supplemental trust (collectively referred to as the “trusts”). The liabilities reinsured on a modco basis are secured by a segregated modco account in which the assets are maintained by American Equity Life. American Equity Life transferred cash of $2.6 billion to the segregated modco account and $1.1 billion to the statutory trust at close of this reinsurance agreement on October 8, 2021. American Equity Life will receive an annual ceding commission equal to 49 basis points and the Company will receive an annual asset liability management fee equal to 30 basis points calculated based on the initial cash surrender value of liabilities ceded. Such fees are fixed and contractually guaranteed for six years with the additional and final seventh year payment partially contingent on certain performance obligations for both parties. The initial net present value of the ceding commission related to the in-force business was $114.1 million.
As part of the North End Re reinsurance treaty, American Equity Life is also ceding 75% of certain fixed index annuities issued after the effective date of the agreement, 70% on a modco basis and 30% on a coinsurance basis to North End Re. Effective July 1, 2022, the North End Re reinsurance treaty was amended to include additional fixed index annuity products. As part of this amendment, 75% of an additional block of in-force fixed indexed annuity product liabilities issued after July 1, 2021 was ceded, 70% on a modco basis and 30% on a coinsurance basis. On sales subsequent to the effective date of the North End Re reinsurance treaty, American Equity Life will receive an annual ceding commission equal to 140 basis points and the Company will receive an annual asset liability management fee equal to 30 basis points calculated based on the initial cash surrender value of liabilities ceded. Such fees are fixed and contractually guaranteed for six years with the additional and final seventh year payment being contingent on certain performance obligations for both parties. The initial net present value of the ceding commission related to the flow business ceded in 2022 and 2021 was $67.7 million and $27.1 million, respectively. The asset liability management fee recognized in Other revenue in 2022 and 2021 was $12.7 million and $5.5 million, respectively.
In addition, American Equity Life will receive certain acquisition cost reimbursements and an on-going annual expense reimbursement on each policy subject to the reinsurance agreement for the entirety of the policy duration. Acquisition cost reimbursements will reduce policy acquisition costs deferred.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As a result of the North End Re reinsurance treaty, there is a deferred gain of $480.5 million and $335.4 million which is recorded in Other liabilities as of December 31, 2022 and 2021, respectively. This deferred gain represents the unamortized portion of the cost of reinsurance related to the in-force business and new business which will be amortized over the life of the underlying reinsured policies. The deferred gain consists primarily of the difference between liabilities ceded and assets transferred as part of the reinsurance agreement and the present value of the ceding commissions previously noted offset by a reduction in deferred policy acquisition costs associated with the the in-force business ceded. The amortization of the deferred gain recognized in Other revenue in 2022 and 2021 was $24.2 million and $9.6 million, respectively.
American Equity Life remains liable to policyholders with respect to the policy liabilities ceded to North End Re should North End Re fail to meet the obligations it has reinsured.
The assets in the trusts and modco account are required to remain at a value that is sufficient to support the current balance of policy benefit liabilities of the ceded business on a statutory basis. The assets in the trusts and modco account are subject to investment management agreements between American Equity Life and North End Re. The assets in the modco account earned net investment income of $95.4 million and $11.4 million during 2022 and 2021, respectively, which are reflected within the Net investment income line in the Consolidated Statements of Operations and presented net of amounts earned for the benefit of the reinsurer.
As of December 31, 2022 and 2021, coinsurance deposits (aggregate policy benefits reserves transferred to North End Re under these agreements) were $5.8 billion and $4.8 billion, respectively. The balance due under these agreements to North End Re was $124.2 million and $127.9 million which is recorded in Other liabilities at December 31, 2022 and 2021, respectively.
Separate from the reinsurance transaction, Brookfield Reinsurance, has an approximate 18.7% interest in the Company's outstanding common stock as of December 31, 2022. See Note 16 - Earnings Per Common Share and Stockholders' Equity for further discussion of Brookfield's ownership.
Effective October 1, 2022 American Equity Life entered into a reinsurance agreement with an unaffiliated reinsurer AeBe ISA LTD (“AeBe”), a Bermuda exempted company affiliated with 26North Holdings LP (“26North”), that is an incorporated segregated account licensed as a Class E reinsurer. Under the agreement, American Equity Life ceded $4.2 billion of certain in-force fixed indexed and fixed rate annuity product liabilities as of October 3, 2022, the effective date of the reinsurance agreement, 75% on a funds withheld coinsurance basis and 25% on a coinsurance basis. The liabilities reinsured on a coinsurance basis are secured by assets held in both a statutory and supplemental trust (collectively referred to as the “trusts”). The liabilities reinsured on a funds withheld basis are secured by a segregated funds withheld account in which the assets are maintained by American Equity Life. American Equity Life transferred cash and investments with a fair value of $3.0 billion to the segregated funds withheld account and $1.0 billion to the statutory trust at close of this reinsurance agreement on October 3, 2022. At the close of the reinsurance agreement, American Equity Life received a closing ceding commission of $70.0 million. American Equity Life will also receive certain acquisition cost reimbursements and an on-going annual expense reimbursement on each policy subject to the reinsurance agreement for the entirety of the policy duration.
As a result of the AeBe reinsurance treaty, there is a deferred gain of $51.6 million which is recorded in Other liabilities as of December 31, 2022. This deferred gain represents the unamortized portion of the cost of reinsurance related to the in-force business which will be amortized over the life of the underlying reinsured policies. The deferred gain consists primarily of the difference between liabilities ceded and assets transferred as part of the reinsurance agreement and the closing ceding commission previously noted offset by a reduction in deferred policy acquisition costs associated with the in-force business ceded. The amortization of the deferred gain recognized in Other revenue in 2022 was $1.1 million.
American Equity Life remains liable to policyholders with respect to the policy liabilities ceded to AeBe should AeBe fail to meet the obligations it has reinsured.
The assets in the trusts and funds withheld account are required to remain at a value that is sufficient to support the current balance of policy benefit liabilities of the ceded business on a statutory basis. The assets in the trusts and funds withheld account are subject to investment management agreements between American Equity Life and 26North. The assets in the funds withheld account earned net investment income of $42.3 million during 2022, which is reflected within the Net investment income line in the Consolidated Statements of Operations and presented net of amounts earned for the benefit of the reinsurer.
As of December 31, 2022, coinsurance deposits (aggregate policy benefits reserves transferred to AeBe under these agreements) were $4.1 billion. The balance due under these agreements to AeBe was $38.0 million which is recorded in Other liabilities at December 31, 2022.
American Equity Life has the option to cede liabilities of certain single premium fixed deferred annuities, or policies as otherwise agreed to by parties issued after the treaty effective date, at risk adjusted pricing terms that may be acceptable to American Equity Life at that time. For flow business ceded, American Equity Life will receive an annual ceding commission over the term of the policy of up to 0.50% of the premium received.
Amounts ceded to EquiTrust, Athene, North End Re and AeBe under these agreements are as follows:

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Consolidated Statements of Operations
Annuity product charges	$49,093	$20,351	$7,021
Change in fair value of derivatives	(184,388)	140,641	43,080
	$(135,295)	$160,992	$50,101

Interest sensitive and index product benefits	$103,542	$303,035	$152,485
Change in fair value of embedded derivatives	81,907	(76,915)	4,352
Other operating costs and expenses	18,318	16,440	17,663
	$203,767	$242,560	$174,500
Consolidated Statements of Cash Flows
Annuity deposits	$(982,176)	$(424,819)	$(35,667)
Cash payments to policyholders	1,029,667	984,260	466,311
	$47,491	$559,441	$430,644
We calculate estimated losses on reinsurance recoverable balances by determining an expected loss ratio. The expected loss ratio is based on industry historical loss experience and expected recovery timing adjusted for certain current and forecasted environmental factors management believes to be relevant. Estimated losses related to our reinsurance recoverable balances were $8.7 million and $2.3 million as of December 31, 2022 and 2021, respectively.
We monitor concentration of reinsurance risk with third party reinsurers and monitor concentration as well as financial strength ratings of our reinsurers.
Financing Arrangements
Effective April 1, 2019, we entered into a reinsurance agreement with Hannover Life Reassurance Company of America ("Hannover"), which was treated as reinsurance under statutory accounting practices and as a financing arrangement under GAAP. The statutory surplus benefit under this agreement was eliminated under GAAP and the associated charges were recorded as risk charges and included in Other operating costs and expenses in the Consolidated Statements of Operations. The 2019 Hannover Agreement was a coinsurance funds withheld reinsurance agreement for statutory purposes covering 80% of lifetime income benefit rider payments in excess of policy fund values and waived surrender charges related to penalty free withdrawals on certain business.
We paid a quarterly risk charge based on the pretax statutory benefit as of the end of each calendar quarter. Risk charges attributable to our 2019 agreement with Hannover were $33.1 million and $44.7 million during 2021 and 2020, respectively. Effective October 1, 2021, we recaptured the 2019 Hannover agreement.
Intercompany Reinsurance Agreements
Effective October 1, 2021, American Equity Life entered into a reinsurance agreement with AEL Re Vermont, a wholly-owned captive reinsurance company, to cede a portion of lifetime income benefit rider payments in excess of policy fund values on a funds withheld basis ("The AEL Re Vermont Agreement"). In connection with the agreement, AEL Re Vermont entered into an excess of loss ("XOL") reinsurance agreement with Hannover to retrocede the lifetime income benefit rider payments in excess of the policy fund values ceded under the AEL Re Vermont Agreement after the funds withheld account balance is exhausted. AEL Re Vermont is permitted to carry the XOL treaty as an admitted asset on the AEL Re Vermont statutory balance sheet. The effects of this agreement are not accounted for as reinsurance as it does not satisfy the risk transfer requirements for GAAP. AEL Re Vermont incurred risk charges of $11.7 million and $2.8 million during the years ended December 31, 2022 and 2021, respectively, in relation to this XOL agreement with Hannover. The risk charges are included in Other operating costs and expenses in the Consolidated Statements of Operations.
Effective December 31, 2021, American Equity Life executed a coinsurance agreement with AEL Re Bermuda, an affiliated Bermuda reinsurer, wholly-owned by American Equity Investment Life Holding Company, to reinsure a quota share of fixed index annuities issued from January 1, 1997 through December 31, 2007. The treaty is maintained on a funds withheld basis.
All intercompany balances have been eliminated in the preparation of the accompanying financial statements.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.     Income Taxes
We file consolidated federal income tax returns that include all of our wholly-owned subsidiaries. Our income tax expense as presented in the consolidated financial statements is summarized as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Consolidated statements of operations:
Current income taxes	$20,209	$332	$3,430
Deferred income taxes	490,926	149,431	141,071
Total income tax expense included in consolidated statements of operations	511,135	149,763	144,501
Stockholders' equity:
Expense (benefit) relating to:
Adoption of expected credit loss model	—	—	(2,543)
Changes in other comprehensive income	(1,843,635)	207,353	225,746
Total income tax expense included in consolidated financial statements	$(1,332,500)	$357,116	$367,704
Income tax expense in the consolidated statements of operations differed from the amount computed at the applicable statutory federal income tax rates of 21% for the years ended December 31, 2022, 2021, and 2020 as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
Income before income taxes	$2,431,712	$702,786	$815,961

Income tax expense on income before income taxes	$510,660	$147,585	$171,352
Tax effect of:
State income taxes	2,564	5,239	5,749
Tax exempt net investment income	(4,065)	(4,715)	(4,602)
Tax rate differential on net operating loss carryback	—	—	(30,041)
Other	1,976	1,654	2,043
Income tax expense	$511,135	$149,763	$144,501
Effective tax rate	21.0%	21.3%	17.7%
The effective tax rate for the year ended December 31, 2020 was positively impacted by $30.0 million related to the provision of the CARES ACT which allowed net operating losses for 2018 through 2020 to be carried back to previous tax years in which a 35% statutory tax rate was in effect.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred income tax assets or liabilities are established for temporary differences between the financial reporting amounts and tax bases of assets and liabilities that will result in deductible or taxable amounts, respectively, in future years. The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 2022 and 2021, are as follows:

	December 31,
	2022	2021
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$—	$445,793
Credit losses/impairments	10,531	15,275
Net unrealized losses on available for sale fixed maturity securities	1,063,441	—
Amounts due reinsurer	1,030,759	748,812
Other policyholder funds	358	3,332
Deferred compensation	3,866	3,434
Share-based compensation	422	5,171
Net operating loss carryforwards	50,913	87,314
Other	71,417	1,140
Gross deferred tax assets	2,231,707	1,310,271
Deferred income tax liabilities:
Deferred policy acquisition costs and deferred sales inducements	(976,103)	(1,051,900)
Net unrealized gains on available for sale fixed maturity securities	—	(905,050)
Derivative instruments	(145,785)	(107,717)
Policy benefit reserves	(612,454)	(98,616)
Investment income items	(39,309)	(56,285)
Other	(19,622)	(5,120)
Gross deferred tax liabilities	(1,793,273)	(2,224,688)
Net deferred income tax asset (liability)	$438,434	$(914,417)
Included in deferred income taxes is the expected income tax benefit attributable to unrealized losses on available for sale fixed maturity securities. There is no valuation allowance provided for the deferred income tax asset attributable to unrealized losses on available for sale fixed maturity securities. We have the intent and ability to hold these securities to maturity or recovery of value, whichever is sooner. Realization of our deferred income tax assets is more likely than not based on expectations as to our future taxable income and considering all other available evidence, both positive and negative. Therefore, no valuation allowance against deferred income tax assets has been established as of December 31, 2022 and 2021.
There were no material income tax contingencies requiring recognition in our consolidated financial statements as of December 31, 2022. Our tax returns are subject to audit by various federal, state and local tax authorities. The Company's income tax returns are subject to examination by the IRS and state tax authorities, generally for three years after they are due or filed, whichever is later. Tax years ended before December 31, 2019 are no longer open to examination by the IRS.
At December 31, 2022 and 2021, we had federal net operating losses of $170.5 million and $419.5 million, respectively, primarily related to a reinsurance transaction that occurred in 2021. The federal net operating losses are carried forward indefinitely. Additionally, at December 31, 2022 and 2021, we had $45.7 million and $0 million, respectively, of capital loss carryforwards for federal income tax purposes that can be carried forward for five years.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.     Notes and Loan Payable
Notes and loan payable includes the following:

	December 31,
	2022	2021
	(Dollars in thousands)
Senior notes due 2027
Principal	$500,000	$500,000
Unamortized debt issue costs	(2,960)	(3,537)
Unamortized discount	(178)	(213)
Term loan due 2027
Principal	300,000	—
Principal paydown	(3,750)	—
Unamortized debt issue costs	(1,039)	—
	$792,073	$496,250
On June 16, 2017, we issued $500 million aggregate principal amount of senior unsecured notes due 2027 which bear interest at 5.0% per year and will mature on June 15, 2027 (the “2027 Notes”). The 2027 Notes were issued at a $0.3 million discount, which is being amortized over the term of the 2027 Notes using the effective interest method. Contractual interest is payable semi-annually in arrears each June 15th and December 15th. The initial transaction fees and costs totaling $5.8 million were capitalized as deferred financing costs and are being amortized over the term of the 2027 Notes using the effective interest method.
On February 15, 2022, we entered into a five-year, $300 million unsecured delayed draw term loan credit agreement. On July 6, 2022, we borrowed $300 million under this agreement. We will pay a floating rate of interest on the term loan utilizing SOFR adjusted for a credit spread. The term loan matures on February 15, 2027 and is amortizing at 2.5% annually for the first three years and 5.0% for the last two years.
On September 30, 2016, we entered into a credit agreement with six banks that provided for a $150 million unsecured revolving line of credit that terminated on September 30, 2021 and a $100 million term loan that was scheduled to terminate on September 30, 2019 but was repaid on June 16, 2017 without penalty.
12.   Subordinated Debentures
Our wholly-owned subsidiary trust (which is not consolidated) has issued fixed rate and floating rate trust preferred securities and has used the proceeds from these offerings to purchase subordinated debentures from us. We also issued subordinated debentures to the trust in exchange for all of the common securities of the trust. The sole assets of the trust are the subordinated debentures and any interest accrued thereon. The interest payment dates on the subordinated debentures correspond to the distribution dates on the trust preferred securities issued by the trust. The trust preferred securities mature simultaneously with the subordinated debentures. Our obligations under the subordinated debentures and related agreements provide a full and unconditional guarantee of payments due under the trust preferred securities.
Following is a summary of subordinated debt obligations to the trusts at December 31, 2022 and 2021:

	December 31,
	2022	2021	Interest Rate	Due Date
	(Dollars in thousands)
American Equity Capital Trust II	$78,753	$78,421	5%	June 1, 2047
The principal amount of the subordinated debentures issued by us to American Equity Capital Trust II ("Trust II") is $100.0 million. These debentures were assigned a fair value of $74.7 million at the date of issue (based upon an effective yield-to-maturity of 6.8%). The difference between the fair value at the date of issue and the principal amount is being accreted over the life of the debentures. The trust preferred securities issued by Trust II were issued to Iowa Farm Bureau Federation, which owns a majority of FBL Financial Group, Inc. ("FBL"). The consideration received by Trust II in connection with the issuance of its trust preferred securities consisted of fixed income securities of equal value which were issued by FBL.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.   Retirement and Share-based Compensation Plans
We have adopted a contributory defined contribution plan which is qualified under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of our full-time employees subject to minimum eligibility requirements. Employees can contribute a percentage of their annual salary (up to a maximum annual contribution of $20,500 in 2022, $19,500 in 2021 and $19,500 in 2020) to the plan. We contribute an additional amount, subject to limitations, based on the voluntary contribution of the employee. Further, the plan provides for additional employer contributions based on the discretion of the Board of Directors. Plan contributions charged to expense were $3.3 million, $2.7 million and $2.4 million for the years ended December 31, 2022, 2021 and 2020, respectively.
The following table summarizes compensation expense recognized for employees and directors as a result of share-based compensation:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
ESOP	$4,152	$3,377	$2,908
Employee Incentive Plans	14,454	22,886	7,855
Director Equity Plans	1,053	1,262	1,056
	$19,659	$27,525	$11,819
ESOP
The principal purpose of the American Equity Investment Employee Stock Ownership Plan ("ESOP") is to provide each eligible employee with an equity interest in us. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of service. Our contribution to the ESOP is determined by the Board of Directors.
Employee Incentive Plans
During 2020, the 2016 Employee Incentive Plan ("2016 Plan") was amended and renamed the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan ("Amended Plan"). The Amended Plan increased the number of shares of Common stock reserved for issuance by 3,000,000 shares to 5,500,000 shares of our Common stock which may be issued in the form of grants of options, stock appreciation rights, restricted stock awards and restricted stock units. In addition, the Amended Plan allows for awards to be granted to members of the Board of Directors of the Company.
At December 31, 2022, we had 776,516 shares of common stock available for future grant under the Amended Plan.
We have a long-term performance incentive plan under which certain members of our management team are granted performance-based restricted stock units pursuant to the Amended Plan or the 2016 Plan. During 2022, 2021 and 2020, we granted 229,880, 186,091 and 217,781 restricted stock units under these plans, respectively. For the 2022 and 2021 grants, vesting is tied to threshold, target and maximum performance goals for the three year periods ending December 31, 2024 and December 31, 2023, respectively. Fifty percent of the restricted stock units will vest if we meet threshold goals, 100% of the restricted stock units will vest if we meet target performance goals and 200% of the restricted stock units will vest if we meet maximum performance goals. For the 2020 grant, vesting is tied to threshold, target and maximum performance goals for the three year period ending December 31, 2022. Fifty percent of the restricted stock units will vest if we meet threshold goals, 100% of the restricted stock units will vest if we meet target performance goals and 150% of the restricted stock units will vest if we meet maximum performance goals. Compensation expense is recognized over the three year vesting period based on the likelihood of meeting threshold, target and maximum goals. Restricted stock units that ultimately vest are payable in an equal number of shares of our common stock. Restricted stock units are accounted for as equity awards and the estimated fair value of restricted stock units is based upon the closing price of our common stock on the date of grant.
During 2022, 2021 and 2020 we granted 159,494, 199,597 and 133,429, respectively, time-based restricted stock units to employees under the Amended Plan or the 2016 Plan. These grants vest one to three years following the grant date provided the participant remains employed with us. Shares will vest early upon an employee reaching 65 years of age with 10 years of service with us. Compensation expense is recognized over the vesting period. Restricted stock units that ultimately vest are payable in an equal number of shares of our common stock. Restricted stock units are accounted for as equity awards and the estimated fair value of restricted stock units is based upon the closing price of our common stock on the date of grant.
During 2022, 2021 and 2020, we granted 0, 391,553 and 105,809, respectively, options to employees under the Amended Plan or the 2016 Plan at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest over a period of one to five years and expire 10 years after the grant date. Compensation expense is recognized over the vesting period.
During 2022, a strategic incentive award was approved under the Amended Plan in which the Chief Executive Officer has the opportunity to earn the value of up to 1.2 million shares of AEL common stock based upon attainment of specified significant sustained increases in AEL's common stock price on or before December 31, 2027. The award has four tranches with a share value objective for each tranche based on AEL's 30-day volume weighted average common stock price. Fifty percent of each tranche is paid in shares of AEL common stock, subject

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to a stay requirement up to 2 years, and fifty percent of each tranche is paid in cash upon attainment of the share value objective. The portion of the award payable in shares is accounted for as an equity award, and the portion of the award payable in cash is accounted for as a liability award. The fair value of both the equity award and liability award were calculated using a Monte Carlo simulation. Compensation expense is recognized over a service period which is the longer of the stay requirement, where applicable, or a derived service period calculated using a Monte Carlo simulation. There was $4.2 million of compensation expense recognized for the year ended December 31, 2022 for this award.
During 2021 and 2020, we granted 855,052 and 709,958 performance-based options ("Performance Options") to employees under the Amended Plan at an exercise price equal to the fair market value of our common stock on the date of grant. These Performance Options vest based upon the timing of meeting the market condition of a 30-day volume weighted average common stock price of $37.00 per common share. Fifty percent of the Performance Options granted vest upon the later of: (i) the market condition noted above being met; and (ii) the one year anniversary of the Grant Date. The remaining fifty percent of the Performance Options granted vest on the one year anniversary of the vesting of the initial fifty percent of the Performance Options. The market condition for these performance options was met on January 4, 2022. Compensation expense for the Performance Options is recognized over the requisite service period.
Director Equity Plans
During 2022, 2021 and 2020, we issued 32,409, 39,273 and 51,450 shares of common stock under the Amended Plan to our Directors, all of which are restricted stock, and which vest on the earlier of the next annual meeting date or one year from the grant date provided the individual remains a Director during that time period.
Changes in the number of stock options granted to employees outstanding during the years ended December 31, 2022, 2021 and 2020 are as follows:

	Number of Shares	Weighted-Average Exercise Price per Share	Total Exercise Price
	(Dollars in thousands, except per share data)
Outstanding at January 1, 2020	828,913	$19.91	$16,506
Granted	815,767	26.70	21,778
Canceled	(31,200)	21.50	(670)
Exercised	(355,563)	16.98	(6,038)
Outstanding at December 31, 2020	1,257,917	25.10	31,576
Granted	1,246,605	29.15	36,336
Canceled	(146,803)	25.44	(3,735)
Exercised	(295,000)	22.88	(6,749)
Outstanding at December 31, 2021	2,062,719	27.84	57,428
Granted	—	—	—
Canceled	(102,143)	27.49	(2,808)
Exercised	(173,782)	24.59	(4,273)
Outstanding at December 31, 2022	1,786,794	28.18	$50,347
The following table summarizes information about stock options outstanding at December 31, 2022:

	Stock Options Outstanding			Stock Options Vested
Range of Exercise Prices	Number of Awards	Remaining Life (yrs)	Weighted-Average Exercise Price Per Share	Number of Awards	Remaining Life (yrs)	Weighted-Average Exercise Price Per Share
$21.89 - $26.72	375,820	7.83	$26.07	126,224	8.01	$26.72
$27.05 - $32.58	1,410,974	8.10	28.74	606,322	8.09	28.71
$21.89 - $32.58	1,786,794	8.05	28.18	732,546	8.08	28.37
The aggregate intrinsic value for stock options outstanding and vested awards was $31.2 million and $12.6 million, respectively, at December 31, 2022. For the years ended December 31, 2022, 2021 and 2020, the total intrinsic value of options exercised by officers, directors and employees was $3.7 million, $1.2 million and $2.2 million, respectively. Intrinsic value for stock options is calculated as the difference between the exercise price of the underlying awards and the price of our common stock as of the reporting date. Cash received from stock options exercised for the years ended December 31, 2022, 2021 and 2020 was $4.3 million, $6.7 million and $6.0 million, respectively.
During 2022, a new incentive plan was approved under which certain members of management are awarded an initial cash grant that can accumulate additional value based on the performance of certain private asset investments during the vesting period. The cash grant cliff

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

vests after three years. Plan participants must remain employed during the three-year vesting period to earn the award. The award may continue to grow in value subsequent to the three-year vesting period, assuming the plan participant remains employed by the Company. Plan participants can elect either a lump sum cash payout or annual cash installments over time (up to 15 years). There was $6.7 million of compensation expense recognized for the year ended December 31, 2022 for these awards.
14.   Statutory Financial Information and Dividend Restrictions
Statutory accounting practices prescribed or permitted by regulatory authorities for our life insurance subsidiaries differ from GAAP. Net income (loss) for our primary life insurance subsidiary as determined in accordance with statutory accounting practices was as follows:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands)
American Equity Life	$151,857	$(863,818)	$(34,467)
Statutory capital and surplus for our primary life insurance subsidiary was as follows:

	December 31,
	2022	2021
	(Dollars in thousands)
American Equity Life	$3,692,602	$4,078,532
American Equity Life is domiciled in the State of Iowa and is regulated by the Iowa Insurance Division. In some instances, the Iowa Insurance Division has adopted prescribed or permitted statutory accounting practices that differ from the required accounting outlined in National Association of Insurance Commissioners ("NAIC") Statutory Accounting Principles ("SAP"). For the year ended December 31, 2022, American Equity Life's use of prescribed statutory accounting practices resulted in higher statutory capital and surplus of $83.0 million relative to NAIC SAP due to its accounting for call option derivative instruments and fixed index annuity reserves. For the year ended December 31, 2021, American Equity Life's use of the same prescribed statutory accounting practice resulted in lower statutory capital and surplus of $210.2 million. We purchase call options to hedge the growth in interest credited on fixed index products. The Iowa Insurance Division allows an insurer to elect (1) to use an amortized cost method to account for such call options and (2) to use a fixed index annuity reserve calculation methodology under which call options associated with the current index interest crediting term are valued at zero.
Prior approval of regulatory authorities is required for the payment of dividends to the parent company by American Equity Life which exceed an annual limitation. American Equity Life may pay dividends without prior approval, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) net gain from operations before net realized capital gains/losses for the preceding calendar year or, (2) 10% of the American Equity Life's surplus at the preceding year-end. The amount of dividends permitted to be paid by American Equity Life to its parent company without prior approval of regulatory authorities is $369.3 million as of December 31, 2022.
The Parent Company relies on its subsidiaries for cash flow, which has primarily been in the form of investment management fees and dividends. Retained earnings in our consolidated financial statements primarily represent undistributed earnings of American Equity Life. As such, our ability to pay dividends is limited by the regulatory restriction placed upon insurance companies as described above. In addition, American Equity Life retains funds to allow for sufficient capital for growth.
15.   Commitments and Contingencies
We lease our office spaces and certain equipment under various operating leases. Rent expense for the years ended December 31, 2022, 2021 and 2020 totaled $5.2 million, $3.8 million and $4.2 million, respectively. At December 31, 2022, the aggregate future minimum lease payments are $28.5 million. The following represents payments due by period for operating lease obligations as of December 31, 2022 (dollars in thousands):

Year Ending December 31:
2023	$3,792
2024	4,112
2025	3,985
2026	3,587
2027	2,014
2028 and thereafter	11,013
We are occasionally involved in litigation, both as a defendant and as a plaintiff. In addition, state and federal regulatory bodies, such as state insurance departments, the Securities and Exchange Commission ("SEC") and the Department of Labor, regularly make inquiries and conduct

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws and the Employee Retirement Income Security Act of 1974, as amended.
In accordance with applicable accounting guidelines, we establish an accrued liability for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. As a litigation or regulatory matter is developing we, in conjunction with outside counsel, evaluate on an ongoing basis whether the matter presents a loss contingency that meets conditions indicating the need for accrual and/or disclosure, and if not, the matter will continue to be monitored for further developments. If and when the loss contingency related to litigation or regulatory matters is deemed to be both probable and estimable, we will establish an accrued liability with respect to that matter and will continue to monitor the matter for further developments that may affect the amount of the accrued liability.
There can be no assurance that any pending or future litigation will not have a material adverse effect on our business, financial condition, or results of operations.
In addition to our commitments to fund mortgage loans, we have unfunded commitments at December 31, 2022 to limited partnerships of $1.7 billion and to fixed maturity securities of $237.4 million.
Through our FHLB membership, we have issued funding agreements to the FHLB in exchange for cash advances. As of December 31, 2022, we had $300.0 million of FHLB funding agreements outstanding. We are required to provide collateral in excess of the funding agreement amounts outstanding. The fixed maturity security investments pledged for collateral had a fair value of $1.2 billion at December 31, 2022.
16.   Earnings Per Common Share and Stockholders' Equity
Earnings Per Common Share
The following table sets forth the computation of earnings per common share and earnings per common share - assuming dilution:

	Year Ended December 31,
	2022	2021	2020
	(Dollars in thousands, except per share data)
Numerator:
Net income available to common stockholders - numerator for earnings per common share	$1,876,544	$509,348	$637,945

Denominator:
Weighted average common shares outstanding	90,558,121	93,860,378	92,055,035
Effect of dilutive securities:
Stock options and deferred compensation agreements	523,248	271,422	93,014
Restricted stock and restricted stock units	456,759	359,359	244,447
Denominator for earnings per common share - assuming dilution	91,538,128	94,491,159	92,392,496

Earnings per common share	$20.72	$5.43	$6.93
Earnings per common share - assuming dilution	$20.50	$5.39	$6.90
There were no options to purchase shares of our common stock outstanding excluded from the computation of diluted earnings per common share during the years ended December 31, 2022, 2021 and 2020, as the exercise price of all options outstanding was less than the average market price of our common shares for those periods.
Stockholders' Equity
On June 10, 2020, we issued 12,000 shares of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B ("Series B") with a $1.00 par value per share and a liquidation preference of $25,000 per share, for aggregate net proceeds of $290.3 million.
On November 21, 2019 we issued 16,000 shares of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A ("Series A") with a $1.00 par value per share and a liquidation preference of $25,000 per share, for aggregate net proceeds of $388.9 million.
Dividends on the Series A and Series B preferred stock are payable on a non-cumulative basis only when, as and if declared, quarterly in arrears on the first day of March, June, September and December of each year, commencing on March 1, 2020 for Series A and on December 1, 2020 for Series B. For the year ended December 31, 2022, 2021, and 2020, we paid dividends totaling $23.8 million, $23.8 million, and $24.5 million, respectively, for Series A preferred stock and $19.9 million, $19.9 million, and $9.0 million, respectively, for Series B preferred stock. The Series A and Series B preferred stock rank senior to our common stock with respect to dividends, to the extent declared, and in liquidation, to the extent of the liquidation preference. The Series A and Series B preferred stock are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or similar provisions.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Brookfield Asset Management Equity Investment
On October 18, 2020, we announced an agreement with Brookfield Asset Management, Inc. and its affiliated entities (collectively, "Brookfield") under which Brookfield would acquire up to a 19.9% ownership interest of common stock in the Company. The equity investment by Brookfield took place in two stages: an initial purchase of a 9.9% equity interest at $37.00 per share which closed on November 30, 2020 with Brookfield purchasing 9,106,042 shares, and a second purchase of an additional 6,775,000 shares which were issued to Brookfield at $37.33 per share in January of 2022, resulting in total ownership of approximately 16%. Brookfield also received the right to nominate one candidate for the Company’s Board of Directors following the initial equity investment.
Share Repurchase Program
As part of a share repurchase program, the Company's Board of Directors approved the repurchase of Company common stock of $500 million on October 18, 2020, an additional $500 million on November 19, 2021, and an additional $400 million on November 11, 2022. The share repurchase program has offset dilution from the issuance of shares to Brookfield, and its purpose remains to institute a regular cash return program for shareholders.
From the 2020 inception of the share repurchase program through December 31, 2022, we have repurchased approximately 23.9 million shares of our common stock at an average price of $34.74 per common share, including 14.8 million shares repurchased during the year ended December 31, 2022. As of December 31, 2022, we had $569 million remaining under our share repurchase program.
Treasury Stock
As of December 31, 2022, we held 24,590,353 shares of treasury stock with a carrying value of $823.1 million. As of December 31, 2021, we held 9,936,715 shares of treasury stock with a carrying value of $260.6 million.

Schedule I—Summary of Investments—
Other Than Investments in Related Parties

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

December 31, 2022

Column A	Column B	Column C	Column D
Type of Investment	Amortized Cost (1)	Fair Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
U.S. Government and agencies	$173,638	$169,071	$169,071
States, municipalities and territories	4,356,251	3,822,982	3,822,982
Foreign corporate securities and foreign governments	748,770	676,852	676,852
Corporate securities	27,706,440	24,161,921	24,161,921
Residential mortgage backed securities	1,492,242	1,377,611	1,377,611
Commercial mortgage backed securities	4,098,755	3,687,478	3,687,478
Other asset backed securities	6,289,923	5,908,702	5,908,702
Total fixed maturity securities	44,866,019	39,804,617	39,804,617
Mortgage loans on real estate	6,949,027	6,502,463	6,949,027
Real estate investments	1,053,569	1,056,063	1,056,063
Derivative instruments	425,097	431,727	431,727
Limited partnerships and limited liability companies	1,266,779		1,266,779
Other investments	1,818,144		1,817,085
Total investments	$56,378,635		$51,325,298
(1)On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities and short-term investments, unpaid principal balance less allowance for credit losses for mortgage loans, original cost reduced by impairments and/or depreciation for real estate investments, amortized cost for derivative instruments and original cost adjusted for equity in earnings and distributions for limited partnerships and limited liability companies.

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule II—Condensed Financial Information of Registrant
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)
Condensed Balance Sheets
(Dollars in thousands)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$531,347	$362,245
Equity securities of subsidiary trusts	2,360	2,353
Receivable from subsidiaries	8,868	2,783
Notes receivable from subsidiaries	85,654	165,000
Federal income tax recoverable, including amount from subsidiaries	267,076	217,174
Other assets	33,990	20,134
	929,295	769,689
Investment in and advances to subsidiaries	2,617,873	7,803,501
Total assets	$3,547,168	$8,573,190

Liabilities and Stockholders' Equity
Liabilities:
Notes and loan payable	$792,073	$496,250
Subordinated debentures payable to subsidiary trusts	78,753	78,421
Deferred income taxes	268,639	223,304
Other liabilities	58,186	36,499
Total liabilities	1,197,651	834,474
Stockholders' equity:
Preferred stock, Series A	16	16
Preferred stock, Series B	12	12
Common stock	84,810	92,514
Additional paid-in capital	1,325,316	1,614,374
Accumulated other comprehensive income (loss)	(3,746,230)	3,192,547
Retained earnings	4,685,593	2,839,254
Total stockholders' equity attributable to American Equity Investment Life Holding Company	2,349,517	7,738,717
Total liabilities and stockholders' equity	$3,547,168	$8,573,191

See accompanying note to condensed financial statements.
See accompanying Report of Independent Registered Public Accounting Firm.

Schedule II—Condensed Financial Information of Registrant (Continued)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)
Condensed Statements of Operations
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Revenues:
Net investment income	$6,733	$114	$1,115
Dividends from subsidiary trusts	155	159	167
Dividends from subsidiaries	325,000	250,000	—
Investment advisory fees	110,094	126,643	114,228
Surplus note interest from subsidiary	4,080	4,080	4,080
Change in fair value of derivatives	—	—	62
Loss on extinguishment of debt	—	—	(2,024)
Other revenue	19,153	8,511	346
Total revenues	465,215	389,507	117,974

Expenses:
Interest expense on notes and loan payable	32,098	25,581	25,552
Interest expense on subordinated debentures issued to subsidiary trusts	5,331	5,324	5,557
Other operating costs and expenses	114,792	72,435	46,686
Total expenses	152,221	103,340	77,795
Income before income taxes and equity in undistributed income of subsidiaries	312,994	286,167	40,179
Income tax expense (benefit)	(1,067)	11,565	13,142
Income before equity in undistributed income of subsidiaries	314,061	274,602	27,037
Equity in undistributed income of subsidiaries	1,606,158	278,421	644,423
Net income available to American Equity Investment Life Holding Company stockholders	1,920,219	553,023	671,460
Less: Preferred stock dividends	43,675	43,675	33,515
Net income available to American Equity Investment Life Holding Company common stockholders	$1,876,544	$509,348	$637,945

See accompanying note to condensed financial statements.
See accompanying Report of Independent Registered Public Accounting Firm.

Schedule II—Condensed Financial Information of Registrant (Continued)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)
Condensed Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Operating activities
Net income available to American Equity Investment Life Holding Company stockholders	$1,920,219	$553,023	$671,460
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation and amortization	4,925	1,232	1,138
Accrual of discount on equity security	(7)	(10)	(3)
Equity in undistributed income of subsidiaries	(1,606,158)	(278,421)	(644,423)
Non cash dividend from subsidiaries	—	(80,000)	—
Change in fair value of derivatives	—	—	(62)
Loss on extinguishment of debt	—	—	2,024
Accrual of discount on debenture issued to subsidiary trust	332	309	289
Share-based compensation	6,023	10,235	3,303
Deferred income taxes	45,335	222,714	6,408
Changes in operating assets and liabilities:
Receivable from subsidiaries	(6,085)	(365)	(1,208)
Federal income tax recoverable/payable	(49,902)	(222,569)	(3,879)
Other assets	(16,363)	(5,054)	(320)
Other liabilities	21,687	21,819	7,617
Net cash provided by operating activities	320,006	222,913	42,344

Investing activities
Change in notes receivable from subsidiaries	79,346	(165,000)	—
Repayment of equity securities	—	—	2,445
Contribution to subsidiaries	(137,002)	—	(210,000)
Purchases of property, plant and equipment	(1,432)	(12,642)	(48)
Net cash used in investing activities	(59,088)	(177,642)	(207,603)

Financing activities
Financing fees incurred and deferred	(1,235)	—	—
Repayment of loan payable	(3,750)	—	—
Proceeds from issuance of loan payable	300,000	—	—
Repayment of subordinated debentures	—	—	(81,450)
Proceeds from issuance of common stock	253,978	4,844	338,061
Acquisition of treasury stock	(566,567)	(99,415)	(165,094)
Proceeds from issuance of preferred stock, net	—	—	290,260
Dividends paid on common stock	(30,567)	(31,450)	(28,859)
Dividends paid on preferred stock	(43,675)	(43,675)	(33,515)
Net cash provided by (used in) financing activities	(91,816)	(169,696)	319,403
Increase (decrease) in cash and cash equivalents	169,102	(124,425)	154,144
Cash and cash equivalents at beginning of year	362,245	486,670	332,526
Cash and cash equivalents at end of year	$531,347	$362,245	$486,670

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest on notes and loan payable	$31,288	$25,000	$25,000
Interest on subordinated debentures	5,000	5,000	6,181
See accompanying note to condensed financial statements.
See accompanying Report of Independent Registered Public Accounting Firm.

Schedule II—Condensed Financial Information of Registrant (Continued)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)
Note to Condensed Financial Statements
December 31, 2022

1.     Basis of Presentation
The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of American Equity Investment Life Holding Company (Parent Company).
In the Parent Company financial statements, its investment in and advances to subsidiaries are stated at cost plus equity in undistributed income (losses) of subsidiaries since the date of acquisition and net unrealized gains/losses on the subsidiaries' fixed maturity securities classified as "available for sale" and equity securities.
See Note 11- Notes and Loan Payable and Note 12 - Subordinated Debentures to our audited consolidated financial statements in this document for a description of the Parent Company's notes payable and subordinated debentures payable to subsidiary trusts.

Schedule III—Supplementary Insurance Information

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable
	(Dollars in thousands)
As of December 31, 2022: Life insurance	$2,773,643	$58,781,836	$—	$512,790
As of December 31, 2021: Life insurance	$3,062,204	$62,614,822	$—	$226,844
As of December 31, 2020: Life insurance	$2,225,199	$62,352,882	$—	$240,904

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
For the year ended December 31, 2022: Life insurance	$250,093	$2,307,463	$(1,582,537)	$284,011	$276,955
For the year ended December 31, 2021: Life insurance	$300,833	$2,037,475	$2,139,045	$306,370	$272,787
For the year ended December 31, 2020: Life insurance	$290,609	$2,182,078	$744,389	$649,554	$214,745
See accompanying Report of Independent Registered Public Accounting Firm.

Schedule IV—Reinsurance

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2022
Life insurance in force, at end of year	$44,003	$4,761	$43,607	$82,849	52.63%
Insurance premiums and other considerations:
Annuity product charges	$279,447	$49,093	$—	$230,354	—
Traditional life, accident and health insurance, and life contingent immediate annuity premiums	19,660	91	170	19,739	0.86%
	$299,107	$49,184	$170	$250,093	0.07%
Year ended December 31, 2021
Life insurance in force, at end of year	$48,943	$5,131	$46,119	$89,931	51.28%
Insurance premiums and other considerations:
Annuity product charges	$262,982	$20,351	$—	$242,631	—
Traditional life, accident and health insurance, and life contingent immediate annuity premiums	58,150	117	169	58,202	0.29%
	$321,132	$20,468	$169	$300,833	0.06%
Year ended December 31, 2020
Life insurance in force, at end of year	$52,234	$5,925	$49,577	$95,886	51.70%
Insurance premiums and other considerations:
Annuity product charges	$258,248	$7,021	$—	$251,227	—
Traditional life, accident and health insurance, and life contingent immediate annuity premiums	39,323	139	198	39,382	0.50%
	$297,571	$7,160	$198	$290,609	0.07%

See accompanying Report of Independent Registered Public Accounting Firm.